AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2000

                                                      PRELIMINARY COPY
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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                          SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [X] Filed by a Party other than the Registrant [_] Check the appropriate box:
[X]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                NVEST, L.P.

------------------------------------------------------------------------------
              (Name of Registrant as Specified in its Charter)
------------------------------------------------------------------------------

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies: units of limited partner interest in Nvest, L.P. and units of general partner interest in Nvest, L.P.
      (2)   Aggregate number of securities to which transaction applies:
            (a) 6,382,395 units of limited partner interest of Nvest, L.P.,
            (b) 110,00 units of general partner interest of Nvest, L.P. and
            (c) 7,432,430 units underlying outstanding options to purchase units of limited partner interest of Nvest, L.P.
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon (a) the product of 6,492,395, the sum of units of limited partner and general partner interests in Nvest, L.P., and the merger consideration of $40.00 per unit in cash and (b) the difference between $40.00 per unit and the exercise price per unit of each of the 7,432,430 options outstanding to purchase units of limited partner interest of Nvest, L.P. In accordance with Rule 0-11 under the Securities Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.
      (4)   Proposed maximum aggregate value of transaction: $374,137,166
      (5)   Total fee paid: $74,827.
[_]   Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1) Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

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                                                              PRELIMINARY COPY

                                    [LOGO]

                                  NVEST, L.P.
                              399 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116

                        SPECIAL MEETING OF UNITHOLDERS
                MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

                              September 19, 2000

Dear Nvest, L.P. Unitholder:

      On behalf of the general partner of Nvest, L.P. (also referred to as the "Partnership"), I cordially invite you to attend the special meeting of the unitholders of the Partnership to be held on September 19, 2000 at 2:00 p.m. local time, at 399 Boylston Street, Boston, Massachusetts 02116.

      At the special meeting, we will ask you to vote on proposals to (i) approve the acquisition of the Partnership by CDC Asset Management, through a merger of an indirect subsidiary of CDC Asset Management with and into the Partnership pursuant to the terms of the agreement and plan of merger dated June 16, 2000 and (ii) instruct the Partnership's general partner, Nvest Corporation, how to vote the Partnership's interest in Nvest Companies, L.P. with respect to the acquisition of Nvest Companies, L.P. by CDC Asset Management, through a merger of an indirect subsidiary of CDC Asset Management with and into Nvest Companies, L.P. also pursuant to the terms of the Agreement and Plan of Merger.

      If the mergers are completed you will receive $40.00 cash for each unit of the Partnership you own, subject to a possible downward adjustment (but not below $34.00 per Partnership unit), and the Partnership will become a 100% owned subsidiary of CDC Asset Management. The $40 per unit price represents a premium of 100% over the $20.00 New York Stock Exchange closing price of the Partnership's units on June 15, 2000, the last trading day before we announced the signing of the merger agreement.

      The mergers cannot be completed unless the conditions to closing are satisfied or waived, including the approval of the mergers of the Partnership and Nvest Companies, L.P. by the holders of a majority of the outstanding units of each partnership (not including units held by the general partner of the Partnership and its affiliates), the obtaining of consents from a certain percentage of registered investment company clients and other investment advisory clients of our subsidiaries, and the satisfaction of various regulatory requirements and of certain other conditions that are described in the proxy statement.

      The board of directors of Nvest Corporation carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board has determined that the terms of the merger agreement and the mergers are advisable and fair to and in the best interest of the Partnership and its unitholders. In making this determination, the board of directors considered, among other things, an opinion of our financial advisor Credit Suisse First Boston Corporation to the effect that, as of that date and based upon and subject to the factors and assumptions explained to the board and set forth in the opinion, the cash consideration to be received by you in the merger was fair to you from a financial point of view.

      THE BOARD OF DIRECTORS OF NVEST CORPORATION, BASED ON ITS DETERMINATION THAT THE MERGER AGREEMENT AND THE MERGERS ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTEREST OF THE PARTNERSHIP AND ITS UNITHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE MERGERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PARTNERSHIP MERGER AND THAT YOU INSTRUCT NVEST CORPORATION TO VOTE THE PARTNERSHIP'S INTEREST IN NVEST COMPANIES, L.P. "FOR" THE NVEST COMPANIES, L.P. MERGER.

      The attached notice of special meeting and proxy statement explain the proposed mergers and the merger agreement and provide specific information concerning the special meeting. Please read these materials (including appendices) carefully.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and promptly returning the enclosed proxy card to us at the address set forth in the proxy statement. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

      If you have any questions or need assistance with the voting procedures, please call our investor relations department at (617) 578-3500 or D.F. King & Co., Inc., our proxy solicitors, toll-free at 1-800-755-7250.


                                          /s/ Peter S. Voss
                                          Peter S. Voss
                                          Chairman, President
                                          and Chief Executive Officer
                                          Nvest Corporation

This proxy statement is dated August 3, 2000 and was first mailed to
unitholders on or about [August   ], 2000.




                                NVEST, L.P.
                            399 BOYLSTON STREET
                        BOSTON, MASSACHUSETTS 02116
                                ------------

                  NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                      TO BE HELD ON SEPTEMBER 19, 2000
                                ------------

To the Unitholders of Nvest, L.P. :

      NOTICE IS HEREBY GIVEN that a special meeting of unitholders of Nvest, L.P. will be held on September 19, 2000, at 2:00 p.m. local time at 399 Boylston Street, Boston, Massachusetts 02116, for the purpose of considering and voting upon proposals to: (i) approve the acquisition of Nvest, L.P. by CDC Asset Management pursuant to the terms of an Agreement and Plan of Merger, dated June 16, 2000, by and among Nvest Corporation, Nvest, L.P., Nvest Companies, L.P., CDC Finance, CDC Asset Management, CDCAM North America Corporation, CDCAM Partnership, L.P. and CDCAM Partnership II, L.P.; and (ii) instruct our general partner, Nvest Corporation, how to vote Nvest, L.P.'s interest in Nvest Companies, L.P. with respect to the acquisition of Nvest Companies, L.P. by CDC Asset Management also pursuant to the terms of the Agreement and Plan of Merger.

      Each proposal is described in the attached proxy statement, and a proxy card for voting on the proposals is enclosed.

      The Board of Directors of our general partner, Nvest Corporation, has fixed the close of business on August 9, 2000 as the record date for determining unitholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. A list of unitholders entitled to vote at the special meeting will be available for examination at Nvest, L.P.'s principal offices, during ordinary business hours, from September 9, 2000 until the meeting.

      You should not send any certificates representing Nvest, L.P. ownership with your proxy card.

      Whether or not you attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                    BY ORDER OF THE GENERAL PARTNER,


                                    /s/ Jeffrey D. Plunkett
                                    Jeffrey D. Plunkett
                                    Executive Vice President, General Counsel
                                    and Secretary of Nvest Corporation


Dated:  [August  ], 2000






                             TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................1

SUMMARY......................................................................3
      The Special Meeting....................................................3
      Companies..............................................................4
      The Merger Agreement and the Mergers...................................4
      Our General Partner's Recommendation...................................6
      Material United States Federal Income Tax Consequences.................6
      Opinion of Our Financial Advisor.......................................7
      Interests of Certain Persons in the Transaction........................7

SPECIAL MEETING OF UNITHOLDERS...............................................8
      Purpose................................................................8
      Date, Time and Place...................................................8
      Recommendation of Our General Partner..................................8
      Record Date; Quorum; Units Outstanding Entitled to Vote................8
      Voting Rights..........................................................8
      Solicitation of Proxies; Expenses......................................9
      Voting of Proxies......................................................9
      Revocability of Proxies................................................9
      Support Agreements....................................................10
      Other Matters.........................................................10

PAYMENT OF CASH MERGER CONSIDERATION........................................10

THE TRANSACTION.............................................................11
      Overview..............................................................11
      Parties Involved in the Transactions..................................12
      Calculation of the Unit Price.........................................13
      Treatment of Employee Benefit Awards..................................14
      No Appraisal Rights...................................................14

SPECIAL FACTORS.............................................................15
      Recommendation........................................................15
      Reasons for the Merger................................................15
      Background of the Transaction.........................................16
      Opinion of Our Financial Advisor......................................18
      Interests of Certain Persons in the Transaction.......................24

REGULATORY APPROVALS........................................................27


                                     i


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......................28
      Conversion of Partnership Units into Cash.............................28
      Backup Withholding....................................................28

THE MERGER AGREEMENT........................................................29
      The Mergers...........................................................29
      Representations and Warranties........................................30
      Covenants.............................................................32
      Conditions to Obligations to Effect the Transactions..................37
      Termination of the Merger Agreement...................................39
      Termination Fee.......................................................40
      Amendment and Waiver..................................................40

DIRECTORS AND MANAGEMENT....................................................41
      The Partnership.......................................................41

PRICE RANGE OF UNITS AND DISTRIBUTIONS......................................42

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............................43
      Security Ownership of Certain Beneficial Owners and Management........43
      Principal Holders of Nvest Companies, L.P. Limited Partner Units......45
      Beneficial Owners Entitled to Vote....................................48

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..................50

WHERE YOU CAN FIND MORE INFORMATION.........................................51

APPENDIX A:  AGREEMENT AND PLAN OF MERGER..................................A-1
APPENDIX B:  OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION.............B-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:    WHAT WILL I RECEIVE IN THE PARTNERSHIP MERGER?

A: If the Partnership merger is consummated, you will receive $40 per unit for each unit of limited partner interest in the Partnership you own, without interest, subject to a possible downward adjustment.

Q:    UNDER WHAT CIRCUMSTANCES COULD I RECEIVE LESS THAN $40.00 PER UNIT?

A: You will receive less than $40.00 per unit in the event that annualized investment management fees (without giving effect to market or currency fluctuations) of Nvest Companies, L.P., as of the month-end prior to the closing, in respect of which advisory client consents have been obtained in accordance with the merger agreement, are less than 90% of annualized investment management fees measured as of April 30, 2000. In that event, the amount you receive per unit would be reduced by 1% for each 1% this amount falls below the 90% threshold to 85% and further reduced by 2% for each 1% this amount falls below the 85% threshold, subject to a maximum reduction of 15%. In no event will you receive less than $34.00 per unit if the merger is consummated.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PARTNERSHIP MERGER TO ME?

A: In general, upon conversion of your Partnership units into cash pursuant to the merger, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received, plus your share of Partnership liabilities, if any, and your adjusted tax basis in your Partnership units. Such gain or loss will generally be capital gain or loss, except that you will recognize ordinary income to the extent any cash received is attributable to tax deductions previously allocated to you relating to goodwill and certain other Partnership assets.

Q:    WHAT VOTE OF UNITHOLDERS IS REQUIRED TO CONSUMMATE THE PARTNERSHIP
      MERGER?

A: In order to consummate the Partnership merger, it must be approved by the affirmative vote of the holders of a majority of outstanding Partnership units, not including those Partnership units held by our general partner and its affiliates.

Q:    WHAT IS THE GENERAL PARTNER'S RECOMMENDATION?

A: Our general partner has determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable, fair to you, and in your best interest, and our general partner recommends that you vote "For" the Partnership merger, and instruct our general partner to vote the Partnership's interest in Nvest Companies, L.P. "For" the Nvest Companies, L.P. merger. In making these recommendations our general partner took into account the opinion of Credit Suisse First Boston Corporation stating that, as of June 15, 2000, and based upon and subject to the factors and assumptions set forth in their opinion, the cash consideration to be received by you was fair to you from a financial point of view.

Q: WHAT REGULATORY APPROVALS AND FILINGS AND THIRD-PARTY CONSENTS ARE NEEDED TO COMPLETE THE MERGER?

A: Before we can complete the mergers contemplated by the merger agreement, the parties will be required to:

     o await the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

     o obtain consents in accordance with the merger agreement from investment management clients.

Q:    WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A: We believe that efforts sufficient to satisfy the requisite regulatory and third-party consent requirements can be concluded during the fourth quarter of 2000 and, assuming the mergers are approved by unitholders of the Partnership and Nvest Companies, L.P. and the other closing conditions are satisfied or waived, the mergers will be consummated promptly after obtaining such consents. However, we cannot assure you that such requirements will be satisfied (or waived where permitted by applicable law) or, if satisfied or waived, the date by which they will be satisfied.

Q:    WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will take place at 399 Boylston Street, Boston, Massachusetts 02116, on September 19, 2000 at 2:00 p.m. local time.
      Q: WHAT DO I NEED TO DO NOW?

A: You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your Partnership units may be represented at the special meeting, even if you plan to attend the special meeting in person. Unless contrary instructions are indicated on your proxy, all of your Partnership units represented by valid proxies will be voted FOR the approval of the Partnership merger and will instruct our general partner to vote the Partnership's interest in Nvest Companies, L.P. FOR the Nvest Companies, L.P. merger.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies of this proxy statement or if you have questions about the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including how to complete and return your proxy card, or you would like more information about the Partnership, you should call our investor relations department at (617) 578-3500 or D.F. King & Co. Inc., toll-free at 1-800-755- 7250.

                                  SUMMARY

      This summary, together with the preceding Questions and Answer section, highlights selected information in this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully this entire proxy statement and the documents to which we refer you in this proxy statement to understand fully the transactions contemplated by the merger agreement and for a more complete description of their legal terms. See "Where You Can Find More Information" on page 51 for details of how you can obtain more information about the transactions contemplated by the merger agreement. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this proxy statement.

THE SPECIAL MEETING

Purpose of the Special Meeting (page 8)

      At the special meeting, you and our other unitholders will (i) consider and vote on the proposal to approve the acquisition of the Partnership by CDC Asset Management through the merger of an indirect subsidiary of CDC Asset Management into the Partnership pursuant to the terms of the merger agreement and (ii) vote to instruct our general partner, Nvest Corporation, how to vote the Partnership's interest in Nvest Companies, L.P. with respect to the acquisition of Nvest Companies, L.P. by CDC Asset Management through the merger of an indirect subsidiary of CDC Asset Management into Nvest Companies, L.P. pursuant to the terms of the merger agreement.

Date, Time and Place (page 8)

      The special meeting of the unitholders of the Partnership will be held at 2:00 p.m. local time on September 19, 2000, at the offices of Nvest Companies, L.P. at 399 Boylston Street, Boston, Massachusetts 02116.

Record Date (page 8)

      We have fixed the close of business on August 9, 2000, as the record date for the determination of Partnership unitholders entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. Each Partnership unitholder of record as of the record date will be entitled to one vote for each Partnership unit then owned. As of the record date, there were [_] Partnership units outstanding and entitled to vote at the special meeting.

Vote Required (page 8)

      In order to consummate the Partnership merger, the affirmative vote of the holders of a majority of the Partnership units outstanding on the record date (other than units held by our general partner and its affiliates) is required to approve the Partnership merger. Under our limited partnership agreement, our general partner and its affiliates, which beneficially own approximately 7% of the outstanding units of the Partnership and approximately 48% of the outstanding units of Nvest Companies, L.P., will not vote on the mergers. In addition, the unitholders of the Partnership will vote to instruct our general partner how to vote the Partnership's interest in Nvest Companies, L.P. with respect to its acquisition by CDC Asset Management. Properly signed and dated proxies that do not include voting instructions will be voted FOR the Partnership merger and will be treated as instructing our general partner to vote the Partnership's interest in Nvest Companies, L.P. FOR the Nvest Companies, L.P. merger. However, properly signed and dated proxies marked "ABSTAIN" will have the same effect as votes against the Partnership merger and as votes instructing our general partner to vote against the Nvest Companies, L.P. merger.

      Our general partner will vote the Partnership's interest in Nvest Companies, L.P. in accordance with the voting instructions received from the Partnership's unitholders.

COMPANIES

The Partnership and Nvest Companies, L.P.

      The Partnership is a publicly traded Delaware limited partnership owned, as of June 30, 2000, approximately 7% by its general partner Nvest Corporation and affiliates of its general partner, and approximately 93% by its public limited partners. The Partnership's primary source of income is its proportionate share of the net income of Nvest Companies, L.P. As of June 30, 2000, the Partnership held approximately 6,492,395 general partner units of Nvest Companies, L.P. representing an approximate 15% interest in Nvest Companies, L.P. Nvest Corporation and other private holders hold the remaining interests in Nvest Companies, L.P.

Nvest Companies, L.P., formed as a Delaware limited partnership, is a major investment manager that offers a broad array of investment management products and styles across a wide range of asset categories to institutions, mutual funds and private clients. The business of Nvest Companies, L.P. is conducted through affiliated investment management and distribution and consulting firms, all but one of which are majority-owned by Nvest Companies, L.P.

The principal executive offices of the Partnership and Nvest Companies, L.P. are located at 399 Boylston Street, Boston, Massachusetts, 02116 and the telephone number of each is (617) 578-3500.

THE MERGER AGREEMENT AND THE MERGERS

      The merger agreement is attached to this proxy statement as Appendix
A. Please read the merger agreement carefully and in its entirety. It is the legal document that governs the mergers.

The Transactions (page 11)

      The Agreement and Plan of Merger, dated as of June 16, 2000, by and among Nvest Corporation, Nvest, L.P., Nvest Companies, L.P., CDC Finance, CDC Asset Management, CDCAM North America Corporation, CDCAM Partnership, L.P. and CDCAM Partnership II, L.P. provides for the acquisition of the Partnership by CDC Asset Management through a merger of CDCAM Partnership, L.P. with and into the Partnership. As a result of the merger, the Partnership will become an indirect wholly- owned subsidiary of CDC Asset Management and your ownership interest in the Partnership will be terminated.

      Immediately following the Partnership merger, CDC Asset Management will acquire all of the remaining equity interests in Nvest Companies, L.P. through a merger of CDCAM Partnership II, L.P. into Nvest Companies, L.P.

      As a result of the two mergers, CDC Asset Management will own 100% of the issued and outstanding partnership interests of Nvest Companies, L.P.

What You Will Receive as a Result of the Partnership Merger (page 15)

      In the Partnership merger, all of the issued and outstanding units of limited and general partner interest in the Partnership will be converted into the right to receive cash in an amount equal to $40.00 per unit, without interest, subject to a possible downward adjustment

(but not below $34.00). The Partnership merger price represents a premium of 100% over the $20.00 per unit closing price of the Partnership units on June 15, 2000, the last trading day before we announced the signing of the merger agreement. See "The Transaction" for a more detailed discussion of the proposed transactions.

Conditions to the Mergers (page 37-39)

      The completion of the transactions contemplated by the merger agreement (also referred as the closing) depends on the satisfaction of a number of customary conditions, including the accuracy of representations and warranties, compliance with pre-closing covenants, absence of injunctions or similar legal impediments that prevent the closing, receipt of material third party consents, compliance with certain regulatory requirements and receipt of necessary government and regulatory approvals and consents. Particularly noteworthy conditions to the obligations of all parties to complete the mergers include:

o the expiration or termination of the waiting period under the Hart-Scott- Rodino Act;

o     approval by the Partnership unitholders of the Partnership merger;
      and

o approval by the Nvest Companies, L.P. unitholders of the Nvest Companies, L.P. merger.

In addition, the obligation of CDC Asset Management and CDCAM North America Corporation to complete the mergers are subject to certain additional conditions, including the following:

o Nvest Companies, L.P.'s annualized investment management fees (also referred to as the revenue run-rate), calculated as of the calendar month-end prior to the closing, have not declined, other than due to market or currency movements, to less than 80% of the April 30, 2000 level; and

o a sufficient number of key employees of Nvest Companies, L.P. and its subsidiaries designated in the merger agreement have entered into employment agreements with Nvest Companies, L.P. or its affiliates and the employment agreements entered into simultaneously with the merger agreement (but effective as of the closing) are in full force and effect (other than due to the death or disability of the employee party).

The obligations of CDC Asset Management and CDCAM North America Corporation to complete the merger are not subject to a financing condition or any additional corporate proceedings by either of them, such as the approval of their shareholders.

Termination of the Merger Agreement (page 39-40)

      The merger agreement may be terminated, whether before or after receipt of unitholder approvals, by consent of the parties and for certain failures of representations, warranties or covenants. It may also be terminated:

o by our general partner or CDC Asset Management if the transactions contemplated by the merger agreement have not been consummated by December 31, 2000;

o by our general partner or CDC Asset Management if our unitholders fail to approve the Partnership merger or if unitholders of Nvest Companies, L.P.

      fail to approve the merger of that partnership;

o by our general partner or CDC Asset Management if any order permanently restraining, enjoining or otherwise prohibiting the merger becomes final and non-appealable;

o by CDC Asset Management, if our general partner fails to recommend, withdraws or adversely modifies its approval or recommendation of the merger agreement; or

o by our general partner, if it enters an agreement involving a competing acquisition transaction after it determines in good faith that such action is required to comply with its fiduciary duties.

Termination Fee (page 40)

      Nvest Companies, L.P. will be required to pay CDC Asset Management a termination fee of $66.5 million if either:

o the merger agreement is terminated by our general partner in connection with entering into an agreement involving a competing acquisition proposal; or

o the merger agreement is terminated by CDC Asset Management following the withdrawal or adverse modification by our general partner of its approval or recommendation of the mergers to the Partnership unitholders or the failure of either the Partnership or Nvest Companies, L.P. unitholders to approve its merger, and, in either case, within 12 months after such termination, Nvest Corporation, the Partnership or Nvest Companies, L.P. subsequently enters into a binding agreement for a transaction implementing another acquisition proposal or consummates an acquisition proposal.

No Appraisal Rights (page 14)

      Holders of the Partnership units are not entitled to dissenting unitholders' appraisal rights or other similar rights under Delaware law or the Partnership's partnership agreement.

OUR GENERAL PARTNER'S RECOMMENDATION

      Nvest Corporation, our general partner, taking into account, among other things, the opinion of Credit Suisse First Boston Corporation, has determined that the terms of the mergers contemplated by the merger agreement are advisable and fair to, and in the best interests of, the unitholders of the Partnership and Nvest Companies, L.P. It therefore recommends that you vote FOR the approval of the Partnership merger and that you instruct our general partner to vote the Partnership's interest in Nvest Companies, L.P. FOR the Nvest Companies, L.P. merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES (page 28-29)

      In general, upon the conversion of your Partnership units into cash pursuant to the merger, you will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash you receive, plus your share of the Partnership's liabilities, if any, and your adjusted tax basis in your Partnership units. The gain or loss will generally be capital gain or loss, except that you will recognize ordinary income to the extent any cash received is attributable to (i) previously allocated amortization deductions relating to goodwill of the Partnership that is eligible for amortization pursuant to Section 197 of the Internal Revenue Code of 1986, as amended, and (ii) other unrealized receivables and inventory of the Partnership within the meaning of Section 751 of the Internal Revenue Code of 1986, as amended (which amount attributable to such other unrealized receivables and inventory is not expected to be material to you). Each Partnership unitholder is urged to consult his, her or its tax advisor with respect to the tax consequences of the mergers, including the effects of applicable state, local, foreign or other tax laws.

OPINION OF OUR FINANCIAL ADVISOR (page 18-24)

      Credit Suisse First Boston Corporation delivered an opinion on June 15, 2000 to the board of directors of our general partner that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion and reviewed with the board, the consideration to be received by you in the transactions contemplated by the merger agreement was fair from a financial point of view to you. The opinion of Credit Suisse First Boston Corporation is dated June 15, 2000, and opines as to the fairness as of that date only. Credit Suisse First Boston Corporation is not obligated to update its opinion. Events could occur prior to the date of the special meeting which could result in a different valuation or conclusion if the opinion was reissued on that date. In the event that there are material changes to the terms of the proposed transactions or other material changes or conditions affecting the Partnership or its business, our general partner will consider the advisability of requesting an updated fairness opinion at that time. As of the date of this proxy statement, the general partner does not believe any such material changes have occurred.

      Credit Suisse First Boston Corporation will receive $10 million in exchange for its services if the transactions are completed. The full text of the written opinion of Credit Suisse First Boston Corporation, which sets forth a description of assumptions made, matters considered and limitations on its review, is attached as Appendix B to this proxy statement. You are urged to read this opinion carefully in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION (page 24-27)

      In considering the recommendation of our general partner with respect to the mergers contemplated by the merger agreement, you should be aware that certain executive officers and members of the board of directors of our general partner, who are also officers of Nvest Companies, L.P. or its affiliates, have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of unitholders of the Partnership generally.

      The board of directors of our general partner was aware of these interests and considered them, among other matters, in making its recommendation. See "Special Factors-- Interests of Certain Persons in the Transaction" for a more detailed discussion of these different interests.

                        SPECIAL MEETING OF UNITHOLDERS

PURPOSE

      At the special meeting you will be asked to consider and vote on proposals to (i) approve the acquisition of the Partnership by CDC Asset Management through the merger of an indirect subsidiary of CDC Asset Management into the Partnership pursuant to the terms of the merger agreement and (ii) vote to instruct our general partner, Nvest Corporation, how to vote the Partnership's interest in Nvest Companies, L.P. with respect to the acquisition of Nvest Companies, L.P. by CDC Asset Management through a merger of another indirect subsidiary of CDC Asset Management into Nvest Companies, L.P. pursuant to the terms of the merger agreement. It is expected that a vote of the Nvest Companies, L.P. unitholders to consider and vote on a proposal to approve the Nvest Companies, L.P. merger will occur shortly following the special meeting.

DATE, TIME AND PLACE

      We are furnishing this proxy statement to you in connection with the solicitation of proxies by our general partner for use at a special meeting of our unitholders to be held on September 19, 2000, at 2:00 p.m. local time, at the offices of Nvest Companies, L.P. at 399 Boylston Street, Boston, Massachusetts 02116, or any adjournments thereof. This proxy statement, the notice of special meeting and the enclosed proxy card are being mailed to you and our other unitholders on or about [August ], 2000.

RECOMMENDATION OF OUR GENERAL PARTNER

      Nvest Corporation, our general partner, has approved the merger agreement and the mergers contemplated by the merger agreement and recommends that you vote "FOR" approval of the Partnership merger pursuant to the terms of the merger agreement and vote to instruct our general partner to vote the Partnership's interest in Nvest Companies, L.P. "FOR" the Nvest Companies, L.P. merger pursuant to the terms of the merger agreement. See "Special Factors--Recommendation; --Reasons for the Merger."

RECORD DATE; QUORUM; UNITS OUTSTANDING ENTITLED TO VOTE

      Our unitholders as of the close of business on the record date of August 9, 2000 are entitled to receive notice of, and to vote at, the special meeting. The presence, in person or by proxy, of unitholders of a majority of the outstanding Partnership units entitled to vote is required to constitute a quorum for the transaction of business. At the close of business on June 30, 2000 there were 6,492,395 Partnership units issued and outstanding. As of the record date, there were [_] Partnership units outstanding and entitled to vote at the special meeting. A list of record Partnership unitholders will be available for examination at our principal offices from September 9, 2000 until the special meeting.

VOTING RIGHTS

      You are entitled to one vote for each Partnership unit that you hold as of the close of business on the record date. The affirmative vote of the holders of Partnership units outstanding on the record date (other than those held by our general partner and its affiliates) is required to approve the Partnership merger. Under the Partnership's limited partnership agreement, Nvest Corporation and its affiliates are not entitled to vote their Partnership units at the special meeting. As of the record date, our general partner and its affiliates owned 457,900 units, representing less than 8% of the outstanding units. In determining whether approval of the Partnership merger has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the Partnership merger.

SOLICITATION OF PROXIES; EXPENSES

      Our general partner makes this solicitation on our behalf. The Partnership and CDC Asset Management will pay the costs of the solicitation. Further solicitation may be made by our officers and employees and our affiliates by telephone, telecopy or personal interview, but they will not receive additional compensation for these solicitation activities. Upon request, the Partnership will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable and documented expenses incurred by them in sending proxy materials to you and our other unitholders. We have retained D.F. King & Co. Inc. to coordinate the solicitation of proxies for a fee of $7,500, plus reasonable out-of-pocket expenses.

VOTING OF PROXIES

      You may vote by completing, dating and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible. If the proxy is properly executed and returned and not revoked, your Partnership units will be voted as specified in the proxy. Each Partnership unit that you own on the record date entitles you to one vote. To be voted, the proxy must be received by our Secretary prior to voting. Our transfer agent will administer an automated system to tabulate votes cast at the special meeting.

      If you properly execute and date your proxy, but do not include voting instructions, your Partnership units will be voted "FOR" approval of the Partnership merger and to instruct our general partner to vote the Partnership's interest in Nvest Companies, L.P. "FOR" the Nvest Companies, L.P. merger. If you properly execute and date your proxy and mark "ABSTAIN" your units will be counted for the purposes of determining whether there is a quorum but will have the same effect as a vote against approval of the Partnership merger and as instructing our general partner to vote the Partnership's interest in Nvest Companies, L.P. against the Nvest Companies, L.P. merger. If your Partnership units are held by your broker, your broker will vote your units for you only if you provide instructions to your broker on how to vote your units. Broker non-votes will have the same effect as votes against approval of the Partnership merger and as instructing our general partner to vote the Partnership's interest in Nvest Companies, L.P. against the Nvest Companies, L.P. merger.

REVOCABILITY OF PROXIES

      You may revoke any proxy given pursuant to this solicitation at any time before its use by:

      o     delivering to us a written notice of revocation;

      o delivering to us a duly executed proxy bearing a later date with voting instructions; or

      o     attending the special meeting and voting in person.

SUPPORT AGREEMENTS

      Ten persons holding units of Nvest Companies, L.P. (including 2 persons holding units of the Partnership) and certain of their affiliates who are entitled to vote on and approve of the Partnership merger and/or the Nvest Companies, L.P. merger, as the case may be, have entered into support agreements with CDC Asset Management pursuant to which they have agreed to vote for the approval of the Partnership merger and the Nvest Companies, L.P. merger. These unitholders hold approximately 2% of the units entitled to vote on the merger of the Partnership approximately 46% of the units entitled to vote on the merger of Nvest Companies, L.P.

OTHER MATTERS

      Except for the vote on the mergers, and upon appropriate motion, an adjournment of the special meeting, no other matters may come before the special meeting.

      Your vote is important. Please vote by returning your marked proxy card so your Partnership units can be represented at the meeting, even if you plan to attend the meeting in person.

      You should not send any certificates representing Partnership units with your proxy card. If we complete the merger, the procedure for the surrender of certificates representing Partnership units in exchange for the merger consideration will be as described on page 10 of this proxy statement.


                    PAYMENT OF CASH MERGER CONSIDERATION

      The Partnership merger will become effective at the time and on the date specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware, and the Nvest Companies, L.P. merger will become effective immediately thereafter as specified in a separate certificate of merger. We expect such filings and effective times to occur as soon as practicable after the special meeting, subject to approval of the mergers and the other transactions contemplated by the merger agreement by the Partnership and Nvest Companies, L.P. and the satisfaction or waiver of the other conditions to completing the transactions provided in the merger agreement.

      We currently expect to complete the Partnership merger, which is subject to obtaining requisite approvals and to other conditions, during the fourth quarter of 2000 although there can be no assurance of the date by which the merger will be completed. See "The Transaction" and "The Merger Agreement--Conditions to Obligations to Effect the Transactions." Detailed instructions with respect to the surrender of your unit certificates, together with a letter of transmittal, will be forwarded to you by the paying agent appointed by CDC Asset Management and approved by us, promptly following the effective time. You should not submit your unit certificates to the paying agent until you receive these materials. The paying agent will send payment of the merger consideration to you as promptly as practicable following determination of the merger consideration and receipt by the paying agent of your certificates and other required documents. No interest will be paid on the merger consideration.

      You should not send in your Partnership unit certificates until you receive a letter of transmittal. You should send them only pursuant to instructions set forth in the letter of transmittal.

      We strongly recommend that certificates for Partnership units and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured for the risk of loss. Title to the certificates will pass only upon delivery of the certificates to the paying agent. Holders of Partnership units whose certificates are lost will be required to make an affidavit identifying such certificate or certificates as lost, stolen or destroyed and, if required by us, to post a bond in such amount as we may reasonably require to indemnify against any claim that may be made against us with respect to such certificate.

                               THE TRANSACTION

OVERVIEW

      The Partnership Merger. CDC Asset Management will acquire the Partnership through the merger of CDCAM Partnership, L.P., its indirect subsidiary, into the Partnership, with the Partnership as the surviving entity in the merger. As a result of the merger, each of the units of limited partner interest in the Partnership will be converted into the right to receive the unit price, which will be an amount in cash equal to $40.00, without interest, subject to a possible downward adjustment (but not below $34.00 per unit). In addition, each of the units of general partner interest in the Partnership will be converted into the right to receive the unit price. As of the record date, our general partner, Nvest Corporation, and its affiliates held 347,900 limited partner units and 110,000 general partner units in the Partnership.

      As a result of the Partnership merger, your interest in the Partnership will end, and you therefore will not participate in our future earnings and growth. Instead, you will have the right to receive the unit price for each Partnership unit you hold. In addition, the Partnership units will no longer be traded on the New York Stock Exchange, price quotations of the Partnership units will no longer be available and the registration of the Partnership units under the Securities Exchange Act of 1934 will be terminated. As a further result of the Partnership merger, CDC Asset Management will indirectly own all of the partnership interests in the Partnership after the merger.

      As a result of the Partnership merger, the limited partner interest in CDCAM Partnership, L.P. issued and outstanding immediately prior to the merger will be converted into and become exchangeable for the limited partner interest in Nvest, L.P., and the general partner interest in CDCAM Partnership, L.P. issued and outstanding immediately prior to the merger will be converted into the general partner interest in the Partnership. A certificate of merger will be filed with the Secretary of State of the State of Delaware specifying the effective date and time of the Partnership merger.

      Nvest Companies, L.P. Merger. Immediately following the Partnership merger, CDCAM Partnership II, L.P., another indirect subsidiary of CDC Asset Management, will acquire all of the remaining limited partner interests in Nvest Companies, L.P. through a merger of CDCAM Partnership II, L.P. into Nvest Companies, L.P., with Nvest Companies, L.P. surviving. As a result of the merger, each unit of limited partner interest in the Nvest Companies, L.P. will be converted into the right to receive the same unit price as paid to the Partnership limited partner unitholders, as will each unit of general partner interest in Nvest Companies, L.P. As of June 30, 2000, Nvest Companies, L.P. had outstanding 44,593,399 units in the aggregate, including 38,100,904 limited partner units, 100 general partner units held by Nvest Corporation and 6,492,395 general partner units held by the Partnership.

      As a result of the Nvest Companies, L.P. merger, each unitholder's interest in Nvest Companies, L.P. will end, and therefore the unitholder will not participate in Nvest Companies, L.P.'s future earnings and growth. Instead, each Nvest Companies, L.P. unitholder will have the right to receive the unit price for each Nvest Companies, L.P. unit it holds. As a further result of the Nvest Companies, L.P. merger, CDC Asset Management will indirectly own all of the partnership interests in Nvest Companies, L.P.

      As a result of Nvest Companies, L.P. merger, the limited partner interest in CDCAM Partnership II, L.P. issued and outstanding immediately prior to the merger will be converted into and become exchangeable for the limited partner interest in Nvest Companies, L.P., and the general partner interest in CDCAM Partnership II, L.P. issued and outstanding immediately prior to the merger will be converted into the general partner interest in Nvest Companies, L.P. A certificate of merger will be filed with the Secretary of State of the State of Delaware specifying the effective date and time of the Nvest Companies, L.P. merger.

      The mergers will occur once all conditions in the merger agreement have been met or waived, including the approval of the Partnership merger by the holders of a majority of the Partnership units, other than those held by Nvest Corporation and its affiliates, which is the subject of this proxy statement. See "The Merger Agreement--Conditions to Obligations to Effect the Transaction" for a description of the conditions.

PARTIES INVOLVED IN THE TRANSACTIONS

      The transactions contemplated by the merger agreement are complex and involve multiple parties. In order to facilitate your understanding of the transactions, the following is a list of parties to the transaction. The parties will be referred to throughout this proxy statement by the terms ascribed to them below:

      CDC PARTIES

      CDC Finance is a French legal entity.

      CDC Asset Management, a French legal entity, is the direct corporate parent of CDCAM. CDC Asset Management is a leading French institutional money management company. It is the investment management arm and an indirect subsidiary of France's Caisse de depots et consignations (also referred to as "CDC"). Founded in 1816, the Paris-based CDC is a major diversified financial institution with a strong global presence in the banking, insurance, investment banking, asset management and global custody industries. CDC Asset Management is owned 60% by CDC Finance, 20% by Caisse Nationale des Caisses d'Epargne (also referred to as "CNCE") and 20% by CNP Assurances. CDC owns 100% of CDC Finance, 35% of CNCE and 40% of CNP Assurances.

      CDCAM refers to CDCAM North America Corporation, a corporation organized under the laws of Delaware, which is a direct and wholly-owned subsidiary of CDC Asset Management. CDCAM Partnership, L.P., also referred to as "Merger Sub," is a Delaware corporation and a wholly-owned subsidiary of CDCAM upon its formation. CDCAM Partnership II, L.P., also referred to as "Merger Sub II," is a Delaware corporation and a wholly-owned subsidiary of CDCAM upon its formation.

      NVEST RELATED PARTIES

      Nvest Corporation, a corporation organized under the laws of Massachusetts, is the sole general partner of Nvest L.P. and the managing general partner of Nvest Companies, L.P. Nvest Corporation is an indirect wholly-owned subsidiary of Metropolitan Life Insurance Company, also referred to as "MetLife". MetLife owns, directly or indirectly, approximately 7% of the units of the Partnership and approximately 48% of the units of Nvest Companies, L.P., but as an affiliate of Nvest Corporation, MetLife is not entitled to vote at the special meeting. As a result of the transactions contemplated by the merger agreement, Nvest Corporation will cease to have any interest in the Partnership or Nvest Companies, L.P.

      Nvest, L.P., also referred to as the "Partnership," is a limited partnership formed under the laws of Delaware and is the advising general partner of Nvest Companies, L.P. Nvest, L.P.'s units currently are traded on the New York Stock Exchange under the symbol NEW.

      Nvest Companies, L.P., a limited partnership formed under the laws of Delaware, is a major investment manager that offers a broad array of investment management products and styles across a wide range of asset categories to institutions, mutual funds and private clients. The business of Nvest Companies, L.P. is conducted through affiliated investment management and distribution and consulting firms, all but one of which are majority-owned by Nvest Companies, L.P. The Partnership is the advising general partner of Nvest Companies, L.P. and owns 15% of the outstanding units of Nvest Companies, L.P. Nvest Corporation is the managing general partner of Nvest Companies, L.P. As a result of the transactions contemplated by the merger agreement, neither the Partnership nor Nvest Corporation will retain any general partner interest in Nvest Companies, L.P.

      PRINCIPAL OFFICES

      The main place of business of CDC Asset Management is 7 Place des Cinq Martyrs du Lycee Buffon, 75015 Paris, France and its telephone number from the United States of America is 011-33-1-42- 79-55-00.

      The principal executive offices of the Partnership, Nvest Companies, L.P. and Nvest Corporation, are located at 399 Boylston Street, Boston, Massachusetts, 02116. The phone number is (617) 578-3500. The principal executive offices of MetLife are located at 1 Madison Avenue, New York, New York, 10010. The phone number is (212) 578-2211.

CALCULATION OF THE UNIT PRICE

      If the transactions contemplated by the merger agreement are consummated, all of our Partnership units will be exchanged by way of merger for the right to receive $40.00 per unit in cash, without interest, subject to a downward adjustment (but not below $34.00 per unit). The unit price will be adjusted downward if Nvest Companies, L.P.'s revenue run-rate, calculated as of the calendar month-end immediately prior to the closing, is less than 90% of the revenue run-rate on April 30, 2000. In that event, the unit price will be reduced by 1% for each 1% this amount falls below the 90% threshold to 85% and will be reduced by 2% for each 1% this amount falls below the 85% threshold, subject to a maximum reduction of 15%. In no event will you receive less than $34.00 per unit if the merger is approved and consummated. As a result, the unit price can range between $40 and $34. For example:

           Revenue
          Run-Rate        Unit Price      % Reduction
       ---------------  --------------- ----------------
       90% or more      $  40.00              0%
       85%                 38.00              5%
       80% or less         34.00             15%

      The "revenue run-rate" of Nvest Companies, L.P. is calculated based on the aggregate annualized investment advisory, investment management and subadvisory fees for all investment management accounts (subject to certain exceptions) managed by Nvest Companies, L.P. and its subsidiaries, and is calculated to exclude the impact of market or currency fluctuation. The revenue run-rate is determined by multiplying the "adjusted assets under management" for each such account by the applicable fee rate for such account at such date (excluding performance-based fees). Adjusted assets under management for an account as of a particular date means the amount of assets under management by Nvest Companies, L.P. and its subsidiaries at such date, as adjusted to reflect net cash flows (additions, withdrawals and reinvestments), new accounts and terminated accounts, but excluding the impact of market appreciation or depreciation or currency fluctuations, from or after April 30, 2000. For these purposes, assets are treated as withdrawn if, in the case of registered investment company clients, the board of directors and shareholders of that entity do not approve a new investment advisory agreement to become effective on or immediately after the closing or if, in the case of other investment advisory clients, such clients fail to consent to the assignment of their investment advisory agreement in accordance with the terms of the merger agreement.

TREATMENT OF EMPLOYEE BENEFIT AWARDS

      In connection with the closing, all outstanding unit options and restricted unit awards under the Restricted Unit Plan, 1993 Equity Incentive Plan, 1997 Equity Incentive Plan and 2000 Equity Incentive Plan of the Partnership and Nvest Companies L.P. (also referred to as the "partnership equity plans"), whether or not then vested or exercisable or free of restrictions, will be cancelled and will thereafter represent the right to receive (i) in the case of unit options, a cash payment equal to the excess of the unit price over the exercise price per unit of such unit option, multiplied by the number of units subject to such unit option and
(ii) in the case of restricted unit awards, a cash payment equal to the unit price multiplied by the number of units underlying such restricted unit awards. Based on the number of outstanding unit options as of June 30, 2000, and assuming a unit price of $40.00, it is expected that an aggregate of approximately $114 million will be paid in settlement of all outstanding unit options following the closing and an aggregate of approximately $3.4 million will be paid in settlement of the outstanding restricted unit awards. For additional discussion of the partnership equity plans, see "Special Factors-- Interests of Certain Persons in the Transaction--Unit Option Awards."

NO APPRAISAL RIGHTS

      Holders of the Partnership units are not entitled to dissenting unitholders' appraisal rights or other similar rights under Delaware law or the Partnership's partnership agreement.

                                SPECIAL FACTORS

RECOMMENDATION

      Our general partner, Nvest Corporation, and its board of directors believe that the Partnership merger and the terms of the merger agreement are fair and in the best interests of the Partnership and our unaffiliated unitholders. Accordingly, our general partner's board of directors approved the merger agreement, the Partnership merger and the merger of Nvest Companies, L.P., and our general partner recommends approval of both the Partnership merger and the Nvest Companies, L.P. merger pursuant to the terms of the merger agreement.

REASONS FOR THE MERGER

      In its determination to approve and recommend the mergers, and in reaching its determination that the merger agreement and the mergers are advisable and are fair to and in the best interest of the Partnership and our unitholders, our general partner and its board of directors considered the following factors:

      o the fact that the merger consideration on a per unit basis represented a significant premium over recently prevailing market prices for our units;

      o our general partner's view, based on its knowledge and beliefs of the current and prospective environment in which we operate, regarding the globalization of the securities markets, the increasing consolidation of financial services companies resulting in large and powerful global players, the opportunities presented by financial changes in Europe and the advantages of becoming a global financial services company with significant overseas markets, particularly in Europe;

      o the strategic options available to us and the assessment of the board of directors of our general partner that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for our unitholders, than the prospects presented by the mergers with CDC Asset Management;

      o the opinion of Credit Suisse First Boston Corporation given to the board of directors of our general partner on June 15, 2000, that as of that date and on the basis of and subject to the matters reviewed with the board, the merger consideration was fair from a financial point of view to our unitholders;

      o structural and tax impediments to certain alternative transactions due to our organization as a partnership;

      o the terms of the mergers and the merger agreement as negotiated, including:

            (1) the $40 per unit cash merger consideration, subject to a possible downward adjustment (but not below $34.00);

            (2) the permissibility of distributing 80% of the operating cash flow of Nvest Companies, L.P. with respect to the period beginning January 1, 2000 and ending on the date of the closing;

            (3) the ability to terminate the merger agreement under certain circumstances; and

            (4) the payment of a termination fee to CDC Asset Management in the event the transactions are not consummated under certain circumstances.

      o the likelihood of the Partnership merger being approved by requisite regulatory authorities; and

      o the interests of certain directors and executive officers that are different from, or in addition to, the interests of our unitholders generally as described under "Special Factors-Interests of Certain Persons in the Transaction".

      The above discussion concerning the information and factors considered by the board of directors of our general partner is not intended to be exhaustive, but includes all of the material factors considered by the board in making its determination. In view of the wide variety of factors considered in connection with our evaluation of the merger agreement, our general partner did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors. Rather, our general partner viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

BACKGROUND OF THE TRANSACTION

      As an ongoing part of its growth strategy, Nvest Companies, L.P. has from time to time engaged in discussions with representatives of European asset management companies regarding possible strategic transactions, including joint ventures or possible acquisitions of such firms by Nvest Companies, L.P. During a trip to Europe in the fall of 1999 for the purpose of identifying and conducting initial fact finding regarding potential business combinations and partnerships, Mr. Peter S. Voss, Chairman, President and CEO of Nvest Corporation, and Mr. Shaun R. Levesque, President of Nvest Associates, Inc. (the institutional marketing subsidiary of Nvest Companies, L.P.), met with Mr. Gerard Barbot, Chairman of the Supervisory Board of CDC Asset Management, and Mr. Daniel Roy, Chairman of the Executive Board of CDC Asset Management. During the course of this meeting, Mr. Voss and Mr. Levesque conveyed to Mr. Barbot and Mr. Roy the interest that Nvest Companies, L.P. had in identifying a compatible European partner that could provide Nvest Companies, L.P. increased access to the European market.

      As a result of this meeting, Mr. Voss and Mr. Levesque decided to stay in touch with CDC Asset Management, which they regarded as a serious candidate for joint venture discussions in the future. During the fall of 1999, management of Nvest Companies, L.P. from time to time informed CDC Asset Management about Nvest Companies L.P.'s investment management business and related information and updated CDC Asset Management about the business activities of Nvest Companies, L.P.

      During the first quarter of 2000, Mr. Levesque and Mr. Voss continued to communicate with Mr. Roy about the marketplace, the consolidation of the asset management industry and their suggestions for alternatives for possible cooperation between CDC Asset Management and Nvest Companies, L.P. Mr. Voss had several general conversations with Mr. Roy about business strategy, product development, trends in Europe, U.S. products specifically relating to Nvest Companies, L.P. and the potential interest of Nvest Companies, L.P. for another equity partner, but Mr. Roy declined to discuss a possible cooperative venture at that time.

      In late spring of 2000, Mr. Voss, while in business in Europe, met with Mr. Roy and another member of management of CDC Asset Management and discussed CDC Asset Management's goals and strategies and the goals and strategies of Nvest Companies, L.P. During the discussions, mention of a possible equity investment by CDC Asset Management in Nvest Companies, L.P. was made. Mr. Voss conveyed his belief that the then current market price was not reflective of the value of the Nvest Companies, L.P. franchise, but a strong partner in Europe could be a positive step in enhancing long-term growth.

      In late April 2000, Mr. Voss and Ms. Sherry Umberfield, Executive
Vice President for Corporate Development at Nvest Companies, L.P., met with Mr. Roy at the New York offices of Donaldson, Lufkin & Jenrette to discuss a possible business combination involving CDC Asset Management and Nvest Companies, L.P., including a possible acquisition by CDC Asset Management of a partnership interest in Nvest Companies, L.P. Subsequent to the New York meeting, Mr. Voss had telephone conversations with Mr. Gary A. Beller,
Senior Executive Vice-President and General Counsel of MetLife, and with members of the board of directors of Nvest Corporation, to keep them apprised of his discussions with CDC Asset Management.

      During the last week of April and the first week of May, Mr. Voss held a number of telephone conversations with the senior management of CDC Asset Management regarding the possible terms and structure of the transaction. During this period, Mr. Roy and Mr. Voss also met in New York City at the offices of Donaldson, Lufkin & Jenrette, along with certain key members of their respective senior managements, to discuss a possible business combination. Another meeting was then held at the offices of MetLife, attended by Mr. Beller, Terence Lennon, Executive Vice-President of MetLife, and Jeffrey J. Hodgman, Executive Vice-President of MetLife, to discuss CDC Asset Management's interest in an equity investment in Nvest Companies, L.P. (including the possibility of a complete acquisition of Nvest Companies, L.P.) and the strategic rationale and the logic for such an investment. During this period, Mr. Voss also continued to inform members of the board of directors of Nvest Corporation of CDC Asset Management's interest in Nvest Companies, L.P.

      On May 12, 2000, CDC Asset Management, MetLife and Nvest Companies entered into a confidentiality agreement relating to a possible transaction and, during the next ten days, the parties engaged in a series of meeting to discuss the fundamental terms of the proposed transaction and to conduct due diligence investigations. On May 16, 2000, senior executives of Nvest Companies, L.P., CDC Asset Management and MetLife and representatives of Donaldson, Lufkin and Jenrette and Credit Suisse First Boston Corporation attended an all day due diligence presentation.

      On May 21, 2000, Nvest Companies, L.P. forwarded to CDC Asset Management a summary of proposed terms pertaining to the potential transaction and, immediately thereafter, the parties and their advisors began to negotiate the proposed merger and related agreements. The negotiations over the following three and a half weeks addressed significant issues for both parties, including the price per unit that would be paid by CDC Asset Management, the price adjustment mechanism, the conditions to closing, the termination events, the amount of the termination fee to be paid to CDC Asset Management and the amount of the pre-closing distributions that Nvest Companies, L.P. could make. Also during this period, CDC Asset Management negotiated the terms of support agreements pursuant to which certain unitholders of Nvest Companies, L.P. agreed to vote their units in favor of the mergers, and it negotiated the terms of employment agreements with certain members of senior management of Nvest Companies, L.P. and its operating firms.

      On May 30, 2000, the board of directors of Nvest Corporation held a meeting to discuss the proposed transaction. At this meeting, the board heard management presentations regarding the reasons for and potential benefits of the mergers and related transactions (including those reasons set forth under the heading "-Reasons for the Merger") and other business issues related to the proposed merger agreement and the advice of outside legal counsel regarding the structure of the transaction and the board's fiduciary obligations in reviewing and approving it. Credit Suisse First Boston Corporation presented its valuation analysis of Nvest Companies, L.P.

      On June 15, 2000, the board of directors of Nvest Corporation met again to review the terms of the proposed merger agreement and the related agreements, as more fully negotiated. At the meeting, Mr. Voss summarized the strategic rationale for the mergers and Credit Suisse First Boston Corporation gave its opinion that, as of that date and on the basis of and subject to the matters reviewed with the board, the proposed price of $40.00 per unit, subject to possible downward adjustment (but not below $34.00), was fair to and in the best interest of the unitholders of the Partnership and Nvest Companies, L.P. Following its consideration of the proposed merger agreement, the board unanimously approved the merger agreement and the mergers contemplated thereby.

      Early in the morning of June 16, 2000, the Partnership, Nvest Companies, L.P., Nvest Corporation and CDC Asset Management finalized the terms of the transaction and executed the agreement and plan of merger. The parties issued press releases regarding the execution of the transaction documents prior to the opening of business in Paris and New York on June 16, 2000.

OPINION OF OUR FINANCIAL ADVISOR

      On May 8, 2000, Credit Suisse First Boston Corporation was retained by Nvest Companies, L.P. to act as financial advisor to Nvest Corporation, our general partner, in connection with the merger agreement and the transactions contemplated thereby. In connection with this engagement, Credit Suisse First Boston Corporation was requested to evaluate the fairness, from a financial point of view, of the merger consideration to be received by the unitholders of the Partnership and Nvest Companies, L.P. At a meeting of the board of directors of our general partner held on June 15, 2000, to consider the merger agreement, Credit Suisse First Boston Corporation delivered to the board its opinion that, as of that date and based upon and subject to the matters reviewed with the board, the merger consideration to be received by the unitholders of the Partnership and Nvest Companies, L.P. was fair from a financial point of view to such unitholders.

      The opinion of Credit Suisse First Boston Corporation is dated as of June 15, 2000 and opines as to the fairness as of that date only. Credit Suisse First Boston Corporation is not obligated to update its opinion. Events could occur prior to the date of the special meeting which could result in a different valuation or conclusion if the opinion was reissued on that date. In the event that there are material changes to the terms of the proposed transactions or other material changes or conditions affecting the

Partnership or Nvest Companies, L.P. or its business, our general partner will consider the advisability of requesting an updated fairness opinion at that time. As of the date of this proxy statement, the general partner does not believe any such material changes have occurred.

      THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON CORPORATION'S WRITTEN OPINION DATED JUNE 15, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU SHOULD READ THE OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION IS DIRECTED TO NVEST CORPORATION'S BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS CONTEMPLATED BY THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW SUCH UNITHOLDER SHOULD VOTE WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. IN ADDITION, THE OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION BY OUR BOARD OF DIRECTORS TO EFFECT THE MERGERS CONTEMPLATED BY THE MERGER AGREEMENT. THE SUMMARY OF THE OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      In arriving at its opinion, Credit Suisse First Boston Corporation:

      o     reviewed a draft of the merger agreement;

      o held discussions with certain of our senior officers concerning the business, operations, financial condition and prospects of our company;

      o examined certain publicly available business and financial information relating to, as well as certain financial forecasts and other information and data for, our company which were provided to or otherwise discussed with Credit Suisse First Boston Corporation by our management;

      o reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Partnership units; historical and projected earnings and other operating data pertaining to Nvest Companies, L.P. and its capitalization and financial condition;

      o considered, to the extent publicly available, the financial terms of other transactions recently effected which Credit Suisse First Boston Corporation considered relevant in evaluating the two mergers contemplated by the merger agreement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Credit Suisse First Boston Corporation considered relevant in evaluating the operations of Nvest Companies, L.P.; and

      o performed a discounted cash flow analysis of Nvest Companies, L.P.'s projected after-tax unlevered free cash flows.

      In addition to the foregoing, Credit Suisse First Boston Corporation conducted such other analyses, studies and examinations and considered such other financial, economic and market criteria as Credit Suisse First Boston Corporation deemed appropriate in arriving at its opinion. Credit Suisse First

Boston Corporation noted that its opinion was necessarily based upon information available to Credit Suisse First Boston Corporation, and financial, stock market and other conditions and circumstances as they existed and had been disclosed to Credit Suisse First Boston Corporation and could be evaluated as of the date of its opinion.

      In rendering its opinion, Credit Suisse First Boston Corporation assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Credit Suisse First Boston Corporation. With respect to financial forecasts provided to or otherwise reviewed by or discussed with Credit Suisse First Boston Corporation, Nvest Companies, L.P. management advised Credit Suisse First Boston Corporation that such forecasts were reasonably prepared reflecting the best currently available estimates and judgments of management as to the future financial performance of the company, and Credit Suisse First Boston Corporation expressed no opinion as to such forecasts. Credit Suisse First Boston Corporation did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities of Nvest Companies, L.P. In connection with its engagement, Credit Suisse First Boston Corporation was not requested to, and did not, solicit third party indications of interest in all or a part of Nvest Companies, L.P. Credit Suisse First Boston Corporation was not requested to consider, and its opinion did not address, the relative merits of the mergers contemplated by the merger agreement as compared to any alternative business strategies that might exist for Nvest Companies, L.P. or the effect of any other transaction in which it might engage.

      In connection with its opinion, Credit Suisse First Boston Corporation performed various financial analyses which it presented to and discussed with the board of Nvest Corporation on June 15, 2000. The analyses performed by Credit Suisse First Boston Corporation in connection with rendering its opinion are described below. These descriptions of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Credit Suisse First Boston Corporation, the tables must be read together with the text of each description. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Credit Suisse First Boston Corporation.

Comparable Public Companies Analysis

      Using publicly available information, Credit Suisse First Boston Corporation analyzed selected financial data for each of thirteen publicly traded asset management companies, including eleven mutual fund managers, one institutional manager and one master limited partnership, that Credit Suisse First Boston Corporation considered comparable to Nvest Companies, L.P. (the "Selected Companies"). Credit Suisse First Boston Corporation compared the data with comparable data for Nvest Companies, L.P. In performing this analysis, Credit Suisse First Boston Corporation reviewed selected financial data for the following Selected Companies:

      Mutual Fund Managers

            o       Franklin Resources
            o       T. Rowe Price
            o       Waddell & Reed

            o       Eaton Vance
            o       Gabelli Asset Management
            o       Federated Investors
            o       Liberty Financial
            o       John Nuveen
            o       AMVESCAP
            o       Neuberger Berman
            o       Black Rock

      Institutional Managers

             o       United Asset Management

      Master Limited Partnerships

             o       Alliance Capital

      For each of the Selected Companies and for Nvest Companies, L.P., Credit Suisse First Boston Corporation calculated multiples of the equity value of Nvest Companies, L.P. (on a fully diluted basis at the current market price less any options proceeds) plus debt, capitalized operating leases, capitalized leases, minority interests, preferred stock and out of the money convertible securities, less investments in unconsolidated affiliates and cash ("Enterprise Value") to:

           o      Assets under management ("AUM") for fiscal year 1999;
           o      Revenue for fiscal year 1999; and
           o Earnings before income tax, depreciation and amortization ("EBITDA") for fiscal year 1999.

      Credit Suisse First Boston Corporation's analysis resulted in the following range of multiples:


                                          RELEVANT           IMPLIED EQUITY
                                          MULTIPLE            VALUE RANGE
                                           RANGE               (PER UNIT)
---------------------------------     ----------------     ------------------
Assets Under Management ($bns)          1.0% - 1.5%         $21.93 - $35.95
1999 Revenues                           2.0x - 2.5x         $21.31 - $28.16
1999 EBITDA                             6.5x - 8.5x         $18.45 - $26.01

Indicated Equity Value Range                                $19.00 - $24.00
---------------------------------     ----------------     ------------------

      Financial data used to calculate the multiples for the Selected Companies was based on consensus estimates published by First Call. Credit Suisse First Boston Corporation compared the multiples for the Selected Companies with comparable data for Nvest Companies, L.P. Based on the analysis described above, Credit Suisse First Boston Corporation derived an equity value reference range per Partnership unit of $19.00 to $24.00.

      In addition Credit Suisse First Boston Corporation also applied three possible control premiums to the equity value reference range per Partnership unit derived from the above Comparable Companies Analysis. This analysis resulted in the following equity value reference ranges:

-----------------------------------------------------------------------------
Indicated Value with Control Premium of:       20%          $22.80 - $28.80
                                               30%          $24.70 - $31.20
                                               40%          $26.60 - $33.60
-------------------------------------- ------------------- ------------------

This analysis derived an equity value reference range per Partnership unit of $22.80 to $33.60.

Comparable Acquisition Analysis

      Using publicly available information, Credit Suisse First Boston Corporation considered thirty transactions within the asset management industry that were announced and consummated during the period from February, 1997 to June, 2000. Credit Suisse First Boston Corporation analyzed the implied purchase price multiples paid in those transactions that it considered to have somewhat similar factors to the acquisition of the Partnership and Nvest Companies, L.P. For those transactions, Credit Suisse First Boston Corporation calculated aggregate transaction value and implied multiples of selected financial data, and applied relevant multiples to historical Nvest Companies, L.P. data to estimate an implied acquisition price range for the Partnership and Nvest Companies, L.P. The range of aggregate transaction values and implied multiple for thirty companies reviewed by Credit Suisse First Boston Corporation was:


(Dollars in Millions)
------------------------------------------------------------------------------
                                  TRANSACTION VALUE               PRICE TO:
---------------------------- --------------------------- ---------------------
Assets Under Management              100 - 5,230                 0.5% - 8.5%
Revenues                             100 - 5,230                 1.7x - 9.4x
EBITDA                               100 - 5,230                7.5x - 32.4x
---------------------------- --------------------------- ---------------------



      Credit Suisse First Boston Corporation's analysis resulted in the following comparable acquisitions summary:


                                                                    IMPLIED EQUITY VALUE
                                          RELEVANT MULTIPLE                 RANGE
                                                RANGE                    (Per Unit)
------------------------------------ --------------------------- ---------------------------
Assets Under Management                      1.5% - 2.0%               $35.95 - $49.97
1999 Revenues                                3.5x - 4.0x               $41.87 - $48.73
1999 EBITDA                                 11.0x - 14.0x              $35.46 - $46.80
Indicated Equity Value Range per Unit                                  $37.00 - $45.00
------------------------------------ --------------------------- ---------------------------

      This analysis derived an equity value reference range per Partnership unit of $37.00 to $45.00.

Discounted Cash Flow Analysis

      Credit Suisse First Boston Corporation performed a discounted cash flow analysis of Nvest Companies, L.P.'s projected after-tax unlevered free cash flows. After-tax unlevered free cash flow is defined as operating earnings before depreciation, amortization and interest expense, but after changes in working capital, net capital spending, and taxes. This analysis was based on forecasts for a five year period prepared by the management of Nvest Companies, L.P. Credit Suisse First Boston Corporation discounted back to present the cash flow available for distribution to the unitholders and estimated the terminal value based on multiples of final year's projected cash flow.

      Credit Suisse First Boston Corporation calculated implied equity values per partnership unit by utilizing discount rates ranging from 11.0% to 15.0% and terminal value multiples of estimated 2005 EBITDA for Nvest Companies, L.P. ranging from 9.0x to 11.0x. Credit Suisse First Boston Corporation arrived at these discount rates based on its judgment of the weighted average cost of capital for the Selected Companies, and arrived at these terminal value multiples based upon the current values of the Selected Companies.

                                    TERMINAL VALUE AS A MULTIPLE OF 2005 EBITDA
                                  ---------------------------------------------

                                       9.0X            10.0X           11.0X
                                  --------------- --------------- -------------

----------------- ---------------
                        11%           $42.68          $46.28           $49.97
Discount Rate           13%            38.94           42.20            45.46
                        15%            35.58           38.54            41.51
----------------- --------------- --------------- --------------- -------------

      Based upon this analysis, Credit Suisse First Boston Corporation derived an equity value reference range per Partnership and Nvest
Companies, L.P. unit of $37.00 to $44.00.

Other

      No company, transaction or business used in Credit Suisse First Boston Corporation's analyses as a comparison is identical to Nvest Companies, L.P. or the mergers contemplated by the merger agreement, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, transactions or business segments being analyzed. In its analyses, Credit Suisse First Boston Corporation made numerous assumptions with respect to Nvest Companies, L.P., industry performance, general business, economic, and financial market conditions and other matters, many of which are beyond Nvest Companies, L.P.'s control. The estimates contained in Credit Suisse First Boston Corporation's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analysis. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      Credit Suisse First Boston Corporation's opinion and analyses were only one of many factors considered by Nvest Corporation's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board or management with respect to the merger consideration or the mergers.

      Pursuant to the terms of Credit Suisse First Boston Corporation's engagement, Nvest Companies, L.P. has agreed to pay Credit Suisse First Boston Corporation a fee of $10,000,000 for its services in connection with the transactions contemplated by the merger agreement. Nvest Companies, L.P., has also agreed to reimburse Credit Suisse First Boston Corporation for all reasonable expenses incurred in performing its services in connection with the transactions contemplated by the merger agreement, including the reasonable fees and expenses of its legal counsel, and has agreed to indemnify Credit Suisse First Boston Corporation and certain related persons against various liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

      Nvest Corporation, the general partner of the Partnership and the managing general partner of Nvest Companies, L.P., is an indirect subsidiary of MetLife, which is in turn a subsidiary of MetLife, Inc. MetLife owns approximately 1% of the outstanding common stock of Credit Suisse Group, Credit Suisse First Boston Corporation's parent. One of its officers and directors is a director of Credit Suisse Group. An officer of MetLife is a member of the Investment Committee of Credit Suisse First Boston International Equity Partners, L.P. Credit Suisse Group owns approximately 4% of the outstanding common stock of MetLife, Inc. From time to time Credit Suisse First Boston Corporation provides investment banking services and engages in transactions with MetLife, Inc. and its subsidiaries and receives customary fees for such services. During the past year, among other transactions, Credit Suisse First Boston Corporation acted as financial advisor to MetLife on a number of mergers and acquisitions assignments and as a financial advisor, managing underwriter and joint book-runner in the demutualization of MetLife and the related initial public offering of MetLife, Inc.

      Credit Suisse First Boston Corporation has informed Nvest Companies, L.P. that in the ordinary course of its business it and its affiliates may actively trade the debt and equity securities of Nvest L.P., MetLife, Inc., CNP Assurances and CNCE for Credit Suisse First Boston Corporation's and such affiliates own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

      Some of the executive officers of Nvest Corporation, the Partnership and Nvest Companies, L.P., and some of the members of the board of directors of Nvest Corporation, have interests in the merger that are different from and in addition to your interests as a unitholder of the Partnership. These interests exist based upon employment agreements that were entered into in connection with the mergers, the vesting of unit-based compensation held by the executive officers and the payment of cash retention bonus awards following the consummation of the mergers. You should be aware of these interests in the transactions contemplated by the merger agreement that are different from yours. The board of directors of Nvest Corporation, our general partner, was aware of these interests and considered them, among other matters, in making its recommendation.

      Employment Agreements. The merger agreement provides that in connection with the mergers, employment agreements will be entered into by a number of executives and key employees of Nvest Companies, L.P. and its affiliated investment management and distribution firms, including Mr. Voss and Mr. Robert J. Blanding, who is President and Chief Executive Officer of Loomis, Sayles & Company, L.P. Each of Messrs. Voss and Blanding are also directors of Nvest Corporation, our general partner. The term of each of the employment agreements entered into by Mr. Voss and Mr. Blanding will be five years, commencing upon consummation of the mergers. In addition, CDC Asset Management has required that a specified number of other executives and key employees of Nvest Companies, L.P. and its affiliated investment management and distribution firms enter into employment agreements, as a condition to CDC Asset Management's obligation to complete the mergers, including Mr. G. Neal Ryland, who is Executive Vice President and Chief Financial Officer of Nvest Companies, L.P. and Mr. Jeffrey D. Plunkett, who is Executive Vice President and General Counsel of Nvest Companies, L.P. The employment agreements entered into with such executives will have a three year term commencing on the consummation of the mergers. Pursuant to the applicable employment agreement, during the term of employment, Mr. Voss will serve as President and Chief Executive Officer of CDCAM and as a member of the Executive Board of CDC Asset Management, Mr. Blanding will serve as President and Chief Executive Officer of Loomis, Sayles & Company, L.P., Mr. Ryland will serve as Executive Vice President and Chief Financial Officer of CDCAM and Mr. Plunkett will serve as Executive Vice President and General Counsel of CDCAM. The annual salary under the employment agreements for each of Messrs. Voss, Blanding, Ryland and Plunkett, respectively, will be not less than each executive's annual base salary immediately prior to the consummation of the mergers. In addition, each of these executives will receive annual performance based bonuses and retention bonus awards under the retention bonus plan (as described below) and be entitled to participate in the benefit plans and programs of the company for which they provide services that are provided to employees in similar positions. Mr. Voss is entitled to a minimum annual bonus such that the sum of his annual base salary and his annual bonus will be no less than $2,265,950.

      With respect to the employment agreement entered into with Mr. Voss, if, during the term of the agreement, his employment is terminated by CDCAM for any reason other than for "Cause," as defined in the employment agreement, or by Mr. Voss for "Good Reason," as defined in the employment agreement, Mr. Voss will become entitled to receive (i) any earned but unpaid minimum annual bonus from a prior fiscal year, (ii) the minimum annual bonus for the year of termination, pro-rated through the date of termination, (iii) continued payment of the executive's base salary, minimum annual bonus and retention bonus award under the retention bonus plan (described below) through the end of the term of the employment agreement, and (iv) full vesting and payment with respect to all long-term incentives and equity awards, if any. Also, pursuant to the terms of Mr. Voss' employment agreement, during his employment and for a period of eighteen months following the termination of his employment, Mr. Voss has agreed not to (a) compete with the asset management or other financial services operations of CDCAM or its affiliates or (b) solicit anyone employed by such company (including its affiliates).

      With respect to the employment agreement entered into with Mr. Blanding, if, during the term of the agreement, his employment is terminated by CDCAM for any reason other than for "Cause," as defined in the employment agreement, or by Mr. Blanding for "Good Reason," as defined in the employment agreement, Mr. Blanding will become entitled to receive
(i) any earned but unpaid annual bonus, (ii) an annual bonus for the year of termination, pro-rated through the date of termination, (iii) continued payment of his base salary plus average annual bonus (based on the average annual amount paid to the executive under the relevant annual incentive plan during the three years prior to the date of termination) for one year following the date of termination, (iv) continued welfare benefits coverage for one year following the date of termination and (v) continued payment of his retention bonus award under the retention bonus plan through the fourth anniversary of the consummation of the mergers. Also, pursuant to the terms of the employment agreement, during his employment and for a period of twelve months following the termination of his employment, Mr. Blanding has agreed not to (a) compete with the asset management or other financial services operations of Loomis, Sayles & Company or any of its affiliates or
(b) solicit anyone employed by such company (including its affiliates).

      The employment agreements entered into by Messrs. Ryland and Plunkett provide that if, during the term of the agreement, the executive's employment is terminated by CDCAM without "Cause," as defined in the employment agreement, or by the executive for "Good Reason," as defined in the employment agreement, the executive will be entitled to receive (i) any earned but unpaid annual bonus, (ii) an annual bonus for the year of termination, pro-rated through the date of termination, (iii) continued payment of the executive's base salary plus average annual bonus (based on the average annual amount paid to the executive under the relevant annual incentive plan during the three years prior to the date of termination) for one year following the date of termination, (iv) continued welfare benefits coverage for one year following the date of termination and (v) continued payment of the executive's retention bonus award under the retention bonus plan (described below). Also, pursuant to the terms of these employment agreements, during their employment and until the earlier of 42 months following consummation of the mergers or one year following the termination of the executive's employment, each executive has agreed not to (a) compete with the asset management or other financial services operations of CDCAM or its affiliates or (b) solicit anyone employed by such company (including its affiliates).

      Retention Payments. In connection with the transactions contemplated by the merger agreement, Nvest Companies, L.P. or its successor entity will adopt a retention bonus plan. The retention bonus plan will create a retention pool of $194 million, to vest and become payable over one to five years in installments to selected employees of the Partnership and Nvest Companies, L.P. and its subsidiaries, generally subject to the continued employment of the employee. The retention bonus plan will be administered by the Chief Executive Officer of CDCAM, or by a committee of persons appointed by the CEO of CDCAM and the Chairman of CDCAM (the "Administrator"). The Administrator will have the discretion to determine the allocation of, and the terms and conditions that apply to, retention bonus awards under the Retention Bonus Plan; provided, however, that the terms and conditions of the retention bonus awards made to Messrs. Voss, Blanding, Ryland, Plunkett and certain other employees of Nvest Companies, L.P.'s subsidiaries will be set forth in their respective employment agreements. Subject to the continued employment of each of Messrs. Voss, Blanding, Ryland and Plunkett (other than upon a termination without Cause or for Good Reason, each as defined in the applicable employment agreement), the retention bonus award vests and becomes payable over a three to five year period as follows: in the case of Mr. Voss, in five installments (15%, 15%, 20%, 25% and 25%) over five years, in the case of Mr. Blanding in four equal installments of 25% each over four years, and in the case of each of Messrs. Ryland and Plunkett, in three equal installments of 33-1/3% each over three years. Assuming that each of Messrs. Voss, Blanding, Ryland, Plunkett and Ms. Sherry A. Umberfield, Executive Vice President for Corporate Development, remain employed by CDCAM or its affiliates on each relevant installment payment date, the aggregate amount of the retention bonus awards that will be paid to such executives will be approximately $ __________ million. The remainder of the retention pool funds will be allocated to employees of the Partnership and Nvest Companies, L.P. and its subsidiaries in the discretion of the Administrator.

      Unit Option Awards. Immediately prior to the closing, all outstanding unit option awards under the 1993 Equity Incentive Plan, 1997 Equity Incentive Plan and 2000 Equity Incentive Plan (the "Unit Incentive Plans"), to the extent not fully vested and exercisable, will become fully vested and exercisable. In addition, each outstanding unit option award will be cancelled as of the closing and will thereafter represent the right to receive a cash payment equal to the excess of the unit price over the exercise price per unit of such unit option, multiplied by the number of units subject to such unit option. Assuming the mergers are consummated on December 31, 2000, Messrs. Voss, Blanding, Ryland, Plunkett and Ms. Umberfield will vest in respect of options to acquire units, in the aggregate. Such units will be cashed out in the aggregate amount of approximat assuming a unit price of $40.00.

      Indemnification and Insurance. Pursuant to the merger agreement, CDC Asset Management has agreed that for a period of six years from the date of the closing it will:

      o continue the benefits of any partnership agreement, limited liability company agreement or indemnification agreement pursuant to which any of the Partnership, Nvest Companies, L.P., Nvest Corporation or any of their respective officers, directors, members, partners or other controlling persons of such entities is or may be entitled to exculpation or indemnification, and CDC Asset Management will cause Nvest Companies, L.P. and the Partnership or their successor entities to honor any such provision and to pay to the intended recipient any amounts to which such person is properly entitled under such provisions, provided, however, that MetLife, Nvest Corporation and any subsidiary of MetLife (other than Nvest, L.P. and Nvest Companies, L.P. and their subsidiaries) and the directors and officers of MetLife and persons serving as directors or officers at the request of MetLife as of June 16, 2000 shall not be entitled to be exculpated or indemnified for any claims or damages resulting from any fact or circumstance that between June 16, 2000 and the closing constituted a breach of a representation or warranty of the merger agreement; and

      o not take any affirmative action which causes the termination or cancellation of any directors' and officers' liability insurance for partners, members, managing members, directors and officers of the Partnership and Nvest Companies, L.P., or for directors and officers of Nvest Corporation for a period of six years following the closing, unless such insurance is replaced with comparable insurance coverage. (CDC Asset Management, however, is not obligated to expend more than 150% of the current aggregate annual premium per year for directors' and officers' liability insurance coverage).

                            REGULATORY APPROVALS

      The Hart-Scott-Rodino Act provides that transactions such as the Partnership and Nvest Companies, L.P. mergers may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting requirements have been satisfied. We and Nvest Companies, L.P. , along with CDC, made the required filings under the Hart-Scott-Rodino Act on ___________, 2000, and therefore expect the waiting period to expire on ___________, 2000 (assuming that no additional information is requested by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice).


           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material United States federal income tax consequences of the merger to holders of Partnership units and is for general information only. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Furthermore, no rulings regarding the tax consequences of the merger have been or will be sought from the Internal Revenue Service ("IRS"), and no one can be sure that the IRS will not take a view that is contrary to that expressed herein. The tax treatment of a holder of Partnership units may vary depending upon his or her particular situation. Certain holders (including partnerships, insurance companies, tax- exempt organizations, financial institutions, broker-dealers, persons holding Partnership units as part of a "hedge," "straddle," or "synthetic security transaction," and foreign holders) may be subject to special rules not discussed below. This discussion does not consider the effect of any state, local or foreign tax laws or any United States tax considerations (e.g., estate or gift) other than United States federal income tax considerations that may be relevant to particular holders. This discussion is limited to holders who have held their Partnership units as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Code. EACH HOLDER OF PARTNERSHIP UNITS IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND REPORTING CONSEQUENCES ARISING FROM THE MERGER AS THEY MAY RELATE TO HIS OR HER TAX SITUATION.

CONVERSION OF PARTNERSHIP UNITS INTO CASH

      A holder who receives cash upon the conversion of Partnership units pursuant to the Partnership merger will recognize gain or loss for United States federal income tax purposes equal to the difference between (i) the sum of (A) the amount of cash received, plus (B) the holder's share of the Partnership's liabilities and (ii) the holder's tax basis in such Partnership units so converted (as adjusted for Partnership taxable income, distributions and nondeductible expenses, as well as the holder's allocable share of liabilities). Subject to the rules described in the next paragraph, any such gain or loss will generally constitute long-term capital gain or loss if the holder has held the Partnership units for more than one year.

      A holder of Partnership units will, however, be required to recognize ordinary income rather than capital gain to the extent any cash received upon the conversion of such Partnership units pursuant to the merger is attributable to (i) amortization deductions that have been allocated to such holder related to goodwill of the Partnership that is eligible for amortization pursuant to
Section 197 of the Code, and (ii) other unrealized receivables and inventory of the Partnership within the meaning of Section 751 of the Code (which amount attributable to such other unrealized receivables and inventory is not expected to be material to a holder of Partnership units). Such ordinary income may exceed net gain realized upon the conversion of the Partnership units and may be recognized even if there is a net loss on the conversion of the Partnership units. Commencing in 1993, the Partnership has followed a practice of generally allocating amortization deductions to holders. These deductions have been significant for the applicable years.

BACKUP WITHHOLDING

      The Partnership unitholders may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the conversion of such Partnership units pursuant to the merger unless such holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides his or her correct taxpayer identification number (which, in the case of an individual, is his or her social security number), certifies that he or she is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A unitholder who does not provide the Partnership with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the holder's federal income tax liability, and if withholding results in an overpayment of taxes, the holder may apply for a refund.

                             THE MERGER AGREEMENT

      The following is a brief summary of the material provisions of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, which we have attached as Appendix A and which is incorporated by reference in this proxy statement. The summary is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety.

THE MERGERS

      The merger agreement provides that, following the approval of the Partnership merger by the Partnership unitholders, the approval of the Nvest Companies, L.P. merger by the Nvest Companies, L.P. unitholders and the satisfaction or waiver of the other conditions to the mergers, including the receipt of requisite third-party consents and regulatory approvals, the Partnership will be merged with Merger Sub, with the Partnership surviving, immediately followed by the merger of Nvest Companies, L.P., with Merger Sub II, with Nvest Companies, L.P. surviving. The mergers will become effective upon the filing of the respective certificates of merger with the Secretary of the State of Delaware for each of the Partnership and Nvest Companies, L.P. or at such later time agreed to by the parties and specified in the certificates of merger.

      Merger Consideration. At the effective time of the Partnership merger, pursuant to the merger agreement and the Delaware Revised Limited Partnership Act, each issued and outstanding unit of Partnership interest will be converted into the right to receive, without interest, an amount in cash equal to $40.00, subject to downward adjustment (but not below $34.00 per unit). See "The Transaction--Calculation of the Unit Price" for a description of the unit price adjustment formula.

      Surrender of Partnership Unit Certificates. At the effective time, each certificate representing Partnership units then outstanding will represent the right to receive the cash into which such issued and outstanding Partnership units may be converted. At the effective time, all such Partnership units will be canceled and cease to exist, and each holder of a certificate representing any such Partnership units shall thereafter cease to have any rights with respect to such Partnership units other than the right to receive, upon the surrender of such certificate, the cash consideration payable under the merger agreement, without interest.

      At or prior to the effective time of the Partnership merger, CDCAM will select a paying agent not reasonably objected to by the Partnership, and CDCAM will deposit with such paying agent the cash consideration to be paid to the Partnership unitholders. Promptly after the effective time of the Partnership merger, the Partnership will mail a letter of transmittal to you. The letter of transmittal will tell you to whom to surrender your Partnership unit certificates in exchange for the cash consideration to be received by you. In all cases, the Partnership merger consideration will be provided only in accordance with the procedures set forth in the merger agreement and such letters of transmittal. See "Payment of Cash Merger Consideration".

      One year following the effective time of the Partnership merger, we may cause the paying agent to deliver to us any funds that have not been disbursed to Partnership unitholders since the effective time of the Partnership merger, and thereafter, such holders shall be entitled to look to us only as general creditors with respect to the cash payable upon due surrender of Partnership unit certificates. In addition, neither the paying agent nor any party to the merger agreement will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Other Equity Interests. Nvest Corporation, Nvest, L.P. and Nvest Companies, L.P. have agreed to take all actions necessary so that (i) each option granted to purchase Partnership units under any Partnership equity plan becomes fully vested and exercisable immediately prior to closing and
(ii) the restrictions applicable to each restricted unit granted under any Partnership equity plan lapses immediately prior to the closing. At the closing, outstanding options will be canceled and will be converted into the right to receive a cash payment from us equal to the per unit purchase price being paid in the mergers, minus the exercise price of the option, multiplied by the number of Partnership units subject to the option. Each restricted unitholder, after lapse of the restrictions of the restricted units, will be entitled to participate in the Nvest, L.P. merger in the same manner as all other Partnership unitholders.

REPRESENTATIONS AND WARRANTIES

      Nvest Companies, L.P., the Partnership and Nvest Corporation collectively have made representations and warranties in the merger agreement relating to:

      o their organization and the organization of their subsidiaries and their respective standing and authority to carry on their businesses;

      o the respective capital structures of the Partnership and of Nvest Companies, L.P., their aggregate capitalization and, as applicable, certain aspects of the capital structures of their subsidiaries;

      o Nvest Companies, L.P.'s ownership interest in its subsidiaries and controlled affiliates;

      o the authorization, execution, delivery and enforceability of the merger agreement and other documents relating to the merger agreement;

      o documents and financial statements filed with the SEC on behalf of the Partnership and the accuracy of information contained therein, including financial statements and schedules pertaining to Nvest Companies, L.P. and, as applicable, their respective subsidiaries;

      o     regulatory filings and approvals;

      o     the absence of certain changes or events;

      o     litigation;

      o     compliance with applicable laws and permits;

      o     tax matters;

      o     employee benefit plans;

      o     brokers and finders;

      o     investment advisory activities;

      o the eligibility of Nvest Companies, L.P., its subsidiaries, affiliates and associated persons to qualify to serve in certain capacities pursuant to the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Securities Exchange Act of 1934;

      o     material contracts;

      o     insurance;

      o     technology and intellectual property;

      o     environmental matters;

      o an opinion of Credit Suisse First Boston Corporation delivered to the board of directors of Nvest Corporation, our general partner; and

      o the amount of annualized advisory fees of Nvest Companies, L.P. and its subsidiaries as of April 30, 2000.

      CDC Asset Management and CDCAM have made representations and warranties in the merger agreement as to itself, CDCAM, Merger Sub and Merger Sub II relating to:

      o organization, standing and authority to carry on its business as currently conducted;

      o authorization, execution, delivery and enforceability of the merger agreement and other documents relating to the merger agreement;

      o     required regulatory filings and approvals;

      o     certain matters related to the Investment Company Act of 1940;

      o     brokers and finders; and

      o the financing of the transactions contemplated by the merger agreement and other documents relating to the merger agreement.

      Pursuant to the merger agreement, the representations and warranties made by the parties, except those regarding brokers and finders, shall survive only until the closing.

COVENANTS

      Conduct of Parties Prior to Closing. Prior to the closing, each of the Partnership, Nvest Companies, L.P. and Nvest Corporation has agreed to conduct its respective business, and to cause its subsidiaries to conduct their businesses, in the ordinary and usual course and to use reasonable best efforts to preserve its respective business organization and assets intact, and to maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. In addition, each of the Partnership, Nvest Companies, L.P. and Nvest Corporation has agreed that it will not, and will not permit any its subsidiaries to, do any of the following, except as previously disclosed, without the prior written consent of CDCAM, which shall not be unreasonably withheld or delayed:

      o issue, sell, pledge, grant, allocate, dispose of or encumber any equity interests in it or any of its subsidiaries or any options, warrants, conversion or other rights or understandings of any kind, contingent or otherwise, to purchase any such equity interests other than in accordance with the terms of the Partnership equity plans;

      o admit any new partner or member other than in the ordinary course of its business;

      o adjust, split, combine or reclassify any of its or its subsidiaries' equity interests or change or agree to change in any manner the rights of such equity interests or liquidate or dissolve itself or any of its subsidiaries;

      o declare, set aside, make or pay any dividend or other distribution in cash, stock or property in respect of its equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any of its equity interests, provided that (i) the Partnership and Nvest Companies, L.P. will be permitted to make distributions of 80% of its operating cash flow with respect to the period beginning January 1, 2000 and ending on the closing date and (ii) subsidiaries of Nvest Companies, L.P. will be permitted to make distributions to Nvest Companies, L.P.;

      o other than in the ordinary course of its business transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its or their material property or assets, tangible or intangible, or incur, modify, cancel or waive any material indebtedness or other liability or obligation;

      o make, authorize or commit for any capital expenditures other than in the ordinary course of business of their respective businesses, as the case may be, or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity, provided that the investments committed to as of the date of the merger agreement or made in the ordinary course of business are not subject these restrictions;

      o terminate, establish, adopt, enter into, or make any new grants or awards, under any compensation and benefit plan or amend or otherwise modify any compensation and benefit plan in a manner that would increase the benefits provided thereunder to any executive officer or, other than in the ordinary course of business consistent with prior practice, any other person;

      o amend, supplement or restate its or any of its subsidiaries' partnership agreements or articles of incorporation or bylaws, as the case may be, or enter into any written consents which in effect amend, supplement or restate such documents;

      o implement or adopt any change in any respect of its accounting practices, policies or principles other than as may be required by GAAP;

      o enter into or renew or terminate any material contract with Nvest Corporation, the Partnership or Nvest Companies, L.P. or any of their affiliates or subsidiaries, or make any amendment or modification to any such agreement if such entry, renewal, termination, amendment or modification would have a material adverse effect on the Partnership or Nvest Companies, L.P.;

      o take any action that might reasonably be expected to be or to result in "an addition of a substantial new line of business" with respect to Nvest Companies, L.P. (within the meaning of Section 7704(g)(2) of the Internal Revenue Code) or that might reasonably be expected to cause the Partnership to cease to be an "electing 1987 partnership" under that section;

      o settle any claim, action or proceeding involving any liability for money damages in excess of $1,500,000 or any material restrictions upon any of its operations;

      o in the case of any investment company, request that any action be taken by any of the investment company boards, other than as contemplated by the merger agreement and other than routine actions taken in the ordinary course of business that would not materially adversely affect Nvest Corporation, the Partnership, Nvest Companies, L.P. or any investment company, except as and to the extent required, after consultation with outside legal counsel, in the exercise of fiduciary obligations;

      o voluntarily divest itself of management of any client or any assets under management other than in the ordinary course of business;

      o accelerate the billing or other realizations of advisory fees payable by clients to Nvest Companies, L.P. or any of its subsidiaries or delay the payment of liabilities beyond the ordinary course of business;

      o except as required by applicable law, increase the compensation of any executive officer or, other than in the ordinary course of business consistent with prior practice, any other current or former employee, managing director, officer, director or consultant of the Nvest Corporation, the Partnership, Nvest Companies, L.P. or their respective subsidiaries, or enter into, adopt, amend or commit to enter into, adopt or amend any employment, consulting, severance, change of control or incentive pay agreement with or for the benefit of any executive officer or, other than in the ordinary course of business consistent with prior practice, any other current or former employee, managing director, officer, director or consultant of any such person;

      o take any action or fail to take any action that would or could reasonably be expected to result in any of the representations or warranties made by Nvest Corporation, the Partnership and Nvest Companies, L.P. in the merger agreement being or becoming untrue; or

      o     authorize or enter into an agreement to do any of the foregoing.

      Acquisition Proposals. The Partnership, Nvest Companies, L.P. and Nvest Corporation have agreed that they will not, and that each of their subsidiaries and their respective executive officers and directors will not, except as described below, (i) initiate or solicit, directly or indirectly, any inquiry or the making of any proposal or offer, (ii) directly or indirectly engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person regarding a proposal or offer or (iii) otherwise facilitate any effort or attempt to make or implement any proposal or offer, in each case with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, all or any significant portion of the assets or equity interest in the Partnership, Nvest Companies, L.P. or their Subsidiaries (any such proposal or offer hereinafter referred to as "Acquisition Proposal").

      Notwithstanding the foregoing, the Partnership, Nvest Companies, L.P. and Nvest Corporation, their management members, general partners or boards of directors and their representatives may take any actions necessary to comply with Rule 14e-2 of the Exchange Act of 1934 with regard to an Acquisition Proposal. In addition, if the board of directors of our general partner, Nvest Corporation, determines in good faith, after consultation with outside legal counsel, that its fiduciary duties under applicable law require it to take the following actions, and, after entering into confidentiality agreements on customary terms as advised by outside legal counsel, our general partner may:

      o provide information to or engage in negotiations with a third party that has made an unsolicited written bona fide
            Acquisition Proposal; and

      o recommend a competing Acquisition Proposal to the members, partners or unitholders, as applicable, and withdraw its prior recommendation of the merger agreement with CDC Asset
            Management and CDCAM.

      The Partnership, Nvest Companies, L.P. and Nvest Corporation have agreed to notify CDC Asset Management and CDCAM within one day of receipt of any Acquisition Proposal, any request for information relating to an Acquisition Proposal or upon any intent to initiate discussions or negotiations with respect to an Acquisition Proposal. The notification must identify the party making the proposal or offer and the material terms and conditions of the proposal or offer. Nvest Corporation will keep CDC Asset Management and CDCAM reasonably informed on the status and terms of any such proposals or offers and the status of any discussions or negotiations.

      The Partnership, Nvest Companies, L.P. and Nvest Corporation agreed to terminate any activities, discussions or negotiations conducted prior to the date of the merger agreement with any parties other than CDC Asset Management and CDCAM regarding any Acquisition Proposal.

      Retention and Other Compensation Related Matters. Prior to the closing, Nvest Companies, L.P. shall implement the employee retention plan provided for in the merger agreement. CDC Asset Management agrees that it shall honor the terms of such retention plan following the closing and it shall make funds available to make the payments under such retention plan. More information about the retention bonus plan can be found in "Special Factors--Interests of Certain Persons in the Transaction."

      Filings, Other Actions, Notification. Each of the Partnership, Nvest Corporation, Nvest Companies, L.P. and CDCAM has agreed to cooperate with each other and to use its respective reasonable best efforts to cause all actions to be taken to consummate and make effective the transactions proposed by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and any governmental authority in order to consummate the transactions. Each of the Partnership, Nvest Corporation and Nvest Companies, L.P. has agreed to use its reasonable efforts to obtain the consents and approvals necessary to assign any agreements including any advisory agreements that may not be assigned by operation of law or the terms of the applicable agreement without the consent or approval of another party thereto or that terminates upon any such assignment.

      Investment Company Matters. Each of CDC Asset Management and CDCAM has agreed to use its reasonable best efforts, both before and after the closing, to ensure compliance with Section 15(f) of the Investment Company Act of 1940 as it applies to the change in control of Nvest Companies, L.P. and certain subsidiaries that act as investment advisers to registered investment companies. In that regard, they shall, subject to applicable fiduciary duties and to the extent within their control, use reasonable best efforts to cause each of its affiliates to conduct its business so as to ensure that:

      o for a three year period after closing, at least 75% of the boards of the applicable registered investment companies to be non-interested persons of such investment companies' investment adviser prior to and following the closing; and

      o for a two year period after the closing, there shall not be imposed an unfair burden on such investment companies.

      Client Consent. The Partnership and Nvest Companies, L.P. have agreed to use their reasonable best efforts to cause each registered investment company advised by subsidiaries of Nvest Companies, L.P. to obtain board of directors and shareholder approval of new investment advisory agreements with such subsidiaries, to become effective at the closing. The Partnership and Nvest Companies, L.P. have also agreed to notify, and to cause each of its subsidiaries that is a registered investment adviser to notify, their respective clients (other than registered investment companies) of the transactions contemplated by the merger agreement and to obtain, prior to the closing, the consent of such client to the assignment of its advisory agreement in accordance with procedures set forth in the merger agreement.

      Taxation. The parties have agreed that the Partnership and Nvest Companies, L.P. shall prepare and file all tax returns for any partial period ending on or before the closing for each of the Partnership, Nvest Companies, L.P. and its subsidiaries subject to approval by MetLife, the parent company of our general partner. MetLife will control all tax examinations, audits and contests relating to the Partnership, Nvest Companies, L.P. or its subsidiaries for periods or partial periods ending on or before the closing.

      Access; Information. The Partnership, Nvest Companies, L.P. and Nvest Corporation have each agreed to allow CDC Asset Management and CDCAM access to their and their subsidiaries' books, records, offices, properties and personnel, and access to information reasonably requested by CDC Asset Management or CDCAM prior to the closing. The parties have agreed that none of this information will be used for any purpose unrelated to the consummation of the transactions contemplated by the merger agreement and each party shall keep this information confidential.

      Publicity. The parties have agreed to consult with each other prior to issuing any press releases or making any public announcements regarding the merger agreement.

      Takeover Statutes. If a takeover statute is, or becomes, applicable to any of the merger transactions each of the Partnership, Nvest Companies, L.P. or Nvest Corporation and each of their respective boards, general partners, managing members and managing boards, as applicable, has agreed to take the actions necessary to eliminate or minimize the effects of the statute or regulation on the merger transactions.

      Reasonable Best Efforts. Each of the Partnership, Nvest Companies, L.P. and Nvest Corporation and CDC Asset Management and CDCAM have agreed to take all actions necessary or desirable to fulfill the conditions and obligations of the merger agreement.

      Pre-Closing Distributions. The Partnership and Nvest Companies, L.P. shall, prior to the closing, distribute 80% of their respective operating cash flow with respect to the period beginning January 1, 2000 and ending on the date of the closing less the amount of their operating cash flow distributed between January 1, 2000 and June 16, 2000, the date the merger agreement was executed.

      Expenses. Each party has agreed to bear its own expenses incurred in connection with the merger agreement; provided, however, that CDCAM will bear 50% of the costs associated with the solicitation of the shareholders of the registered investment companies and of the expenses incurred by the Partnership in connection with this proxy statement and solicitation of the Partnership's unitholders.

      Subsidiary Action. To the extent that action on the part of a subsidiary of a party is necessary in order for such party to fulfill any of its obligations under the merger agreement, then each such obligation shall be deemed to include an undertaking on the part of such party to cause such subsidiary to take such necessary action.

      Unitholder Approval. The Partnership, Nvest Companies, L.P. and Nvest Corporation have each agreed, as applicable and necessary, to (i) convene a meeting of the Partnership's unitholders to consider and vote upon approval of the merger of the Partnership and any other matters required to be approved by the Partnership's unitholders for consummation of the mergers contemplated by the merger agreement and (ii) obtain written consents of unitholders of Nvest Companies, L.P. to approve the merger of Nvest Companies, L.P. and any other matters required to be approved by Nvest Companies, L.P.'s unitholders for consummation of that merger. Nvest Corporation has agreed, subject to its fiduciary obligations under applicable law, to recommend such approval by the Partnership unitholders and Nvest Companies, L.P. unitholders and the Partnership and Nvest Companies, L.P. have agreed to take all reasonable, lawful action to solicit such approval from their respective unitholders.

      Proxy Statement. Nvest Companies, L.P. and Nvest Corporation have agreed to cooperate with the Partnership in preparing this proxy statement to be filed with the SEC and to hold a special meeting of the Partnership for unitholders of the Partnership to consider and vote upon the Partnership merger contemplated by the merger agreement. CDCAM had the right to review and approve all information related to CDCAM and its affiliates before it appeared in this proxy statement.

      Indemnification; Directors' and Officers' Insurance. CDCAM has agreed to maintain, for a period of six years after the closing, any partnership, limited liability company or indemnification agreement pursuant to which the Partnership, Nvest Companies, L.P. or Nvest Corporation, their affiliates or any officer, director, member, partner or other controlling person of such entities is or may be entitled to exculpation or indemnification, and CDCAM shall cause the Partnership and Nvest Companies, L.P. and their successor entities, as the case may be, to honor any such provision for a period of six years following the closing; provided, however, that MetLife, Nvest Corporation and any subsidiary of MetLife (other than Nvest, L.P. and Nvest Companies, L.P. and their subsidiaries) and the directors and officers of MetLife and persons serving as directors or officers at the request of MetLife as of June 16, 2000 shall not be entitled to be exculpated or indemnified for any claims or damages resulting from any fact or circumstance that between the June 16, 2000 and the closing constituted a breach of a representation or warranty contained in the merger agreement. Furthermore, CDCAM has agreed for a period of six years following the closing not to take any affirmative action which might cause the termination or cancellation of any extension of directors' and officers' liability insurance for partners, members, managing members, directors and officers of the Partnership, Nvest Companies, L.P. or Nvest Corporation unless CDCAM replaces such insurance with comparable insurance coverage. CDCAM however, is not obligated to expend more than 150% or the current aggregate annual premium per year for directors' and officers' liability coverage.

      Financial Obligations of CDC Finance. CDC Finance, CDC Asset Management's parent, has agreed to cause each of CDC Asset Management and CDCAM to fulfill all of its financial obligations under the merger agreement.

CONDITIONS TO OBLIGATIONS TO EFFECT THE TRANSACTIONS

      The respective obligations of each of the Partnership, Nvest Companies, L.P., Nvest Corporation, CDC Asset Management and CDCAM to effect the mergers and the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of several conditions, including:

      o the expiration or termination of the waiting period under the Hart-Scott-Rodino Act and the approval of the Commission of the European Union under applicable competition law (which approval the parties to the merger agreements have agreed, is not required by law);

      o the approval of the Partnership merger by the unitholders of the Partnership and approval of the Nvest Companies, L.P. merger by affirmative vote or written consent of the unitholders of Nvest Companies, L.P.; and

      o the absence of any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that prohibits consummation of the transactions contemplated by the merger agreement.

      Except as may be waived by CDCAM, the obligations of CDC Asset Management, CDCAM, Merger Sub and Merger Sub II to effect the transactions contemplated in the merger agreement are subject to the satisfaction or waiver of the following conditions:

      o subject to materiality standards set forth in the merger agreement, the accuracy of the representations and warranties of each of the Partnership, Nvest Companies, L.P. and Nvest Corporation in the merger agreement as of the date of the merger agreement and the closing;

      o the performance in all material respects by each of the Partnership, Nvest Companies, L.P. and Nvest Corporation of all obligations required to be performed by it prior to the closing;

      o the compliance with certain requirements of Section 15(f) of the Investment Company Act of 1940;

      o at least 50% percent of a designated group of employees of Nvest Companies, L.P., and its affiliates entering into new employment agreements to be effective from and after the closing, which shall be in full force and effect;

      o existing employment agreements with designated key employees of Nvest Companies, L.P. and its affiliates entered into simultaneously with entering into the merger agreement shall be in full force and effect;

      o the investment management revenue run-rate of Nvest Companies, L.P. and its subsidiaries (calculated to exclude the effects of market and currency fluctuations) as of the calendar month-end prior to the closing, in respect of which consents have been obtained, being not less than 80% of the investment management revenue run-rate as of April 30, 2000;

      o the receipt by each of the Partnership, Nvest Companies, L.P. and Nvest Corporation of the consents or approvals as may be necessary to be obtained from any third party in connection with the consummation of the merger (other than consents in respect of advisory agreements), unless the failure to obtain such consents or approvals individually or in the aggregate, would not have a material adverse effect on the Partnership, Nvest Companies, L.P. and their subsidiaries taken as a whole.

      Except as may be waived by Nvest Corporation, the obligations of the Partnership, Nvest Companies, L.P. and Nvest Corporation to effect the transactions contemplated by the merger agreement are subject to satisfaction of the following conditions:

      o subject to materiality standards set forth in the merger agreement, the accuracy of the representations and warranties of each of CDC Asset Management and CDCAM in the merger agreement as of the date of the merger agreement and the closing; and

      o the performance by each CDC Asset Management, CDCAM, Merger Sub and Merger Sub II in all material respects of all obligations to be performed by it prior to the closing.

TERMINATION OF THE MERGER AGREEMENT

      The merger agreement provides that prior to the closing, the merger agreement may be terminated:

      o     at any time by mutual written consent of CDCAM and Nvest
            Corporation; or

by CDCAM or Nvest Corporation if:

      o the transactions contemplated by the merger agreement have not been consummated by December 31, 2000, so long as the terminating party did not prevent consummation by materially failing to fulfill any of its obligations under the merger agreement;

      o any court or other governmental authority has issued or promulgated any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order, that has become final and non-appealable, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

      o the Partnership's unitholders do not vote to approve the merger agreement and the mergers or the requisite vote or written consents are not received from the unitholders of Nvest Companies, L.P.; or

by CDCAM if:

      o Nvest Corporation (i) has failed to recommend, has withdrawn or has adversely modified its approval or recommendation of the merger agreement, or (ii) has failed to reconfirm its recommendation of the merger agreement or the merger of the Partnership within five business days after being requested in writing by CDCAM to do so, or (iii) has recommended another Acquisition Proposal to the Partnership's or Nvest Companies, L.P.'s unitholders, or (iv) a tender offer or exchange offer for 15% or more of the outstanding Partnership units is commenced and Nvest Corporation fails to recommend against acceptance of such tender offer or exchange within the time period required pursuant to Rule 14e-2 of the Exchange Act of 1934;

      o any of the Partnership, Nvest Companies, L.P. or Nvest Corporation has breached any representation, warranty, covenant or agreement in the merger agreement that would allow CDCAM not to close and the breach cannot be cured, or if curable, was not cured 30 days after notice by CDCAM; or

by Nvest Corporation if:

      o CDCAM has breached a representation, warranty, covenant or agreement in the merger agreement that would allow Nvest Corporation not to close and the breach cannot be cured, or if curable, was not cured 30 days after notice by Nvest
            Corporation.

      o at any time prior to approval of the merger agreement by the unitholders of Nvest Companies, L.P., Nvest Corporation may terminate the merger agreement if after receipt of an Acquisition Proposal, (i) Nvest Corporation's directors determine, in good faith, after consultation with their advisors, that termination of the merger agreement is required to comply with its fiduciary duties under applicable law; (ii) after receiving requisite notice of that Acquisition Proposal from Nvest Corporation, CDCAM does not make, within five business days, an offer that is at least as favorable as such Acquisition Proposal; and (iii) simultaneous with such termination Nvest Companies, L.P. pays the required termination fee described below.

TERMINATION FEE

      Nvest Companies, L.P. has agreed to pay CDCAM a termination fee of $66.5 million if either of the following events occur:

      o the merger agreement is terminated by Nvest Corporation following receipt of a competing Acquisition Proposal, or

      o the merger agreement is terminated by CDCAM because (A) Nvest Corporation (i) failed to recommend, withdrew or adversely modified its approval or recommendation of the merger agreement, (ii) failed to reconfirm its recommendation of the merger agreement or the merger within five business days of being requested by CDCAM to do so, (iii) failed to recommend against acceptance of a tender offer for 15% or more of the outstanding units of the Partnership or (iv) has recommended a different Acquisition Proposal to the Partnership's or Nvest Companies, L.P.'s unitholders or (B) either the unitholders of the Partnership or the unitholders of Nvest Companies, L.P. shall have failed to approve their respective mergers upon a vote, and, in any such case, within 12 months of CDCAM's termination, any of the Partnership, Nvest Companies, L.P. or

            Nvest Corporation enters into a binding agreement with a third party to implement an Acquisition Proposal or consummates an Acquisition Proposal.

AMENDMENT AND WAIVER

      Prior to the closing, any provision of the merger agreement may be:

      o     waived by the party that benefits from the provision;

      o amended or modified by an agreement in writing among all parties to the merger agreement; or

      o amended or modified by an agreement in writing among CDC Asset Management, CDCAM, Nvest Corporation, the Partnership and Nvest Companies, L.P. However, such agreement cannot amend or modify a term of the merger agreement if the amendment or modification
            (i) occurs after the Partnership's unitholders have approved the merger agreement and the amendment or modification would change the amount or kind of consideration to be received by the unitholders without their consent, (ii) could reasonably be expected to materially delay or impede the consummation of any of the transactions contemplated by the merger agreement or
            (iii) would constitute a waiver of any provision of the merger agreement other than a waiver by the party benefitted by the provision.

                           DIRECTORS AND MANAGEMENT

      Information with respect to the management of the Partnership and Nvest Companies, L.P. is set forth in Part III of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1999.
See "Where You Can Find More Information."

      In addition, a description of the relationships between the Partnership, Nvest Companies, L.P. and its general partner, Nvest
Corporation, along with other contracts, arrangements, understandings or relationships relating the Partnership and its units, is set forth and described in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1999.

      Our general partner's reasons for approving the merger agreement, the merger and the other transactions contemplated by the merger agreement are set forth in the section entitled "Special Factors-Reasons for the Merger." In coming to its decision to approve the transactions contemplated by the merger agreement, subject to the Partnership's and Nvest Companies, L.P.'s unitholders approval, the general partner did not have an independent board or independent third party review or approve the contemplated transactions.

      Certain officers and directors of Nvest Corporation and partners of the Partnership and of Nvest Companies, L.P., including affiliates of such officers, directors and partners, have entered into support agreements with CDC Asset Management by which they have agreed to vote their Partnership units and Nvest Companies, L.P. units in favor of the mergers contemplated by the merger agreement. Pursuant to these agreements approximately 135,300 Partnership units, comprising approximately 4% of the units required to approve the Partnership merger pursuant to the terms of the merger agreement, are already committed to vote to approve the merger. With respect to the merger of Nvest Companies, L.P., holders of approximately 11 million Nvest Companies, L.P. units, comprising over 90% of the units required to approve the Nvest Companies, L.P. merger pursuant to the terms of the merger agreement, are already committed to vote to approve the merger. Each of them has indicated that he or she will vote the Partnership units with respect to which he or she has voting power in favor of the Partnership merger and will vote to instruct our general partner to vote the Partnership's interest in Nvest Companies, L.P. in favor of the Nvest Companies, L.P. merger. To the Partnership's knowledge, none of the executive officers or directors of Nvest Corporation has made a recommendation in support of or opposed to the transactions contemplated by the management, other than the recommendation described in this proxy statement.

                    PRICE RANGE OF UNITS AND DISTRIBUTIONS

      Partnership units are traded on the New York Stock Exchange under the symbol "NEW". The following table sets forth the high and low sales prices for Partnership units for the periods indicated, as reported on the New York Stock Exchange, and the quarterly cash distributions per unit declared, for the periods indicated. On June 15, 2000, the last trading day prior to the execution of the merger agreement, the units of limited partner interest in the Partnership closed at $20.00 per unit.


                                            Price Range of
                                                 units            Total
                                         ---------------------  Distributions
                                             High       Low       Paid
                                         ---------- ----------  -----------
Fiscal 1998 (ended December 31, 1998)
      First Quarter...................... $ 36 13/16 $ 28         $ 0.60
      Second Quarter.....................   35 5/16    31 5/8       0.63
      Third Quarter......................   32 1/2     21 1/16      0.63
      Fourth Quarter.....................   29 1/4     15 7/8       0.63
Fiscal 1999 (ended December 31, 1999)
      First Quarter...................... $ 27  9/16 $ 22 7/8     $ 0.63
      Second Quarter.....................   25  5/16   22 1/4       0.63
      Third Quarter......................   25  5/8    21           0.63
      Fourth Quarter.....................   21  3/4    15 7/8       0.63
Fiscal 2000
      First Quarter......................   21 1/8     14         $ 0.63
      Second Quarter.....................   38 3/8     16 1/8       0.63
------------

      On July 31, 2000, the closing price of Partnership units was $38 13/16 per unit and there were approximately 325 holders of record of Partnership units. There is no known restriction on the Partnership's ability to make distributions to its unitholders other than the availability of sufficient funds, the terms of the Partnership's partnership agreement and the terms of the merger agreement.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets out information as of June 30, 2000, as to
(i) each person known by Nvest Corporation to hold 5% or more of the outstanding Partnership units (or who would own 5% or more of the outstanding Partnership units assuming such person exchanged all Nvest Companies, L.P. units for Partnership units in "block transfers" as described below), (ii) each director of Nvest Corporation, (iii) each executive officer of Nvest Corporation and (iv) all directors and executive officers of Nvest Corporation as a group. The table indicates both (a) the number of Partnership limited partner units owned by each such person and
(b) for each such person who owns at least 2% of the total Nvest Companies, L.P. limited partner units outstanding (in general not including those Nvest Companies, L.P. units held by Nvest Corporation, the Partnership or their respective affiliates) and is therefore able to exchange its Nvest Companies, L.P. limited partner units for Partnership limited partner units in "block transfers" under the regulations promulgated pursuant to Internal Revenue Code Section 7704, the number of Partnership limited partner units that such person would own assuming it exchanged all of its Nvest Companies, L.P. limited partner units for Partnership limited partner units. However, since Nvest Companies, L.P. limited partner units may only be exchanged for Partnership limited partner units with the consent of Nvest Corporation, which will not consent to any transfer that creates a risk that such transfers will not fit into the safe harbors described in the Treasury Regulations under Internal Revenue Code Section 7704 or that Nvest Companies, L.P. will be required to register any class of its securities under the Exchange Act of 1934, Partnership limited partner units to be received in such exchange may not in fact be beneficially owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The total of the percentages in the fifth column of the following table exceeds 100% because, as required by Rule 13d-3 under the Securities Exchange Act of 1934, the percentage ownership of each person reflected in such column assumes that (i) such person exchanged all of his or her Nvest Companies, L.P. limited partner units for Partnership limited partner units, and (ii) no other person exchanged any Nvest Companies, L.P. limited partner units for Partnership limited partner units. The Partnership believes that, except as otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all of Partnership limited partner units indicated.



                            AMOUNT AND                    AMOUNT AND NATURE
                            NATURE OF                 OF BENEFICIAL OWNERSHIP OF
                            BENEFICIAL                   PARTNERSHIP LIMITED
                           OWNERSHIP OF                PARTNER UNITS (INCLUDING
                           PARTNERSHIP                 BLOCK TRANSFERS OF NVEST
      BENEFICIAL         LIMITED PARTNER    PERCENT     COMPANIES, L.P. LIMITED   PERCENT
         OWNER                UNITS         OF CLASS        PARTNER UNITS)        OF CLASS
-------------------------------------------------------------------------------------------
Metropolitan Life
Insurance Company           457,900(1)       7.05%          21,452,076(1)          78.05%
Reich & Tang, Inc.          110,300(2)       1.73%           5,990,900(2)          48.67%
JV Investments, Inc.           0(3)            --              701,284(3)           9.90%
Peter B. Foreman               0(4)            --              701,284(4)           9.90%
Myron R. Szold                 0(5)            --              701,284(5)           9.90%
Roger O. Brown               38,027(6)         **              701,284(6)           9.90%
Earl J. Rusnak, Jr.             750(7)         **              701,284(7)           9.90%
Sherwin A. Zuckerman           0(8)            --              566,710(8)           8.16%
Robert H. Harper               0(9)            --              692,392(9)           9.79%
Robert J. Sanborn              0(10)           --              528,010(10)          7.64%
Oscar L. Tang+               52,271(11)        **            2,839,061(11)         30.96%
William S. Antle III+         2,050(12)        **                2,050(12)            **
Robert J. Blanding+          25,000(13)        **               25,000(13)            **
Paul E. Gray+                   500            **                  500                **
Jeffrey J. Hodgman+           1,000            **                1,000                **
Harry P. Kamen+               5,000            **                5,000                **
Charles M. Leighton+         23,567(12)(14)    **               23,567(12)(14)        **
Victor A. Morgenstern+       26,500(15)        **              801,182(15)         11.19%
Peter S. Voss+*             900,000(16)      12.36%          1,250,000(16)         16.38%
G. Neal Ryland*             450,000(17)       7.05%            450,000(17)          6.56%
Sherry A. Umberfield*       300,000(18)       4.70%            300,000(18)          4.46%
Jeffrey D. Plunkett*         56,250(19)        **               56,250(19)            **
Edward N. Wadsworth*          4,000(20)        **                4,000(20)            **
All directors and Named
  Executive Officers of the
  General Partner as a group
  (13 persons)                1,846,138      24.27%              5,757,610          49.98%

+   Director
*   Executive Officer
** Less than 1%

The footnotes to this table appear after the table entitled "Principal Holders of Nvest Companies, L.P. Limited Partner Units," below.

PRINCIPAL HOLDERS OF NVEST COMPANIES, L.P. LIMITED PARTNER UNITS

      As of June 30, 2000, there were 44,593,399 Nvest Companies, L.P. units outstanding, two holders of Nvest Companies, L.P. general partner units (Nvest Corporation and the Partnership) and approximately 125 holders of record and beneficial owners of Nvest Companies, L.P. limited partner units. The following table sets out information as of June 30, 2000 as to
(i) each person known by Nvest Corporation to hold 5% or more of the outstanding Nvest Companies, L.P. units, (ii) each director of the Nvest Corporation, (iii) each officer of Nvest Corporation who is or was listed as an a executive officer in the Partnership's most recent annual report on Form 10-K and (iv) all directors and executive officers of Nvest Corporation as a group. The number of Nvest Companies, L.P. limited partner units shown in the table represents the sum of (a) the number of Nvest Companies, L.P. units, if any, owned indirectly through ownership of Partnership units (shown in the table of "Principal Holders of Partnership Limited Partner Units," above) plus (b) the number of Nvest Companies, L.P. units owned directly. Nvest Companies, L.P. believes that, except as otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all of the Nvest Companies, L.P. units indicated.


                                   AMOUNT AND NATURE OF       PERCENT OF CLASS
BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP


MetLife                               21,452,076(1)                48.11%
Nvest, L.P.                             6,492,395                  14.56%
Reich & Tang, Inc.                     5,990,900(2)                13.43%
JV Investments, Inc.                   2,260,900(3)                 5.07%
Oscar L. Tang+                        2,839,061(11)                 6.37%
William S. Antle III+                   2,050(12)                    **
Robert J. Blanding+                     45,000(13)                   **
Paul E. Gray+                              500                       **
Jeffrey J. Hodgman+                       1,000                      **
Harry P. Kamen+                           5,000                      **
Charles M. Leighton+                  23,567(12)(14)                 **
Victor A. Morgenstern+                 801,182(15)                  1.80%
Peter S. Voss+*                       1,250,000(16)                 2.75%
G. Neal Ryland*                        479,344(17)                  1.07%

Sherry A. Umberfield*                  350,310(18)                   **
Jeffrey D. Plunkett*                    62,250(19)                   **
Edward N. Wadsworth*                    53,225(20)                   **
All directors and Named Executive
 Officers of the General Partner
  as a group (13 persons)               5,757,610                  12.90%

+   Director
*   Executive Officer
**  Less than 1%

(1) The ownership of MetLife shown includes 110,000 Partnership limited partner units issuable upon conversion of an equal number of units of general partner units owned by Nvest Corporation, the Partnership's general partner, which represent all general partner units of the Partnership outstanding. Such 110,000 units are also included in the number of units of Nvest Companies, L.P. held by the Partnership. The amount shown does not include Nvest Companies, L.P. limited partner units contributed to the Restricted Unit Plan of Nvest Companies, L.P. by MetLife as to which it retains certain income and reversionary rights. The holder's address is One Madison Avenue, New York, NY 10010.

(2) The amount shown does not include Nvest Companies, L.P. limited partner units contributed to the Restricted Unit Plan by Reich & Tang, Inc. as to which it retains certain income and reversionary rights. All stockholders of Reich & Tang, Inc. are parties to a stockholders' agreement relating to the maintenance of such corporation's status as an "S" corporation under the Internal Revenue Code and which creates numerous reciprocal and other rights relating to the disposition of stock in Reich & Tang, Inc. by the stockholders. The holder's address is P.O. Box 36, Armonk, NY 10504.

(3) The number of Partnership limited partner units shown excludes 1,559,616 Partnership limited partner units that may be acquired upon the permitted exercise of exchange rights with respect to Nvest Companies, L.P. limited partner units that may not be exercised within 60 days. The holder's address is 1999 Harrison, Suite 700, Oakland, CA 94612-3517.

(4) The number of Partnership limited partner units shown excludes 745,770 Partnership limited partner units that may be acquired upon the permitted exercise of exchange rights with respect to Nvest Companies, L.P. limited partner units that may not be exercised within 60 days. The number reflected in the tables represents Nvest Companies, L.P. limited partner units held by trusts for the benefit of Mr. Foreman and family members, with respect to which Mr. Foreman has sole discretionary authority as to voting and disposition. The holder's address is 225 W. Washington St., Suite 1650, Chicago, IL 60606.

(5) The number of Partnership limited partner units shown excludes 233,268 Partnership limited partner units that may be acquired upon the permitted exercise of exchange rights with respect to Nvest Companies, L.P. limited partner units that may not be exercised within 60 days. All of such units are held by a trust for the benefit of Mr. Szold and family members, with respect to which Mr. Szold has sole discretionary authority as to voting and disposition. The holder's address is c/o Talon Asset Management, Inc., One North Franklin, Suite 450, Chicago, IL 60606.

(6) The number of Partnership limited partner units shown excludes 149,743 Partnership limited partner units that may be acquired upon the permitted exercise of exchange rights with respect to Nvest Companies, L.P. limited partner units that may not be exercised within 60 days. The number reflected in the tables represents Partnership limited partner units and Nvest Companies, L.P. limited partner units held by trusts and partnerships for the benefit of Mr. Brown and family members, with respect to which Mr. Brown has sole discretionary authority as to voting and disposition. The holder's address is 225 W. Washington St., Suite 1650, Chicago, IL 60611.

(7) The number of Partnership limited partner units shown excludes 95,755 Partnership limited partner units that may be acquired upon the permitted exercise of exchange rights with respect to Nvest Companies, L.P. limited partner units that may not be exercised within 60 days. The Nvest Companies, L.P. limited partner units are owned by a trust of which Mr. Rusnak is the trustee and with respect to which has sole discretionary authority as to voting and disposition. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(8) The number reflected in the table includes 104,936 Nvest Companies, L.P. limited partner units held by a limited partnership of which Mr. Zuckerman serves as general partner. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 1650, Chicago, IL 60602.

(9) The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(10) The number reflected in the table includes 300,000 Nvest Companies, L.P. limited partner units held by a limited partnership of which Mr. Sanborn serves as general partner. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(11) All Mr. Tang's units are beneficially owned indirectly through stock ownership in Reich & Tang, Inc., and such units are included in the ownership attributed to Reich & Tang, Inc. set out in the above tables. Included are (i) 609 Partnership limited partner units and 32,473 Nvest Companies, L.P. limited partner units indirectly held by a trust for the lifetime benefit of Mr. Tang of which Mr. Tang is one of two trustees, and (ii) 14,840 Partnership limited partner units and 791,165 Nvest Companies, L.P. limited partner units indirectly held by trusts for Mr. Tang's children, as to which Mr. Tang disclaims beneficial ownership and (iii) 11,628 Partnership limited partner units and 619,943 Nvest Companies, L.P. limited partner units indirectly held by a trust for the benefit of Mr. Tang's descendants, as to which Mr. Tang disclaims beneficial ownership. The holder's address is P.O. Box 36, Armonk, NY 10504.

(12) Includes or represents accounts holding values equal to 2,050 Partnership limited partner units and 18,305 Partnership limited partner units for Messrs. Antle and Leighton, respectively, under a plan whereby directors of the General Partner can defer some or all of their Board retainer and meeting fees.

(13) Includes 25,000 Partnership limited partner units that may be acquired upon the exercise of options that are exercisable within 60 days.

(14) Includes 785 Partnership limited partner units owned by Mr. Leighton's spouse as to which he disclaims beneficial ownership.

(15) Includes 204,936 Nvest Companies, L.P. limited partner units held by a limited partnership of which Mr. Morgenstern serves as general partner. Includes 1,500 Partnership limited partner units held by a trust of which Mr. Morgenstern's spouse is the trustee, as to which he disclaims beneficial ownership. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

(16) Includes 900,000 Partnership limited partner units that may be acquired upon the exercise of options within 60 days. The holder's address is c/o Nvest Companies, L.P., 399 Boylston St., Boston, MA 02116.

(17) Includes 450,000 Partnership limited partner units that may be acquired upon the exercise of options within 60 days. Also includes 1,700 Partnership limited partner units and 1,800 Nvest Companies, L.P. limited partner units held by Mr. Ryland's children, as to which he disclaims beneficial ownership.

(18) Includes 300,000 Partnership limited partner units that may be acquired upon the exercise of options within 60 days.

(19) Includes 56,250 Partnership limited partner units that may be acquired upon the exercise of options within 60 days.

(20) Mr. Wadsworth served as Executive Vice President, General Counsel and Secretary until his retirement in the Spring of 2000. Includes 800 Nvest Companies, L.P. limited partner units held by Mr. Wadsworth's children, as to which he disclaims beneficial ownership.

BENEFICIAL OWNERS ENTITLED TO VOTE

      As of June 30, 2000, there were 6,034,495 Partnership units that would be entitled to vote for the Partnership merger. The following table sets out information as of June 30, 2000, with respect to persons entitled to vote for the approval of the Partnership merger, as to (i) each person known by Nvest Corporation to hold 5% or more of the outstanding Partnership units as of the record date, (ii) each director of Nvest Corporation, (iii) each executive officer of Nvest Corporation and (iv) all directors and executive officers of Nvest Corporation as a group. The table sets forth the number of Partnership units beneficially owned by each such person as of the record date that can be voted at the special meeting and therefore does not include Partnership units that may be acquired by such person after the record date through the exercise of options or the exchange of units of Nvest Companies, L.P.

----------------------------------------------------------------------------
                               AMOUNT AND NATURE OF
                               BENEFICIAL OWNERSHIP
                              OF PARTNERSHIP LIMITED
         BENEFICIAL               PARTNER UNITS         PERCENT OF UNITS
            OWNER                ELIGIBLE TO VOTE       ELIGIBLE TO VOTE
----------------------------------------------------------------------------
Reich & Tang, Inc.                  110,300(1)               1.83%
Oscar L. Tang+                      52,271(2)                0.87%
William S. Antle III+                   0                     - -
Robert J. Blanding+                     0                     - -
Paul E. Gray+                          500                     **
Jeffrey J. Hodgman+                   1,000                    **
Harry P. Kamen+                       5,000                    **
Charles M. Leighton+                 5,262(3)                  **
Victor A. Morgenstern+              26,500(4)                  **
Peter S. Voss+*                         0                     - -
G. Neal Ryland*                         0                     - -
Sherry A. Umberfield*                   0                     - -
Jeffrey D. Plunkett*                    0                     - -
Edward N. Wadsworth*                  4,000                    **
All directors and Named
  Executive Officers of the
  General Partner as a group
  (13 persons)                        90,533                 1.48%
----------------------------------------------------------------------------

**   Less than 1%

(1) The amount shown does not include Nvest Companies, L.P. limited partner units contributed to the Restricted Unit Plan by Reich & Tang, Inc. as to which it retains certain income and reversionary rights. All stockholders of Reich & Tang, Inc. are parties to a stockholders' agreement relating to the maintenance of such corporation's status as an "S" corporation under the Internal Revenue Code and which creates numerous reciprocal and other rights relating to the disposition of stock in Reich & Tang, Inc. by the stockholders. The holder's address is P.O. Box 36, Armonk, NY 10504.

(2) All Mr. Tang's units are beneficially owned indirectly through stock ownership in Reich & Tang, Inc., and such units are included in the ownership attributed to Reich & Tang, Inc. set out in the above tables. See Footnote 11 to the table appearing above for further information regarding the nature of Mr. Tang's beneficial ownership. The holder's address is P.O. Box 36, Armonk, NY 10504.

(3) Includes 785 Partnership limited partner units owned by Mr. Leighton's spouse as to which he disclaims beneficial ownership.

(4) Includes 1,500 Partnership limited partner units held by a trust of which Mr. Morgenstern's spouse is the trustee, as to which he disclaims beneficial ownership. The holder's address is c/o Harris Associates, Two N. LaSalle St., Suite 500, Chicago, IL 60602.

         CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      The Partnership has made forward-looking statements in this document and the documents referenced herein that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Partnership set forth (i) under "Summary", "Special Factors", "The Transaction" and "Certain Estimates Provided to CDC Asset Management", (ii) under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Partnership's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q referenced in this document and (iii) in this document and the documents referenced preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions.

      Some statements contained in this proxy statement may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of Nvest Companies, L.P.'s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. The Partnership cautions you to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made. The Partnership undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, the Partnership claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      Unitholders should understand that the following important factors, in addition to those discussed elsewhere in the documents which are referenced in this proxy statement, could affect the future results of the Partnership and could cause results to differ materially from those expressed in such forward-looking statements: competitive pressures among financial services companies may increase significantly; general economic conditions, either internationally or nationally or in the states in which the Partnership is doing business, may be less favorable than expected; legislative or regulatory changes may adversely affect the business in which the Partnership is engaged; and technological changes may be more difficult or expensive than anticipated.

                      WHERE YOU CAN FIND MORE INFORMATION

      The Partnership files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC- 0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at "http://www.sec.gov." You may inspect information that the Partnership files with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      In addition to the information provided in this proxy statement, the following documents contain important information about our company and its finances.

Partnership SEC Filings                Period or Date Filed
------------------------------------   ------------------------------------------------
Annual Report on Form 10-K             Year ended December 31, 1999.

Quarterly Reports on Form 10-Q         Quarters ended March 31, 2000 and June 30, 2000.

Current Reports on Form 8-K or 8-K/A   Filed on June 20, 2000.

      Partnership unitholders may obtain the above-mentioned documents by requesting them in writing or by telephone from the appropriate party at the following addresses:

                                Nvest, L.P.
                            399 Boylston Street
                        Boston, Massachusetts 02116
                       Attention: Investor Relations
                         Telephone: (617) 578-3500

      If you would like to request documents from us, please do so by September 5, 2000 to receive them before the special meeting.

      You should rely only on the information contained in this proxy statement or other document to which we refer to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [August ], 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than [August ], 2000, and the mailing of the proxy statement to unitholders shall not create any implication to the contrary.

      Your vote is important. To vote your units, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope or follow the instructions on your voting card to vote by telephone. Please call our investor relations department at (617) 578-3500 or D.F. King & Co. Inc., toll-free at 1-800-755-7250 if you have questions or need assistance with the voting procedures.

                                     BY ORDER OF THE GENERAL PARTNER

                                    /s/  Peter S. Voss
                                    ---------------------------------
                                    Peter S. Voss
                                    Chairman, President
                                    and Chief Executive Officer
                                    Nvest Corporation

Boston, Massachusetts

[August     ], 2000

                                 APPENDIX A

                        AGREEMENT AND PLAN OF MERGER


                                by and among

                                CDC Finance

                            CDC Asset Management

                      CDCAM North America Corporation

                          CDCAM Partnership, L.P.

                         CDCAM Partnership II, L.P.

                             Nvest Corporation

                                Nvest, L.P.

                                    and

                           Nvest Companies, L.P.


                          ------------------------

                         Dated as of June 16, 2000
                          ------------------------

                             TABLE OF CONTENTS

                                                                          Page

                                  RECITALS
The Parties.................................................................1
The Transactions............................................................1
Agreement of Merger.........................................................2

                                 ARTICLE I
                            CERTAIN DEFINITIONS

1.01     Certain Definitions................................................2
1.02     Terms Generally...................................................10

                                 ARTICLE II
                              THE TRANSACTIONS

2.01     The Public Partnership Merger.....................................11
2.02     The Private Partnership Merger....................................15
2.03     Treatment of Other Equity Interests...............................18
2.04     Closing...........................................................19

                                ARTICLE III
                       REPRESENTATIONS AND WARRANTIES

3.01     Disclosure Schedules..............................................20
3.02     Standards.........................................................20
3.03     Representations and Warranties of the Sellers.....................21
3.04     Representations and Warranties of Buyer...........................43

                                 ARTICLE IV
                                 COVENANTS

4.01     Conduct Prior to Closing..........................................45
4.02     Acquisition Proposals.............................................47
4.03     Retention and Other Compensation Related Matters..................48
4.04     Filings, Other Actions; Notification..............................48
4.05     Investment Company Matters........................................50
4.06     Advisory Agreements...............................................51
4.07     Taxation..........................................................52
4.08     Access; Information. .............................................53
4.09     Publicity.........................................................53
4.10     Takeover Statutes.................................................54

4.11     Reasonable Best Efforts...........................................54
4.12     Pre-Closing Distributions.........................................54
4.13     Expenses..........................................................54
4.14     Subsidiary Action.................................................54
4.15     Unitholder Approval...............................................54
4.16     Proxy Statement...................................................55
4.17     Indemnification; Directors' and Officers' Insurance...............56
4.18     Financial Obligations of Buyer Parent.............................56
4.19     Further Assurances................................................57

                                 ARTICLE V
                                 CONDITIONS

5.01     Conditions to Each Party's Obligation to Effect the Transactions..57
5.02     Conditions to Obligations of Buyer................................57
5.03     Conditions to Obligations of the Sellers..........................59

                                 ARTICLE VI
                                TERMINATION

6.01     Termination by Mutual Consent.....................................60
6.02     Termination by Either Buyer or the Sellers........................60
6.03     Termination by Buyer..............................................60
6.04     Termination by General Partner....................................61
6.05     Effect of Termination and Abandonment.............................61
6.06     Termination Fee...................................................61

                                ARTICLE VII
                         MISCELLANEOUS AND GENERAL

7.01     Survival..........................................................62
7.02     Waiver; Amendment.................................................63
7.03     Governing Law and Venue; Waiver of Jury Trial.....................63
7.04     Waiver of Sovereign Immunity......................................64
7.05     Notices...........................................................64
7.06     Entire Understanding; Third Party Beneficiaries...................66
7.07     Obligations of Buyer..............................................66
7.08     Transfer Taxes....................................................67
7.09     Interpretation....................................................67
7.10     Assignment........................................................67
7.11     Counterparts......................................................67
7.12     Specific Performance..............................................67

Exhibit A         Post-Closing Employee Plan

               This AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2000 (this "Agreement"), by and among Nvest Corporation, a Delaware corporation, Nvest, L.P., a Delaware limited partnership, Nvest Companies, L.P. ., a Delaware limited partnership, CDC Finance, a French legal entity, CDC Asset Management, a French legal entity, CDCAM North America Corporation, a Delaware corporation, CDCAM Partnership, L.P., a Delaware limited partnership, and CDCAM Partnership II, L.P., a Delaware limited partnership (each, a "Party" and, collectively, the "Parties").


                                  RECITALS

               A. The Parties. The Parties to this Agreement are as follows:

               CDC Finance is a French legal entity.

               CDC Asset Management ("Buyer Parent"), a French legal entity, is a majority owned subsidiary of CDC Finance.

               CDCAM North America Corporation ("Buyer"), a corporation organized under the laws of Delaware, is a wholly-owned direct subsidiary of Buyer Parent.

               CDCAM Partnership, L.P. ("Public Partnership Merger Sub"), a limited partnership formed under the laws of Delaware.

               CDCAM Partnership II, L.P. ("Private Partnership Merger Sub"), a limited partnership formed under the laws of Delaware.

               Nvest Corporation ("General Partner"), a corporation organized under the laws of Massachusetts, is the managing general partner of Private Partnership and the sole general partner of Public Partnership.

               Nvest, L.P. ("Public Partnership"), a limited partnership formed under the laws of Delaware, is the advising general partner of Private Partnership.

               Nvest Companies, L.P. ("Private Partnership") is a limited partnership formed under the laws of Delaware.

               B. The Transactions. The Parties desire and intend to engage in a series of transactions, which will include (i) a merger of Public Partnership Merger Sub with and into Public Partnership and (ii) a merger of Private Partnership Merger Sub with and into Private Partnership.

               C. Agreement of Merger. This Agreement constitutes an agreement of merger within the meaning of Section 17-211 of the DE Partnership Law with respect to each of the Public Partnership Merger and the Private Partnership Merger.

               NOW, THEREFORE, in consideration of the premises, and of the covenants, representations, warranties and agreements contained herein and in the other Transaction Documents, the Parties agree as follows:


                                 ARTICLE I

                            CERTAIN DEFINITIONS

         1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

              "Acquired Entities" has the meaning set forth in Section
4.07(a).

              "Acquisition Proposal" has the meaning set forth in Section
4.02.

              "Adjusted Assets Under Management" has the meaning set forth in Section 2.01(d).

              "Advisory Agreement" means, with respect to any Person, each Contract relating to its rendering of investment management or investment advisory services to a Client, including any sub-advisory or similar agreement.

              "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by Contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing. For purposes of the definition of "control", a general partner or managing member of a Person shall always be considered to control such Person.

              "Agreement" has the meaning set forth in the preamble to this Agreement.

              "Applicable Law" means any domestic or foreign federal or state statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of any Self-Regulatory Organization) applicable to any of the Parties, any of each of their respective Subsidiaries, or any of the Parties' or their respective Subsidiaries' properties or assets, as the case may be.

              "Audit Date" has the meaning set forth in Section 3.03(h).

              "Authority" means any Governmental Authority or Self-Regulatory Organization.

              "Base Date" has the meaning set forth in Section 2.01(d).

              "Base Revenue Run-Rate" has the meaning set forth in Section 2.01(d).

              "Buyer" has the meaning set forth in Recital A.

              "Buyer Parent" has the meaning set forth in Recital A.

              "Buyer Representatives" has the meaning set forth in Section 4.08(a).

              "CGM" has the meaning set forth in Section 3.03(k).

              "Client" means each Investment Company and each other Person for which a Subsidiary of Private Partnership is a Service Provider.

              "Closing" has the meaning set forth in Section 2.04.

              "Closing Date" has the meaning set forth in Section 2.04.

              "Closing Revenue Run-Rate" has the meaning set forth in
Section 2.01(d).

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Compensation and Benefit Plan" shall have the meaning set forth in Section 3.03(m)(i).

              "Constituent Documents" means, with respect to any corporation, its charter and by-laws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together in each case, with all material consents and other instruments delegating authority pursuant to such Constituent Documents.

              "Contract" means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, guarantee, loan, note, mortgage, arrangement, license, lease or other commitment, whether written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their assets or properties is subject.

              "Controlled Affiliate" has the meaning set forth in Section
3.03(e).

              "Corporate Subsidiaries" has the meaning set forth in Section 3.03(l)(vi).

              "CSFB" has the meaning set forth in Section 3.03(n).

              "DE Partnership Law" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C.ss.ss.17-101 et seq., as amended from time to time.

              "Disclosure Schedule" has the meaning set forth in Section
3.01.

              "Encumbrance" means any lien, encumbrance, mortgage, restriction, pledge, security interest, right of first refusal, claim or other encumbrance.

              "Environmental Law" has the meaning set forth in Section
3.03(t).

              "Equity Interest" means, with respect to any Person, any share of capital stock of, general, limited or other partnership interest, membership interest or similar ownership interest in the equity of, such Person.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

              "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a "single-employer" within the meaning of Section 4001 of ERISA.

              "ERISA Client" has the meaning set forth in Section
3.03(o)(ii)(F).

              "Escrow Account" has the meaning set forth in Section 2.04.

              "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              "Executive Officers" means those officers of Public
Partnership who file beneficial ownership reports due to their status as "officers" within the meaning of Rule 16a-1(f) under the Exchange Act.

              "Federal Reserve" means the Board of Governors of the Federal Reserve System.

              "Fee Triggering Event" has the meaning set forth in Section
6.06(b).

              "GAAP" means generally accepted accounting principles in the United States of America as in effect at the time any applicable financial statements were prepared.

              "General Partner" has the meaning set forth in Recital A.

              "General Partner Parent" means the immediate parent of General Partner.

              "Governmental Authority" means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, the securities commission or other authority of any state or foreign jurisdiction, the Federal Reserve or any other government authority, agency, department, board, commission or instrumentality of any such government, state or political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental organization, agency or authority.

              "Hazardous Substance" has the meaning set forth in Section 3.02(t)(v).

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

              "Investment Company" means an investment company, as such term is defined in the Investment Company Act, and any entity that, but for the provisions of Section 3(c) of such Act, would be an investment company under such Act. When used herein without such a reference to a specified Person, "Investment Company" refers to any Investment Company for which Private Partnership or any Subsidiary of Private Partnership acts as a Service Provider.

              "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

              "Investment Company Advisory Agreement" means any Advisory Agreement to which an Investment Company is a party.

              "Investment Company Board" or "Board" means the board of directors or trustees (or Persons performing similar functions) of an Investment Company.

              "IRS" means the Internal Revenue Service, and any successor thereto.

              "Material Adverse Effect" means, with respect to any Seller, any effect that is material and adverse to the financial condition, assets, properties, management, business or results of operations of Public Partnership, Private Partnership and their respective Subsidiaries, taken as a whole, or, with respect to Buyer Parent, Buyer and their respective Subsidiaries, taken as a whole other than to the extent resulting from changes in U.S. or global securities markets, currency fluctuations or industry or economic conditions in general, provided that a reduction in the Revenue Run-Rate between the Base Date and the Closing Date in and of itself shall not constitute a Material Adverse Effect.

              "Material Subsidiaries" shall mean those Persons Previously Disclosed.

              "Multiemployer Plan" has the meaning set forth in Section 3.03(m)(v).

              "Multiple Employer Plan" has the meaning set forth in Section 3.03(m)(v).

              "NASD" means the National Association of Securities Dealers, Inc., and any successor thereto.

              "Non-Registered Investment Company" means an Investment Company that is not required to be registered under the Investment Company Act.

              "Notice" has the meaning set forth in Section 4.06.

              "Option" shall have the meaning set forth in Section 2.03.

              "Order" has the meaning set forth in Section 5.01(c).

              "Partnership Equity Plans" means collectively the Nvest, L.P. and Nvest Companies, L.P. 2000 Equity Incentive Plan, the Nvest, L.P. and Nvest Companies, L.P. 1997 Equity Incentive Plan, the Nvest Companies, L.P. Restricted Unit Plan and the Nvest, L.P. and Nvest Companies, L.P. 1993 Equity Incentive Plan.

              "Party" and "Parties" have the meaning set forth in the preamble to the Agreement.

              "Paying Agent" has the meaning set forth in Section 2.01(f).

              "PBGC" has the meaning set forth in Section 3.03(m)(iv).

              "Pension Plan" means an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

              "Person" means any individual, bank, corporation, company, partnership (limited or general), limited liability company, association, joint venture, trust, stock insurance company, unincorporated organization or other entity or similar contractual arrangement or relationship.

              "Previously Disclosed" by a Party or Parties means information set forth in its or their Disclosure Schedule.

              "Private Partnership" has the meaning set forth in Recital A.

              "Private Partnership Certificate of Merger" has the meaning set forth in Section 2.02(b).

              "Private Partnership Effective Time" has the meaning set forth in Section 2.02(b).

              "Private Partnership GP Unit" has the meaning set forth in
Section 2.02(d).

              "Private Partnership LP Unit" has the meaning set forth in
Section 2.02(d).

              "Private Partnership Merger" has the meaning set forth in
Section 2.02(a).

              "Private Partnership Merger Sub" has the meaning set forth in Recital A.

              "Private Partnership Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Private Partnership.

              "Private Partnership Surviving Partnership" has the meaning set forth in Section 2.02(a).

              "Private Partnership Unitholders" has the meaning set forth in Section 2.02(f)(i).

              "Private Partnership Units" has the meaning set forth in
Section 2.02(d)(iii).

              "Private Partnership Unitholders" has the meaning set forth in Section 2.02(f)(i).

              "Proxy Statement" has the meaning set forth in Section 4.16.

              "Public Partnership" has the meaning set forth in Recital A.

              "Public Partnership Certificate of Merger" has the meaning set forth in Section 2.01(b).

              "Public Partnership Effective Time" has the meaning set forth in Section 2.01(b).

              "Public Partnership GP Unit" has the meaning set forth in
Section 2.01(d).

              "Public Partnership LP Unit" has the meaning set forth in
Section 2.01(d).

              "Public Partnership Merger" has the meaning set forth in
Section 2.01(a).

              "Public Partnership Merger Sub" has the meaning set forth in Recital A.

              "Public Partnership Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of Public
Partnership.

              "Public Partnership Surviving Partnership" has the meaning set forth in Section 2.01(a).

              "Public Partnership Unitholders" has the meaning set forth in
Section 2.01(f)(i).

              "Public Partnership Unitholders Meeting" has the meaning set forth in Section 4.15(a).

              "Public Partnership Units" has the meaning set forth in
Section 2.01(d)(iii).

              "Registered Investment Company" means an Investment Company registered under the Investment Company Act.

              "Report" has the meaning set forth in Section
3.03(o)(iii)(H).

              "Restricted Unit" means an award of restricted limited partnership units in Public Partnership granted pursuant to the Partnership Equity Plans.

              "Revenue Run-Rate" has the meaning set forth in Section
2.01(d).

              "SEC" means the Securities and Exchange Commission, and any successor thereto.

              "SEC Reports" has the meaning set forth in Section 3.03(h).

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act and the state "blue sky" laws, and the rules and regulations promulgated thereunder.

              "Self-Regulatory Organization" means the NASD, the National Futures Association, each national securities exchange in the United States and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which it is otherwise subject.

              "Seller Material Contract" has the meaning set forth in
Section 3.02(q).

              "Seller Parent" means Metropolitan Life Insurance Company, an indirect parent company of General Partner.

              "Sellers" means, collectively, Private Partnership, Public Partnership and General Partner.

              "Service Provider" means any Person who acts as investment manager, investment adviser or subadviser or who provides distribution or marketing services.

              "Shortfall Ratio" has the meaning set forth in Section
2.01(d).

              "Sponsored" means, with respect to any Investment Company, an Investment Company which has a majority of its officers who are employees of Private Partnership or any of its Subsidiaries or of which Private Partnership or any of its Subsidiaries holds itself out as the "Sponsor".

              "Subsidiary" of any Person (the "subject Person") means any Person, whether incorporated or unincorporated, of which (i) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or other Persons performing similar functions or (ii) (A) a general partner interest or (B) a managing membership interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries; provided, however, that the term Subsidiary shall not apply to any Sponsored Non-Registered Investment Company.

              "Superior Proposal" has the meaning set forth in Section
4.02.

              "Takeover Statute" means any "interested holder," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation.

              "Tax" and "Taxes" means any and all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

              "Tax Returns" mean any return, amended return or other report (including, without limitation elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

              "Termination Date" has the meaning set forth in Section 6.02.

              "Termination Fee" has the meaning set forth in Section
6.06(a).

              "Transaction Documents" means this Agreement, the Support and Cooperation Agreement, Support Agreements with certain unitholders of Private Partnership and each employment agreement entered into in contemplation of the Transactions.

              "Transactions" means, collectively, the Private Partnership Merger, the Public Partnership Merger and each other transaction contemplated by Article II of this Agreement.

              "12b-1 Plan" has the meaning set forth in Section 3.03(o)(i).

              "Unit Price" has the meaning set forth in Section 2.01(d).

         1.02 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement include both the plural and the singular;

              (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

              (c) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation"; and

              (d) the term "reasonable best efforts" of any Party with respect to any specified action or result shall mean efforts that a reasonable Person would make to take such action or accomplish such result in light of the present intentions of such Party with respect to the Transactions and the benefits to be obtained by such Party upon the consummation of the transactions contemplated by the Transaction Documents.

                                 ARTICLE II

                              THE TRANSACTIONS

         2.01 The Public Partnership Merger.

              (a) The Public Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Public Partnership Effective Time, Public Partnership Merger Sub shall be merged with and into Public Partnership and the separate partnership existence of Public Partnership Merger Sub shall thereupon cease (the "Public Partnership Merger"). Public Partnership shall be the surviving entity in the Public Partnership Merger (sometimes hereinafter referred to as the "Public Partnership Surviving Partnership"), and the separate partnership existence of Public Partnership, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Public Partnership Merger, except as set forth in Section 2.01(c). The Public Partnership Merger shall have the effects specified in Section 17-211(h) of the DE Partnership Law.

              (b) Public Partnership Effective Time. On the Closing Date, immediately following the satisfaction of all the conditions set forth in Article V, Public Partnership and Public Partnership Merger Sub shall cause a certificate of merger (the "Public Partnership Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in
         Section 17-211(c) of the DE Partnership Law. The Public Partnership Merger shall become effective at the time on the Closing Date specified in the Public Partnership Certificate of Merger (the "Public Partnership Effective Time").

              (c) The Public Partnership Surviving Partnership Agreement. Effective as of the Public Partnership Effective Time, the Public Partnership Partnership Agreement shall be amended and restated in its entirety and a new partnership agreement shall be adopted which limited partnership agreement shall be in a form to be determined by Buyer prior to the Closing.

              (d) Effect on Partnership Interests. At the Public
         Partnership Effective Time, as a result of the Public Partnership Merger and without any action on the part of the holders of any partnership interest in Public Partnership:

                           (i) Public Partnership Merger Consideration.
                  Each unit of limited partner interest in Public Partnership issued and outstanding immediately prior to the Public Partnership Effective Time (a "Public Partnership LP Unit"), shall be converted into the right to receive, without interest, an amount in cash equal to $40.00 (such amount, as it may be adjusted in accordance with this Section 2.01(d)(i), the "Unit Price"), provided that:

                                    (x) in the event that the Revenue
                           Run-Rate as of the most recent calendar
                           month-end prior to the Closing Date (the
                           "Closing Revenue Run-Rate") is less than 90% of the Revenue Run-Rate as of the Base Date (the "Base Revenue Run-Rate") and is equal to or greater than 85% of the Base Revenue Run-Rate, then the Unit Price shall be reduced by an amount equal to the Unit Price multiplied by the Shortfall Ratio; and

                                    (y) in the event that the Closing
                           Revenue Run-Rate is less than 85% of the Base Revenue Run-Rate, then the Unit Price shall be reduced by an amount equal to the sum of (A) the Unit Price multiplied by the Shortfall Ratio and
                           (B) the Unit Price multiplied by the Additional Shortfall Ratio.

                           provided, further, that the Unit Price as so adjusted shall not be less than $34.00.

                                    The "Shortfall Ratio" shall be equal to
                           the excess of (i) 90% over (ii) a fraction
                           (expressed as a percentage) the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Revenue Run-Rate.

                                    The "Additional Shortfall Ratio" shall
                           be equal to the excess of (i) 85% over (ii) a fraction (expressed as a percentage) the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Revenue Run-Rate.

                                    "Revenue Run-Rate" shall mean, as of
                           any date, the aggregate annualized investment advisory, investment management and subadvisory fees for all investment management accounts (other than, in the case of the Closing Revenue Run-Rate, accounts of Clients that have not consented in accordance with Section 4.04(c) or
                           Section 4.06 to the assignment or deemed assignment of their respective Advisory Agreements resulting from the Transactions or that have withdrawn such consents) managed by the Subsidiaries of Private Partnership and payable to such Subsidiaries, determined by multiplying the Adjusted Assets Under Management for each such account by the applicable fee rate for such account at such date (excluding any performance-based fees) or, with respect to calculating the Closing Revenue Run-Rate, in the case of any Registered Investment Company that has modified its applicable fee rate, by such modified fee rate to be in effect for such account immediately following the Closing. The calculation of the Closing Revenue Run-Rate shall be made using substantially the same methodology as the calculation of the Base Revenue Run-Rate.

                                    "Base Date" shall mean April 30, 2000.

                                    "Adjusted Assets Under Management"
                           shall mean, for any investment management account as of a particular date, the amount of assets under management by the Subsidiaries of Private Partnership in that account as of the Base Date, as adjusted, in the case of the Closing Revenue Run-Rate, (i) to reflect net cash flows (additions, withdrawals and reinvestments), new accounts and terminated accounts from and after the Base Date and (ii) to exclude any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations from and after the Base Date.

                  For purposes of calculating the Base Revenue Run-Rate and the Closing Revenue Run-Rate, all accounts of the Clients Previously Disclosed in section 2.01(d)(i) of the General Partner's Disclosure Schedules shall be excluded.

                           (ii) Public Partnership GP Units. Each unit of
                  general partner interest in Public Partnership issued and outstanding immediately prior to the Public Partnership Effective Time (a "Public Partnership GP Unit") shall be converted into the right to receive, without interest, an amount in cash equal to the Unit Price.

                           (iii) Cancellations of Units, Etc. All such
                  Public Partnership LP Units and all such Public Partnership GP Units (collectively, "Public Partnership Units"), by virtue of the Public Partnership Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Public Partnership Units shall thereafter cease to have any rights with respect to such Public Partnership Units, except the right to receive the Unit Price for each Public Partnership Unit upon the surrender of such certificate in accordance with Section 2.01(f).

              (e) Public Partnership Merger Sub. At the Public Partnership Effective Time, the limited partner interest in Public Partnership Merger Sub issued and outstanding immediately prior to the Public Partnership Effective Time shall be converted into and become exchangeable for the limited partner interest in the Public Partnership Surviving Partnership and the general partner interest in Public Partnership Merger Sub issued and outstanding immediately prior to the Public Partnership Effective Time shall be converted into the general partner interest in Public Partnership Surviving Partnership.

              (f) Payment for Public Partnership Units.

                           (i) Paying Agent. At or prior to the Public
                  Partnership Effective Time, Buyer shall deposit, or shall cause to be deposited, with a paying agent selected by Buyer and not reasonably objected to by Public Partnership (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.01(d)(i) and (ii) to holders of Public Partnership Units issued and outstanding immediately prior to the Public Partnership Effective Time ("Public Partnership Unitholders").

                           (ii) Payment Procedures. Promptly after the
                  Public Partnership Effective Time, Buyer shall cause
                  Public Partnership Surviving Partnership to cause to be mailed to each Person who was, at the Public Partnership Effective Time, a holder of record of issued and outstanding Public Partnership Units (i) a letter of transmittal specifying that delivery shall be effected, and the risk of loss and title to each certificate representing Public Partnership Units shall pass, only upon delivery of such certificate (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be customary in form and substance, and
                  (ii) instructions for use in effecting the surrender of such certificates. Upon surrender to the Paying Agent of any such certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Buyer shall cause Public Partnership Surviving Partnership to promptly cause to be paid to the Person(s) entitled thereto, by check, the amount to which such Person(s) are entitled pursuant to
                  Section 2.01(d)(i) or (ii), as the case may be, after giving effect to any required tax withholding. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a Person other than the registered holder of a certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of Public Partnership Surviving Partnership or the Paying Agent that such tax has been paid or is not applicable.

                           (iii) Transfers. After the Public Partnership
                  Effective Time, there shall be no transfers on the books and records of Public Partnership of the Public
                  Partnership Units that were outstanding immediately prior to the Public Partnership Effective Time.

                           (iv) Termination of Payment Fund. Three hundred
                  and sixty five (365) days following the Public
                  Partnership Effective Time, Public Partnership

                  Surviving Partnership or its successor shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to Public Partnership Unitholders since the Public Partnership Effective Time, and thereafter such holders shall be entitled to look to Public Partnership Surviving Partnership only as general creditors thereof with respect to the cash payable upon due surrender of such certificates. Notwithstanding the foregoing, neither the Paying Agent nor any Party hereto shall be liable to any holder of such certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Public Partnership Surviving Partnership shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of cash in exchange for Public Partnership Units.

                           (v) Lost, Stolen or Destroyed Public Partnership
                  Certificates. In the event any certificate representing Public Partnership Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Public Partnership, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed certificate the consideration due to such holder pursuant to Section 2.01(d)(i) or (ii) upon due surrender of the Public Partnership Units represented by such certificate.

              (g) Dissenters' or Appraisal Rights. Public Partnership Unitholders shall not be entitled to any dissenters' rights or rights of appraisal with respect to such holders' Public
         Partnership Units.

              (h) Adjustments to Prevent Dilution. In the event that Public Partnership changes the number of Public Partnership Units issued and outstanding prior to the Public Partnership Effective Time, by means of a unit split, recapitalization, unit consolidation or similar transaction, the Unit Price shall be proportionately adjusted.

         2.02 The Private Partnership Merger.

              (a) The Private Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Private Partnership Effective Time, Private Partnership Merger Sub shall be merged with and into Private Partnership and the separate partnership existence of Private Partnership Merger Sub shall thereupon cease (the "Private Partnership Merger"). Private Partnership shall be the surviving entity in the Private Partnership Merger (sometimes hereinafter referred to as the "Private Partnership Surviving Partnership"), and the separate partnership existence of Private Partnership, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Private Partnership Merger, except as set forth in Section 2.02(c). The Private Partnership Merger shall have the effects specified in Section 17-211(h) of the DE Partnership Law.

              (b) Private Partnership Effective Time. Immediately following the consummation of the transactions contemplated by Section 2.01(a), Private Partnership and Private Partnership Merger Sub will cause a certificate of merger (the "Private Partnership Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 17-211(c) of the DE Partnership Law. The Private Partnership Merger shall become effective immediately following the Public Partnership Effective Time, such time to be specified in the Private Partnership Certificate of Merger (the "Private Partnership Effective Time"), provided, however, that the Private Partnership Merger shall not become effective and the provisions of this Section 2.02 shall have no effect unless the Public Partnership Merger shall have become effective prior thereto.

              (c) The Private Partnership Surviving Partnership Agreement. Effective as of the Private Partnership Effective Time, the Private Partnership Partnership Agreement shall be amended and restated in its entirety and a new partnership agreement shall be adopted which limited partnership agreement shall be in a form to be determined by Buyer prior to the Closing.

              (d) Effect on Partnership Interests. At the Private
         Partnership Effective Time, as a result of the Private Partnership Merger and without any action on the part of the holders of any partnership interest in Private Partnership:

                           (i) Private Partnership Merger Consideration.
                  Each unit of limited partner interest in Private Partnership issued and outstanding immediately prior to the Private Partnership Effective Time (a "Private Partnership LP Unit") shall be converted into the right to receive, without interest, an amount in cash equal to the Unit Price.

                           (ii) Private Partnership GP Units. (A) Each unit
                  of general partner interest in Private Partnership held by Public Partnership Surviving Partnership immediately prior to the Private Partnership Effective Time shall be canceled and extinguished, and no payment will be made with respect to those Units and (B) each other unit of general partner interest in Private Partnership issued and outstanding immediately prior to the Private Partnership Effective Time (a "Private Partnership GP Unit") shall be converted into the right to receive, without interest, an amount in cash equal to the Unit Price.

                           (iii) Cancellations of Units, Etc. All such
                  Private Partnership LP Units and all such Private Partnership GP Units (collectively, "Private Partnership

                  Units"), by virtue of the Private Partnership Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Private Partnership Unitholder shall thereafter cease to have any rights with respect to such Private Partnership Units, except the right to receive the Unit Price for each Private Partnership Unit in accordance with Section 2.02(f).

              (e) Private Partnership Merger Sub. At the Private Partnership Effective Time, the limited partner interest in Private Partnership Merger Sub issued and outstanding immediately prior to the Private Partnership Effective Time shall be converted into and become exchangeable for the limited partner interest in Private Partnership Surviving Partnership, and the general partner interest in Private Partnership Merger Sub issued and outstanding immediately prior to the Private Partnership Effective Time shall be converted into the general partner interest in Private Partnership Surviving Partnership.

              (f) Payment for Private Partnership Units.

                           (i) Private Partnership Paying Agent. At or
                  prior to the Private Partnership Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Paying Agent, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.02(d)(i) and (ii), as the case may be, to holders of Private Partnership Units issued and outstanding immediately prior to the Private Partnership Effective Time ("Private Partnership Unitholders").

                           (ii) Payment Procedures. Promptly after the
                  Private Partnership Effective Time, Buyer shall cause Private Partnership Surviving Partnership to cause to be mailed or delivered to each Person who was, at the Private Partnership Effective Time, a holder of record of issued and outstanding Private Partnership Units a letter of transmittal, such letter of transmittal to be customary in form and substance. Upon receipt by the Paying Agent of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Buyer shall cause Private Partnership Surviving Partnership to promptly cause to be paid to the Person(s) entitled thereto, by check or by wire, as indicated on such letter of transmittal, the amount to which such Person(s) are entitled pursuant to Section 2.02(d)(i) and 2.02(ii), after giving effect to any required tax withholding. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate.

                           (iii) Transfers. After the Private Partnership
                  Effective Time, there shall be no transfers on the books and records of Private Partnership of the Private

                  Partnership Units that were outstanding immediately prior to the Private Partnership Effective Time.

                           (iv) Termination of Payment Fund. Three hundred
                  and sixty five (365) days following the Private Partnership Effective Time, Private Partnership Surviving Partnership or its successor shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Private Partnership Paying Agent which have not been disbursed to Private Partnership Unitholders since the Private Partnership Effective Time, and thereafter such holders shall be entitled to look to Private Partnership Surviving Partnership only as general creditors thereof with respect to the cash payable upon due surrender of such certificates. Notwithstanding the foregoing, neither the Paying Agent nor any Party hereto shall be liable to Private Partnership Unitholders for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Private Partnership Surviving Partnership shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of cash in exchange for Private Partnership Units.

              (g) Dissenters' or Appraisal Rights. Private Partnership Unitholders shall not be entitled to any dissenters' rights or rights of appraisal with respect to such holders' Private Partnership Units.

              (h) Adjustments to Prevent Dilution. In the event that Private Partnership changes the number of Private Partnership Units issued and outstanding prior to the Private Partnership Effective Time, by means of a unit split, recapitalization, unit consolidation or similar transaction, the Unit Price shall be proportionately adjusted.

         2.03 Treatment of Other Equity Interests. The Sellers shall take all actions necessary so that (i) each outstanding option (an "Option") to purchase Public Partnership Units granted to employees, directors or consultants of the Public Partnership and its Affiliates under the Partnership Equity Plans, whether or not then vested or exercisable, shall
(x) become fully vested and exercisable immediately prior to the Closing, and (y) be canceled as of the Closing and thereafter represent the right to receive at the Closing, or as soon as practicable thereafter, from Private Partnership Surviving Partnership in consideration for such cancellation an amount in cash equal to the product of (A) the number of Public Partnership Units previously subject to such Option and (B) the excess, if any, of the Unit Price over the exercise price per Public Partnership Unit previously subject to such Option, less any required withholding taxes; and (ii) the restrictions applicable to each Restricted Unit granted to employees, directors or consultants of the Public Partnership and its Affiliates under the Partnership Equity Plans in respect of Public Partnership Units shall lapse immediately prior to the Closing; it being understood that the holders of each Restricted Unit shall thereafter be entitled to participate in the Public Partnership Merger in the same manner as all other Public Partnership Unitholders. Buyer and Buyer Parent agree to provide sufficient funds to Private Partnership Surviving Partnership to allow it to meet its obligations under this Section 2.03.

         2.04 Closing. The closing of the Transactions (the "Closing") shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 A.M. on the fifth business day after the date on which the last of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) that are to be fulfilled or waived shall have been fulfilled or waived in accordance with this Agreement (and, in any event, at least ten days after the end of a calendar month), provided that, in the sole discretion of General Partner,

                                    (A) the Closing may be delayed in order
                           to permit the Sellers to obtain Client consents (provided that such consents are reasonably expected to be obtained within 45 days of when the Closing would otherwise occur and provided further, that Closing may not be delayed beyond the Termination Date) in order to avoid or mitigate the adjustment to the Unit Price set forth in the first proviso of Section 2.01(d)(i), and

                                    (B) the Closing may occur on such fifth
                           business day (or on such other date permitted by clause (A) of this Section 2.04(i)), provided that to the extent that the Unit Price will be adjusted pursuant to the first proviso of
                           Section 2.01(d)(i) solely as a result of the failure of the applicable Subsidiary of Private Partnership to obtain the consent of one or more Registered Investment Companies in accordance with Section 4.04(c) due to the absence of a quorum at a shareholder meeting, notwithstanding any other term or provision of this Article II,
                           (1) the Buyer shall pay the amount of such adjustment into an escrow account (the "Escrow Account") to be established with a third party financial institution with customary terms to be agreed upon by General Partner and Buyer, (2) if any such consent or consents are obtained in accordance with Section 4.04(c) within the period permitted by Rule 15a-4 under the Investment Company Act, each Person who was entitled to receive payments under this Article II shall be promptly paid the excess of (x) the amount such Person would have been paid under this Article II (without regard to any required withholding tax) had all such consents received at or prior to such time from such consenting Registered Investment Companies been obtained prior to the Closing and (y) the aggregate amount previously paid (or, had no tax withholding been required, the aggregate amount that would have been paid) to such Person pursuant to this Article II, plus earnings on such excess, net of any expenses, including those of the escrow agent, if any, and less any required tax withholding and (3) upon the termination of such period, any amount remaining in such escrow account not required to paid in accordance with clause (2) of this Section 2.04(i)(B) shall be promptly paid to Buyer (the parties further agree that (1) notwithstanding the foregoing, no payment under this Section 2.04(i)(B) shall be required to be made until the later of (A) the compliance by the holder to which any payment is required to be made with the payment procedures described in Article II and (B) the earlier of the time at which (i) all such consents shall have been obtained, (ii) sufficient consents shall have been obtained such that had such consents been obtained prior to the Closing no such adjustment would have been required and (iii) the expiration of the period permitted by Rule 15a-4 under the Investment Company Act, (2) Buyer shall instruct the third party financial institution selected to act as escrow agent to invest the amounts deposited into the Escrow Account in investments as agreed to in the escrow agreement, and (3) Buyer shall be entitled to make all payments to the former unitholders in accordance with the instructions received in connection with the compliance with the payment procedures described in Article II by the applicable former unitholder), or

                           (ii) at such other place and time and/or on such
                  other date as Buyer and General Partner may agree in writing (the "Closing Date").


                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

         3.01 Disclosure Schedules. On or prior to the execution hereof,
(i) Buyer has delivered to General Partner a disclosure schedule and (ii) General Partner has delivered to Buyer a disclosure schedule (with respect to each such delivering Party or Parties, its "Disclosure Schedule"), in each case setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to the correspondingly labeled representation or warranty (or such other representation or warranty to the extent that it is reasonably apparent that such disclosure is applicable to such other representation or warranty) made pursuant to Section 3.03 or 3.04, as the case may be; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents such an exception or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party.

         3.02 Standards. For purposes of the representations and warranties set forth in Sections 3.03 and 3.04, no representation or warranty contained in Section 3.03 (excluding paragraph (i)(D) thereof), in the case of each Seller, and Section 3.04, in the case of Buyer shall be deemed untrue or incorrect, and no Party shall be deemed to have breached such a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless:

                  (a) in the case of each representation and warranty contained in paragraphs (b), (c), (f), (g)(ii)(A), (h) and
         (l)(iii) and (ix) of Section 3.03, and paragraphs (b), (c) and (d) of Section 3.04 (without regard to any qualification as to materiality, Material Adverse Effect, substantially or other words of qualification set forth in such representations and warranties), such fact, circumstance or event would cause any such representation and warranty to fail to be true and correct in any material respect; and

                  (b) in the case of each other representation and warranty contained in Section 3.03 and Section 3.04 (other than Section 3.03(d)) (without regard to any qualification as to materiality, Material Adverse Effect, substantially or other words of qualification set forth in such representations and warranties) such fact, circumstance or event, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to such Party.

         3.03 Representations and Warranties of the Sellers. Except as Previously Disclosed, each of the Sellers makes each of the following representations and warranties.

                  (a) Organization, Standing and Authority. Each of the Sellers hereby represents and warrants that:

                           (i) it and each of its Subsidiaries is duly
                  organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, with full power and authority to own, lease or operate its assets and to carry on its business as currently conducted;

                           (ii) it and each of its Subsidiaries is duly
                  qualified to do business and is in good standing in each state of the United States and any jurisdiction outside the United States where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified; and

                           (iii) prior to the date hereof, it has made
                  available to Buyer a complete and correct copy, as of the date hereof, of its Constituent Documents and the Constituent Documents of each of its Material Subsidiaries, in each case as amended to such date. As of the date hereof, each such Constituent Document is in full force and effect.

                  (b) Capitalization of Private Partnership; Equity Interests. Each of the Sellers hereby represents and warrants that:

                           (i) as of May 31, 2000, there were 6,301,582
                  Private Partnership GP Units, and 38,078,004 Private Partnership LP Units issued and outstanding, which together constituted all of the issued and outstanding Equity Interests in Private Partnership as of such date;

                           (ii) as of May 31, 2000, 100 Private Partnership
                  GP Units were held of record and beneficially by General Partner free and clear of all Encumbrances by the General Partner, and 6,301,482 Private Partnership GP Units were held of record and beneficially by Public Partnership free and clear of all Encumbrances;

                           (iii) as of May 31, 2000, all of the outstanding
                  Private Partnership LP Units were held of record by the Persons set forth in Section 3.03(b) of its Disclosure Schedule, which also sets forth the number of Private Partnership LP Units held by each such Person;

                           (iv) each of the outstanding Private Partnership
                  LP Units and Private Partnership GP Units was duly authorized and validly issued, is fully paid, and, subject to Applicable Law, nonassessable, is not and subject to preemptive rights and was not issued in violation of any preemptive rights;

                           (v) as of May 31, 2000, there are no Equity
                  Interests in Private Partnership to be received by any Person pursuant to any Contract or Compensation and Benefit Plan;

                           (vi) as of May 31, 2000, there were no
                  outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, or agreements, arrangements or commitments to issue or sell any Private Partnership LP Units, Private Partnership GP Units or other Equity Interests in Private Partnership or securities of Private Partnership or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such Private Partnership LP Units, Private Partnership GP Units or other Equity Interests or securities of Private Partnership and no securities or obligations evidencing such rights are authorized, issued or outstanding; and

                           (vii) except as Previously Disclosed, neither
                  Private Partnership nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote, with the holders of Private Partnership LP Units or Private Partnership GP Units on any matter.

                  (c) Public Partnership Capitalization. Each of the Sellers hereby represents and warrants that:

                           (i) as of May 31, 2000, there were 110,000
                  Public Partnership GP Units and 6,191,482 Public Partnership LP Units issued and outstanding, which together constituted all of the issued and outstanding Equity Interests in Public Partnership;

                           (ii) each Public Partnership GP Unit is held of
                  record and beneficially by General Partner free and clear of all Encumbrances;

                           (iii) each of the outstanding Public Partnership
                  LP Units and Public Partnership GP Units was and each Public Partnership Unit issuable pursuant to options will be, when so issued, duly authorized and validly issued, is or, when so issued, will be fully paid and, subject to Applicable Law, nonassessable, is not and, when so issued, will not be subject to preemptive rights, and was not and, when so issued, will not be issued in violation of any preemptive rights;

                           (iv) except for the options to acquire 7,628,857
                  Public Partnership Units Previously Disclosed pursuant to clause (v) below, as of May 31, 2000, there were no outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, or agreements, arrangements or commitments to issue or sell any Public Partnership LP Units, Public Partnership GP Units or other Equity Interests in Public Partnership or securities of Public Partnership or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such Public Partnership LP Units, Public Partnership GP Units or other Equity Interests or securities of Public Partnership and no securities or obligations evidencing such rights are authorized, issued or outstanding;

                           (v) Previously Disclosed is a list, as of May
                  31, 2000, of any Equity Interests in Public Partnership to be received by any Person pursuant to any Contract or Compensation and Benefit Plan, indicating the name of each such Person, the Contract or Compensation and Benefit Plan pursuant to which it is entitled or will be entitled to receive such Equity Interests, the type, class and number of Equity Interests the Person is or will be entitled to receive thereunder, the equivalent amount of Public Partnership Units such Equity Interests represent and the purchase price, if any, to be paid by such Person in consideration for such Equity Interests; and

                           (vi) except as Previously Disclosed, neither
                  Public Partnership nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote, or are convertible into or exercisable for securities having the right to vote, with the holders of Public Partnership LP Units or Public Partnership GP Units on any matter.

                  (d) Aggregate Capitalization. There will be no more than 52,050,000 Private Partnership Units outstanding (assuming all options to acquire Public Partnership Units have been exercised) at the Closing.

                  (e) Subsidiaries and Controlled Affiliates of Private Partnership. Each of the Sellers hereby represents and warrants that:

                           (i) Previously Disclosed is a complete and
                  correct list of all of the Subsidiaries of Private Partnership and each Affiliate of Private Partnership controlled by Private Partnership or any of its Subsidiaries (other than any Affiliates that individually or in the aggregate are not material to Private Partnership and its Subsidiaries as a whole) (a "Controlled Affiliate"), together with the jurisdiction of organization of each such Subsidiary and Controlled Affiliate;

                           (ii) except as Previously Disclosed, Private
                  Partnership owns, directly or indirectly, all of the issued and outstanding Equity Interests in and other securities of each of its Subsidiaries, free and clear of any Encumbrances;

                           (iii) except as Previously Disclosed, each of
                  the outstanding Equity Interests in and each other security of each of its Subsidiaries was duly authorized and validly issued, is fully paid and, subject to Applicable Law, nonassessable, and was not issued in violation of any preemptive rights; and

                           (iv) except as Previously Disclosed, there are
                  no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, or agreements, arrangements or commitments to issue or sell any Equity Interests of any such Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such Equity Interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

                  (f) Authority; Approval and Fairness. Each of the Sellers hereby represents and warrants that:

                           (i) each such Person has all requisite
                  corporate, partnership or limited liability company power and authority and has taken all corporate, partnership or limited liability company action necessary in order to execute, deliver and perform its obligations under each of the Transaction Documents to which it is or will be a party and to consummate, subject to the adoption of this Agreement by

                  (A) the Public Partnership Unitholders in accordance with the Public Partnership Partnership Agreement and DE Partnership Law and (B) the Private Partnership Unitholders in accordance with the Private Partnership Partnership Agreement and DE Partnership Law, the transactions contemplated by such Transaction Documents;

                           (ii) no Person has any dissenter's, appraisal or
                  similar right with respect to the consummation of the Transactions contemplated by this Agreement or the other Transaction Documents; and

                           (iii) each Transaction Document to which such
                  Person is a party is or, when executed and delivered in accordance with the terms thereof or of this Agreement and assuming the due authorization, execution and delivery by each other Person who is a party thereto, will be a valid and binding agreement of such Person, enforceable against such Person in accordance with its respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights, and subject as to enforceability to general equity principles.

                  (g) Regulatory Filings; No Defaults. Each of the Sellers hereby represents and warrants as to itself and each of its Subsidiaries that:

                           (i) except as Previously Disclosed, no consents,
                  registrations, approvals, permits or authorizations of, or notices, reports, registrations or other filings with, any Authority are required to be made or obtained by any such Person in connection with the execution, delivery or performance by it or any of its Subsidiaries of this Agreement or any other Transaction Document to which it or any of its Subsidiaries is a party, or to consummate the transactions hereunder or thereunder except for filings to be made under the HSR Act and the filings required pursuant to Sections 2.01(b) and 2.02(b); and

                           (ii) the execution and delivery by it and each
                  of its Subsidiaries that is a party to a Transaction Document of each of the Transaction Documents to which such Person is a party does not, and, subject to the satisfaction of Section 3.03(f)(i) and 3.03(g)(i) above, the consummation of the transactions thereunder will not, constitute or result in (A) a breach or violation of, or a default under, its Constituent Documents or those of any of its Subsidiaries, (B) except as Previously Disclosed, a breach or violation of, or a default or loss of benefits under, the acceleration of any obligations or the creation of an Encumbrance on its assets or those of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Seller Material Contract or any governmental permit or license held by it or any of its

                  Subsidiaries or to which any such Person or any of its assets is subject or (C) except as Previously Disclosed, any change in the rights or obligations of any party under any of such Contracts.

                  (h) Public Partnership Financial Statements; SEC Reports. Each of the Sellers hereby represents and warrants that:

                           (i) Public Partnership has filed with the SEC
                  and made available to Buyer a copy of all reports, registration statements, proxy statements or information statements filed with the SEC by Public Partnership since December 31, 1998, under the Securities Act, or under
                  Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively with any such reports filed subsequent to the date hereof and as amended, the "SEC Reports");

                           (ii) as of their respective dates (or, if
                  amended, as of the date of such amendment), the SEC Reports complied, and any SEC Reports filed with the SEC subsequent to the date hereof will comply, in all material respects with the Securities Act or the Exchange Act, as the case may be, and the SEC Reports did not, and any SEC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading;

                           (iii) each of the statements of financial
                  condition of Public Partnership and the consolidated statements of financial condition of Private Partnership included in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents, or if filed after the date hereof will fairly present, the financial condition of Public Partnership and Private Partnership as of its respective date, and each of the related statements of operations, cash flows and changes in partners' capital of Public Partnership and each of the related consolidated statements of operations, cash flows and changes in partners' capital of Private Partnership included in or incorporated by reference into the SEC Reports (including the related notes, statements and schedules) fairly presents, or if filed after the date hereof will fairly present, the results of operations, cash flow or changes in partners' capital, as the case may be, of Public Partnership and Private Partnership for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein;

                           (iv) except as disclosed in the SEC Reports or
                  as Previously Disclosed, since December 31, 1999 (the "Audit Date"), none of Public Partnership, Private Partnership or their respective Subsidiaries has incurred any material liability

                  (accrued, contingent or otherwise) other than (A) in the ordinary course of business consistent with past practice since the Audit Date or (B) as contemplated by or in connection with the Transaction Documents; and

                           (v) the books and records of each of the Sellers
                  and their respective Subsidiaries and Sponsored Investment Companies have been maintained in accordance with GAAP in all material respects and in accordance with good business practices and all Applicable Laws and reflect only actual transactions.

                  (i) Absence of Certain Changes. Each of the Sellers hereby represents and warrants that, except as disclosed in the SEC Reports filed prior to the date hereof, as Previously Disclosed, or as contemplated by the Transaction Documents, since the Audit Date, Public Partnership, Private Partnership and their respective Subsidiaries have conducted their respective businesses in the ordinary course and (A) there has not been, as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution in respect of its Equity Interests, except
         (x) for distributions of any kind not in excess of such Person's operating cash flow for such period plus prior reserves or (y) distributions to Private Partnership from any Subsidiaries thereof; (B) there has not been any change by any such Persons in accounting principles, practices or methods other than any change required by a change in GAAP; (C) it has not (i) made or agreed to make any increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Executive Officers or, other than in the ordinary course of business consistent with past practice, to any other directors, managing directors, officers, consultants or employees of Private Partnership, Public Partnership or any of their Subsidiaries, (ii) granted or agreed to grant any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, to any Executive Officers or, other than in the ordinary course of business consistent with past practice, to any other directors, managing directors, officers or employees of Private Partnership, Public Partnership or any of their Subsidiaries; (iii) granted or agreed to grant any stock appreciation rights or granted any rights to acquire any Private Partnership Units, Public Partnership Units or any other Equity Interests in either Public Partnership or Private Partnership or any of their Subsidiaries to any directors, managing directors, officers or employees of Private Partnership, Public Partnership or any of their Subsidiaries, in each case, other than grants to employees that are not Executive Officers made in the ordinary course of business consistent with past practice under its Compensation and Benefits Plans; or (iv) amended or agreed to amend any of the Compensation and Benefits Plans in a manner that would cause a material increase in the costs of providing benefits thereunder; and (D) there has occurred no event and arisen no condition which has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to the Sellers.

                  (j) Litigation. Except as disclosed in the SEC Reports or as Previously Disclosed, there is no suit, action or proceeding pending or, to the knowledge of Sellers, threatened against or affecting General Partner, Public Partnership, Private Partnership or their Subsidiaries or any of their or their Subsidiaries' assets or properties that individually or in the aggregate has had or would reasonably be expected (i) to result in a Material Adverse Effect with respect to the Sellers, Public Partnership Surviving Partnership or Private Partnership Surviving Partnership, (ii) as of the date hereof, to impair the ability of the Sellers to perform their obligations under this Agreement in any material respect or (iii) as of the date hereof, to delay in any material respect or prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Authority or arbitrator outstanding against the General Partner, Public Partnership, Private Partnership or any of their Subsidiaries having, or which would reasonably be expected to result in, a Material Adverse Effect with respect to the Sellers.

                  (k) Compliance with Applicable Laws; Permits. Each Seller hereby represents and warrants that:

                           (i) it and each of its Subsidiaries is in
                  substantial compliance with all Applicable Laws;

                           (ii) it and each of its Subsidiaries is in
                  substantial compliance with all requirements under Applicable Law for permits, licenses, authorizations, orders and approvals of all Authorities that are required in order to permit such Person to own or lease its properties and assets and to conduct its business as presently conducted; and all of such Person's material permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to such Seller's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely;

                           (iii) (A) it and each of its Subsidiaries which
                  is required to be registered as a broker/dealer, an investment adviser, a registered representative, a commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent (or in a similar capacity) with any Authority, is duly registered and each such registration is in full force and effect; and (B) each of the officers and employees of it and its Subsidiaries and each other Person of which Private Partnership or its Subsidiaries or any of their officers or employees is a "person associated with a broker or dealer", as defined in Section 3(a)(18) of the Exchange Act that, in any case, is required to be registered or licensed as a broker/dealer, an investment adviser, a registered representative, a commodity trading advisor, commodity pool operator, futures commission merchant, transfer agent or a sales person (or in a similar capacity) with any Authority, is duly registered or licensed and each such registration or license is in full force and effect; except, in the case of any officer or employee, for any failure to be so registered or licensed that, individually or in the aggregate, does not and would not be reasonably likely to, materially affect the business conducted by Public Partnership, Private Partnership and their Subsidiaries taken as a whole;

                           (iv) neither it nor any of its Subsidiaries has
                  received, since January 1, 1998, any notification or communication in writing, from any Authority (A) threatening to revoke or condition the continuation of any material license, franchise, seat on any exchange, permit, or governmental authorization or (B) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally);

                           (v) to its knowledge, there are no pending or
                  threatened investigations, examinations, audits, reviews or disciplinary proceedings by any Authority, other than investigations, examinations, audits and reviews that are
                  (A) conducted in the ordinary course of it, any of its Subsidiaries or any director, managing director, officer or employee of any Seller or any such Subsidiary and (B) that are not reasonably likely to materially adversely affect the business conducted by Private Partnership, Public Partnership and its Subsidiaries taken as a whole;

                           (vi) except as Previously Disclosed, neither any
                  Seller nor any Subsidiary thereof nor any of their respective directors, managing directors, executive officers or employees is subject to any cease and desist, censure or other disciplinary or similar order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, any Authority with respect to the business of such Person;

                           (vii) neither it nor any of its Subsidiaries is
                  registered as, or is required to be registered as, an investment company under the Investment Company Act;

                           (viii) each Form ADV filed by each Subsidiary or
                  Private Partnership that is a registered investment adviser under the Investment Advisers Act, in its most recent form filed with the SEC, including any amendments thereto filed with the SEC, complies in all material respects with the Investment Advisers Act and is complete and correct in all significant respects and omits no material facts required to be stated therein;

                           (ix) each Form BD filed by each Subsidiary of
                  Private Partnership that is a registered broker dealer under the Exchange Act, in its most recent form filed with the SEC, including any amendments thereto filed with the SEC, complies in all material respects with the Exchange Act and is complete and correct in all significant respects and omits no material facts required to be stated therein; and

                           (x) each Form TA filed by each Subsidiary of
                  Private Partnership that is a registered transfer agent under the Exchange Act, in its most recent form filed with the SEC, including any amendments thereto filed with the SEC, complies in all material respects with the Exchange Act and is complete and correct in all significant respects and omits no material facts required to be stated therein.

                  (l) Tax Matters. Each Seller hereby represents and warrants that except as Previously Disclosed:

                           (i) all material Tax Returns required to be
                  filed on or before the Closing Date by Private Partnership or any of its Subsidiaries have been, or will be, duly and timely filed or furnished, the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects, and Private Partnership and each of its Subsidiaries has, or will have, timely paid all material Taxes for which it is responsible that are due on or before the Closing Date, and through the Closing Date will have maintained adequate reserves on its books in accordance with GAAP for all Taxes payable by it that have accrued but are not yet due;

                           (ii) no assessments, claims or deficiencies for
                  any material Taxes of Private Partnership or any of its Subsidiaries have been proposed, asserted, assessed, or threatened in writing;

                           (iii) there are no outstanding waivers or
                  agreements extending the applicable statute of limitations for any period with respect to any material Taxes of Private Partnership or any of its Subsidiaries;

                           (iv) each of Private Partnership and, to the
                  Seller's knowledge, Capital Growth Management L.P. ("CGM") is and since its formation has been properly classified as a partnership for United States federal income Tax purposes and not as an association taxable as a corporation or a "publicly traded partnership" within the meaning of Section 7704 of the Code;

                           (v) each of Private Partnership's Subsidiaries
                  (other than Subsidiaries organized as corporations (the "Corporate Subsidiaries")) is and since its formation has been properly characterized as either a partnership or a disregarded entity for United States federal income Tax purposes and not as an association taxable as a corporation or a "publicly traded partnership" as defined in Section 7704(b) of the Code;

                           (vi) Private Partnership and each Subsidiary of
                  Private Partnership (other than the Corporate
                  Subsidiaries and any Subsidiary properly classified as a disregarded entity for United States federal income tax purposes) and CGM has made a valid election under Section 754 of the Code and such election remains in full force and effect, and will remain in full force and effect, through the Closing Date;

                           (vii) all material Tax Returns required to be
                  filed on or before the Closing Date by Public Partnership have been, or will be, duly and timely filed or furnished, the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects, and Public Partnership has, or will have, timely paid all material Taxes for which it is responsible that are due on or before the Closing Date, and through the Closing Date will have maintained adequate reserves on its books in accordance with GAAP for all Taxes payable that have accrued but are not yet due;

                           (viii) no assessments, claims or deficiencies
                  for any material Taxes of Public Partnership have been proposed, asserted, assessed, or threatened in writing;

                           (ix) there are no outstanding waivers or
                  agreements extending the applicable statute of limitations for any period with respect to any material Taxes of Public Partnership;

                           (x) Public Partnership is and since its
                  formation has been properly characterized as a partnership for United States federal income tax purposes and not as an association taxable as a corporation;

                           (xi) Public Partnership is an "electing 1987
                  partnership" as defined in Section 7704(g)(2) of the Code and has made a valid election pursuant to Section 7704(g)(2) of the Code, and such election remains in full force and effect, and will remain in full force and effect through the Closing Date;

                           (xii) Public Partnership has made a valid
                  election under Section 754 of the Code and such election remains in full force and effect, and will remain in full force and effect, through the Closing Date;

                           (xiii) each Sponsored Registered Investment
                  Company is and since its formation has been a "regulated investment company" as defined in Section 851(a) of the Code, taking into account the limitations in Section 851(b) of the Code;

                           (xiv) each Sponsored Registered Investment
                  Company has met the requirements of Section 852(a) of the Code for each taxable year since its formation;

                           (xv) each Sponsored Non-Registered Investment
                  Company is properly classified as a partnership for United States federal income tax purposes and not as an association taxable as a corporation or a "publicly traded partnership" as defined in Section 7704(b) of the Code;

                           (xvi) none of Public Partnership, Private
                  Partnership nor any of their Subsidiaries (other than the Corporate Subsidiaries) is an "Electing Large Partnership" as defined in Section 775 of the Code and no "section 197 intangible" of Public Partnership, Private Partnership or any of their Subsidiaries is excluded from the definition of an "amortizable Section 197 intangible" by virtue of Section 197(f)(9) of the Code; and

                           (xvii) all material Tax Returns required to be
                  filed on or before the Closing Date by each Sponsored Registered Investment Company have been, or will be, duly and timely filed or furnished, the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects, and each Sponsored Registered Investment Company has, or will have, timely paid all material Taxes for which it is responsible that are due on or before the Closing Date, and through the Closing Date will have maintained adequate reserves on its books in accordance with GAAP for all Taxes payable that have accrued but are not yet due.

                  (m) Employee Benefit Plans. Each of the Sellers hereby represents and warrants that:

                           (i) Previously Disclosed is a complete and
                  correct list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, including but not limited to "employee benefit plans" within the meaning of Section 3(3) of ERISA, and employment or severance agreements and all similar plans and agreements of Public Partnership, Private Partnership and their Subsidiaries which cover any employee, former employee, consultant, former consultant, director or former director, member or former member, stockholder or former stockholder, partner or former partner, of Public Partnership or Private Partnership or any of their Subsidiaries or such Person's beneficiaries (the "Compensation and Benefit Plans"), excluding offer letters made in the ordinary course of business. A complete and correct copy of each material Compensation and Benefit Plan, all amendments thereto, the most recent actuarial report, if any, and the most recent determination letter from the IRS, if any, has been provided or made available to Buyer prior to the date hereof. Except as Previously Disclosed, contemplated by the Transaction Documents or as required under Applicable Law (with respect to modifications or changes to Compensation and Benefit Plans existing as of the date hereof only), neither Public Partnership, Private Partnership nor any of their respective Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing material Compensation and Benefit Plan;

                           (ii) each such Compensation and Benefit Plan has
                  been operated and administered substantially in accordance with its terms and in substantial compliance with Applicable Law, including, but not limited to, ERISA and the Code, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA and the Code, or any other Applicable
                  Law have been timely made. Each such Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Sellers are not aware of any circumstances likely to result in revocation of any such favorable determination letter from the IRS. No circumstances exist that are likely to materially adversely affect the qualified status of any material Compensation and Benefit Plan or the related trust. To the knowledge of the Sellers, there is no pending or, to their knowledge, threatened legal action, suit or claim relating to such Compensation and Benefit Plans, other than routine claims for benefits. None of Public Partnership, Private Partnership nor any of their respective Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that could reasonably be expected to subject any of them, any such Plan or any fiduciary thereof to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount that would be material, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof;

                           (iii) except as Previously Disclosed, neither
                  Public Partnership nor Private Partnership nor any of their respective Subsidiaries or ERISA Affiliates has ever maintained any Pension Plan subject to Title IV or
                  Section 302 of ERISA or Section 412 or 4971 of the Code;

                           (iv) except as Previously Disclosed, with
                  respect to each Compensation and Benefit Plan that is a Pension Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and each Pension Plan maintained by an ERISA Affiliate of Public Partnership or Private Partnership: (1) there does not exist any accumulated funding deficiency withing the meaning of
                  Section 412 of the Code or Section 302 of ERISA, whether or not waived; (2) the fair market value of the assets of such Compensation and Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Plan; (3) no reportable event within the meaning of

                  Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (4) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full; (5) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Private Partnership, Public Partnership or any of their respective Subsidiaries; and (6) the PBGC has not instituted proceedings to terminate any such Plan and, to the Sellers' knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under
                  Section 4042 of ERISA for the termination of, or the appointment of a trustee of administer, any such Plan;

                           (v) no Compensation and Benefit Plan is a
                  "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of
                  Section 4063 of ERISA ("Multiple Employer Plan"). None of Public Partnership, Private Partnership or any of their respective Subsidiaries or ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan;

                           (vi) there does not now exist, nor do any
                  circumstances exist that could result in, any liability
                  (1) under Title IV or Section 302 of ERISA, (2) under sections 412 and 4971 of the Code, (3) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, and (4) under corresponding or similar provisions of foreign laws or regulations, that would be a liability of Public Partnership, Private Partnership or their respective Subsidiaries following the Closing;

                           (vii) all contributions required to be made by
                  the Public Partnership or Private Partnership or their respective Subsidiaries to any Compensation and Benefit Plan by Applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies under any Compensation and Benefit Plan, for any period through the date hereof have been timely made or paid in full to the extent required to be made or paid on or before the date hereof. Liabilities in respect of unfunded compensation plans and programs (including, but not limited to, deferred compensation plans and annual cash bonus plans) which are Compensation and Benefit Plans have been properly accrued and are fully reflected on the financial statements;

                           (viii) except as Previously Disclosed, none of
                  Private Partnership, Public Partnership nor any of their respective Subsidiaries has any obligation to provide retiree health and life insurance or other retiree death benefits under any

                  Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or other
                  Applicable Law; and

                           (ix) except as Previously Disclosed or as
                  provided by Section 2.03 hereof, as provided under any Compensation and Benefit Plan Previously Disclosed as in effect on the date hereof or as contemplated by a Transaction Document, the consummation of the Transactions would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Closing Date) (A) entitle any present or former employee, consultant or director, member, stockholder or partner to any payment (including severance pay or similar compensation) or an excise tax gross-up or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any such Compensation and Benefit Plan or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any such Compensation and Benefit Plan,
                  (C) result in any increase in benefits payable under any such Compensation and Benefit Plan, (D) result in any breach or violation of, or a default under, any such Compensation and Benefit Plans or (E) restrict or prohibit the right to amend or terminate any Compensation and Benefit Plan.

                  (n) Brokers and Finders. Each of the Sellers hereby represents and warrants that neither it, nor its Subsidiaries, nor any of its general partners, managing members, directors, managing directors, officers, or employees, if any, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with this Agreement or any of the Transactions other than Credit Suisse First Boston Corporation ("CSFB"), which has been employed as a financial advisor to Private Partnership and the fees and expenses of which have been Previously Disclosed and shall be paid by Private Partnership Surviving Partnership if the Closing occurs and by Private Partnership if this Agreement is terminated.

                  (o) Investment Advisory Activities. Each of the Sellers hereby represents and warrants that:

                           (i) Advisory Agreements, Investment Companies
                  and Other Clients. Each Advisory Agreement with the Investment Companies and each other Advisory Agreement with a Client of a Subsidiary of Private Partnership is valid, binding, in full force and effect, and enforceable against such Subsidiary in accordance with its terms, and as of the date hereof; none of the Sellers nor any of their Subsidiaries has received written or oral notice of default under or intent to call a default under any such Advisory Agreement, and to Seller's knowledge, there exists no event or condition which (with or without notice or lapse of time or both) would be a breach or a default on the part of the applicable Seller entity or on the part of the other party to such Advisory Agreements, other than such defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Public Partnership, Private Partnership and their Subsidiaries, taken as a whole; each Advisory Agreement with the Sponsored Registered Investment Companies and to the Sellers' knowledge, each Advisory Agreement with all other Sponsored Investment Companies, subject to Section 15 of the Investment Company Act to which Private Partnership or any of its Subsidiaries is a party and all distribution plans adopted by the relevant Investment Company in accordance with Rule 12b-1 under the Investment Company Act (each, a "12b-1 Plan") relating to such entities have been duly approved and continued and have been at all times in compliance with the Investment Company
                   Act; and each Advisory Agreement with the Investment Companies and each other Advisory Agreement has been performed by Private Partnership or the applicable Subsidiary in accordance with its terms and with the Investment Company Act and all other Applicable Laws in all material respects; and each Advisory Agreement with the Investment Companies and each other Advisory Agreement, has been performed by Public Partnership or Private Partnership or the applicable Subsidiary in accordance with its terms and with the Investment Advisers Act and all other Applicable Laws in all material respects.

                           (ii) Sponsored Non-Registered Investment Companies.

                                    (A) each Sponsored Non-Registered
                           Investment Company that is a juridical entity has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate partnership, limited liability company, or similar power and authority, and possesses all rights, licenses, authorizations and approvals necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law (except where the failure to do so is not material to its business);

                                    (B) (1) all outstanding shares or units
                           of each Sponsored Non-Registered Investment
                           Company have been issued and sold in substantial compliance with Applicable Law; and (2) each Sponsored Non-Registered Investment Company, since inception of operations, has been operated and is currently operating in substantial compliance with its respective investment objectives and policies and Applicable Law;

                                    (C) none of the Sponsored
                           Non-Registered Investment Companies has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Laws;

                                    (D) each Investment Company Board of
                           any Sponsored Non-Registered Investment Company having such a Board operates in substantial conformity with all requirements and restrictions applicable to such Sponsored Non-Registered Investment Company under all Applicable Laws to which such Sponsored Non-Registered Investment Company is subject;

                                    (E) the shares of, units of or
                           interests in each Sponsored Non-Registered
                           Investment Company have been duly and validly issued and, except as set forth in the subscription or constituent documents of such companies, are fully paid and nonassessable;

                                    (F) each account to which Private
                           Partnership or any Subsidiary thereof provides investment management, advisory or subadvisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) any entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client") have been managed by Private Partnership or its applicable Subsidiary such that (A) the exercise of such management or provision of any services is in compliance in all material respects with the applicable requirements of ERISA and (B) neither Private Partnership nor any Subsidiary of Private Partnership has engaged in a "Prohibited Transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code that would subject it to liability or Taxes under
                           Section 5409 or 502(i) of ERISA or Section
                           4975(a) of the Code.

                           (iii) Sponsored Registered Investment Companies.

                                    (A) each Sponsored Registered
                           Investment Company that is a juridical entity has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate partnership, limited liability company, or similar power and authority, and possesses all rights, licenses, authorizations and approvals necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law (except where the failure to do so is not material to its business);

                                    (B) (1) all outstanding shares or units
                           of each Sponsored Registered Investment Company have been issued and sold in substantial compliance with Applicable Law; and (2) each Sponsored Registered Investment Company, since inception of operations, has been operated and is currently operating in substantial compliance with its respective investment objectives and policies and Applicable Law;

                                    (C) none of the Sponsored Registered
                           Investment Companies has been enjoined,
                           indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Laws;

                                    (D) each Investment Company Board of
                           any Sponsored Registered Investment Company having such a Board operates in substantial conformity with all requirements and restrictions applicable to such Sponsored Registered Investment Company under all Applicable Laws to which such Sponsored Registered Investment Company is subject;

                                    (E) except as Previously Disclosed, the
                           shares or units of beneficial interest of each Sponsored Registered Investment Company have been duly and validly issued and are fully paid and nonassessable and the shares or units of beneficial interest of each Sponsored Registered Investment Company are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law;

                                    (F) each Subsidiary of the Private
                           Partnership that is an investment adviser to a Registered Investment Company has adopted a formal code of ethics and each Subsidiary of Private Partnership that is a registered investment adviser under the Investment Advisers Act has adopted a written policy regarding insider trading, each of which substantially complies with Applicable Law. The policies of such Subsidiary with respect to avoiding conflicts of interest are as set forth in the most recent Forms ADV thereof, as amended, and to the Sellers' knowledge, there have been no material violations or allegations of violations of such policies that have occurred or been made that have not been addressed in accordance with these procedures;

                                    (G) each Sponsored Registered
                           Investment Company is, and at all times required under the Securities Laws has been, duly registered with the SEC as an investment company under the Investment Company Act;

                                    (H) neither Private Partnership nor any
                           of its Subsidiaries or Affiliates has any express or implied understanding or arrangement which would impose an unfair burden on any of the Sponsored Registered Investment Companies or would in any way violate Section 15(f) of the Investment Company Act as a result of any of the Transactions;

                                    (I) All payments by the Sponsored
                           Registered Investment Companies relating to the distribution of their shares (other than payments that are not required by Applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance with the related 12b-1 Plan and each 12b-1 Plan adopted by a Fund and the operation of each such 12b-1 Plan currently complies with Rule 12b-1. No Sponsored Registered Investment Company has paid or is paying, directly or indirectly, any amount to any person for the purpose of financing the distribution of its shares, except in accordance with a 12b-1 Plan or has made or is making any other payments that violated or violate Applicable Law;

                                    (J) Each of the Sponsored Registered
                           Investment Companies has timely filed all prospectuses, annual information forms, registration statements, proxy statements, financial statements, notices on Form 24F-2, other forms, reports, sales literature and advertising materials and any other documents required to be filed with applicable regulatory or other Authorities, and any amendments thereto (the "Reports"), and has timely paid all fees and interest required to be paid in connection therewith. The Reports (i) have been prepared in all material respects in accordance with the requirements of Applicable Law, and (ii) did not at the time they were filed, and with respect to any prospectus, proxy statement, sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; and

                                    (K) The Investment Company Board of
                           each Sponsored Registered Investment Company has at all times been constituted and have operated in conformity with the requirements and restrictions of section 10, 15(f) and 16 of the Investment Company Act.

                  (p) Ineligible Persons. None of Private Partnership or any of its Subsidiaries, nor any "affiliated person" (as defined in the Investment Company Act) thereof is ineligible pursuant to
         Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company

         Act) to a registered investment company nor is there any action, proceeding or investigation pending or, to the knowledge of the Sellers, threatened by any Authority, which would result in the ineligibility of Private Partnership or any of its Subsidiaries or any of their "affiliated persons" (as defined in the Investment Company Act) to serve in any such capacities. None of Private Partnership, its Subsidiaries or any "associated person" (as defined in the Investment Advisers Act) thereof, as applicable, is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, nor is there any action, proceeding or investigation pending or, to the knowledge of the Sellers, threatened by any Authority, that would reasonably be expected to result in the ineligibility of Private Partnership, its Subsidiaries or any of their associated persons or, to the knowledge of the Sellers, that would reasonably be expected to provide a basis for a proceeding that would result in such ineligibility. None of the Private Partnership, its Subsidiaries or any of their associated persons thereof is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

                  (q) Contracts. Except as Previously Disclosed or as otherwise provided in this Agreement, none of Public Partnership, Private Partnership, nor any of their Subsidiaries is a party to, and none of the properties or assets of Public Partnership, Private Partnership or any of their Subsidiaries is bound by, any Contract (i) which, upon the consummation of the Transactions or the approval of the holders of Private Partnership Units or Public Partnership Units of the Transactions will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Public Partnership, Private Partnership, Buyer, Buyer Parent, Surviving Private Partnership, Surviving Public Partnership, or any of their respective Subsidiaries to any officer or employee thereof; (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement; (iii) with or to a labor union or guild (including any collective bargaining agreement); (iv) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated upon the consummation of the Transactions or the approval of the holders of Private Partnership Units or Public Partnership Units of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) granting any material Encumbrance on any material asset of Public Partnership or Private Partnership or any of their Subsidiaries; (vi) that is a material contract with (A) General Partner or any of its Affiliates or (B) any current or former (to the extent that any obligations of Public Partnership or Private Partnership are outstanding under such contract) officer, director or employee of Public Partnership or Private Partnership or any of their Subsidiaries other than Previously Disclosed Compensation and Benefit Plans; (vii) under which General Partner, Public Partnership or Private Partnership or any of their Subsidiaries has borrowed or may borrow any money from, has guaranteed any borrowing by any Person, or issued or may issue any note, bond, debenture or other evidence of indebtedness to, any Person, or any other note, bond, debenture or other evidence of indebtedness of Public Partnership or Private Partnership or any of its Subsidiaries, in each case in excess of $5,000,000 individually and $15,000,000 in the aggregate; (viii) that is any material currency exchange, interest rate exchange, commodity exchange or similar contract; (ix) that is a contract for any material joint venture or similar arrangement; or (x) that is a contract that includes any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits to any material extent the freedom of Public Partnership, Private Partnership or any of their Subsidiaries to compete (geographically or otherwise) in any line of business or will, after the Closing, so limit competition by the Public Partnership Surviving Partnership, Private Partnership Surviving Partnership or their Subsidiaries (collectively, the "Seller Material Contracts"). Each of the Seller Material Contracts is valid, binding, in full force and effect, and is enforceable against Public Partnership, Private Partnership and/or their Subsidiaries, as the case may be, in accordance with its terms. As of the date hereof, neither Public Partnership, Private Partnership nor any of their Subsidiaries has received written or oral notice of cancellation of or default under or intent to cancel or call a default under any of the Seller Material Contracts. Public Partnership, Private Partnership and each of its Subsidiaries has performed all material obligations required to be performed by it to date under the Seller Material Contracts, and to Sellers' knowledge there exists no event or condition which (with or without notice or lapse of time or both) would be a breach or a default on the part of Public Partnership, Private Partnership or any of their Subsidiaries or on the part of the other party to such Seller Material Contracts.

                  (r) Insurance. Each insurance policy (including insurance policies and fidelity bonds relating to the Sponsored Investment Companies, and the assets, properties and employees of the Sellers and their Subsidiaries) and bond of the Sellers and their Subsidiaries is in full force and effect, all premiums due and payable thereon have been paid and none of the Sellers nor any of their Subsidiaries has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond.

                  (s) Technology and Intellectual Property. Each of the Sellers and their Subsidiaries and the Sponsored Investment Companies has (and upon consummation of the transactions contemplated hereby will have) ownership of, or such other rights by license, lease or other agreement in and to, all intellectual property necessary to conduct the business of the Private Partnership and its Subsidiaries and the Sponsored Investment Companies substantially in the manner presently conducted, and the consummation of the Transactions as contemplated hereby does not and will not conflict with, alter or impair any such ownership or rights. None of the Sellers or their respective Affiliates has granted any option or license of any kind to any third party relating to any technology or intellectual property owned, used, filed by or licensed to the Sellers or their Subsidiaries (and used in conducting the business of such entity) or the marketing or distribution thereof. All such material technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. None of the Sellers, their Subsidiaries or the Sponsored Investment Companies has, to the Seller's knowledge, infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, nor, to the Sellers' knowledge, has any other Person infringed on a continuing basis any rights that the Sellers or any of their Subsidiaries has in the intellectual property. Each of the Sellers, their Subsidiaries and the Sponsored Investment Companies owns or licenses all computer software developed or currently used by it which is material to the conduct of its business as currently conducted and has the right to use such software without infringing upon the intellectual property rights (including trade secrets rights) of any third party. None of the Sellers, any of their Subsidiaries or any of the Sponsored Investment Companies has received notice of any claim respecting any such violation or infringement.

                  (t) Environmental Matters. The Sellers and their Subsidiaries have complied in all material respects with all applicable Environmental Laws, and none of the Sellers or any of their Subsidiaries is subject to any actual or, to the knowledge of the Sellers, threatened investigation, claim or liability under any Environmental Law. "Environmental Law" means (i) any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances (as hereinafter defined), in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

                  (u) Opinion of Financial Advisor. CSFB has delivered to the board of directors of General Partner its opinion, dated the date hereof, accompanied by an authorization to include such opinion in the Proxy Statement to the effect that, as of the date of this Agreement, the Unit Price is fair, from a financial point of view, to the holders of Private Partnership Unitholders and Public Partnership Unitholders.

                  (v) Annualized Advisory Fee Revenues. The aggregate annualized investment advisory, investment management and subadvisory fees for all investment management accounts managed by the Subsidiaries of Private Partnership or by CGM and payable to such Persons (excluding such fees from Clients set forth in section 2.01(d) of the General Partner's Disclosure Schedule), determined as of April 30, 2000 in good faith in accordance with the methodology described and applied in section 3.03(v) of the General Partner's Disclosure Schedule, is approximately $539 million.

         3.04 Representations and Warranties of Buyer. Except as Previously Disclosed, each of the Buyer and Buyer Parent makes each of the following representations and warranties as to itself, Buyer, Public Partnership Merger Sub and Private Partnership Merger Sub, provided that no representation and warranty with respect or relating to Public Partnership Merger Sub or Private Partnership Merger Sub, as the case may be, will be deemed made until the Closing Date:

                  (a) Organization, Standing and Authority.

                           (i) It is duly organized or formed, validly
                  existing and, if organized in a jurisdiction recognizing the concept of good standing, in good standing under the laws of its jurisdiction of organization, as Previously Disclosed, with full power and authority to own, lease or operate its assets and to carry on its business as currently conducted;

                           (ii) it is duly qualified to do business and is
                  in good standing in each state of the United States where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified; and

                           (iii) prior to the date hereof, Buyer has made
                  available to Sellers a complete and correct copy, as of the date hereof, of the Constituent Documents of each such Person, in each case as amended to such date. As of the date hereof, each such Constituent Document is in full force and effect.

                  (b) Authority; Approval.

                           (i) It has all requisite corporate, partnership
                  or limited liability company power and authority and has taken all corporate, partnership or limited liability company action necessary in order to execute, deliver and perform its obligations under each of the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereby; and

                           (ii) each Transaction Document to which it is a
                  party is or, when executed and delivered in accordance with the terms thereof or of this Agreement and assuming the due authorization, execution and delivery by each other Person who is a party thereto, will be a valid and binding agreement of it, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights, and subject as to enforceability to general equity principles.

                  (c) Regulatory Filings; No Defaults.

                           (i) No consents, approvals, permits or
                  authorizations of, or notices, reports, registrations or other filings with, any Authority or third party are required to be made or obtained by it in connection with the execution, delivery or performance by any such Person of this Agreement or any other Transaction Document to which it is a party, or to consummate the transactions hereunder or thereunder except for filings to be made under the HSR Act, the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89, the filing of a notice with the Supervisory Board of Buyer Parent and the filings required pursuant to Sections 2.01(b) and 2.02(b); and

                           (ii) the execution and delivery by it of each of
                  the Transaction Documents to which it is a party does not, and, subject to the satisfaction of Section 3.04(c)(i) above, the consummation of the transactions thereunder will not, constitute or result in a breach or violation of, or a default under, the Constituent Documents of any such Person.

                  (d) Investment Company Act. As of the date hereof, neither Buyer Parent nor any Subsidiary of Buyer Parent has entered into any Contract (disregarding for this purpose any of the Transaction Documents) which would impose an "unfair burden" (within the meaning of Section 15(f) of the Investment Company
         Act) on any of the Sponsored Investment Companies of Private Partnership after the Closing.

                  (e) Brokers and Finders. Each of Buyer Parent and Buyer hereby represents and warrants that neither it, nor its Subsidiaries, nor any of its general partners, managing members, directors, managing directors, officers, or employees, if any, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with this Agreement or any of the Transactions other than Donaldson, Lufkin & Jenrette, which has been employed as a financial advisor to Buyer Parent and Buyer and the fees and expenses of which shall be borne by Buyer Parent and Buyer.

                  (f) Buyer Financing. Buyer Parent and Buyer have, or prior to the Public Partnership Effective Time will have, sufficient funds to enable it to pay the consideration required to be paid by the Buyer pursuant to Article II and to perform its obligations hereunder.

                                 ARTICLE IV

                                 COVENANTS

         4.01 Conduct Prior to Closing. Except as otherwise provided herein, each Seller shall, and each Seller shall cause each of its Subsidiaries to, conduct its business and each of their respective businesses, as the case may be, in the ordinary and usual course and use reasonable best efforts to preserve its business organization and their respective business organizations and assets intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated in any Transaction Document or as Previously Disclosed, each such Seller as to itself, shall not, and each Seller shall cause each of its Subsidiaries not to, do any of the following without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed:

                  (a) issue, sell, pledge, grant, allocate, dispose of or encumber any Equity Interests in it or any of its Subsidiaries or any options, warrants, conversion or other rights or understandings of any kind, contingent or otherwise, to purchase any such Equity Interests other than upon exercise of any Previously Disclosed outstanding Options in accordance with the terms of the Partnership Equity Plans;

                  (b) admit any new partner or member other than in the ordinary course of its business;

                  (c) directly or indirectly, adjust, split, combine or reclassify any of its or its Subsidiaries' Equity Interests or change or agree to change in any manner the rights of such Equity Interests or liquidate or dissolve any Seller or any of Sellers' Subsidiaries;

                  (d) declare, set aside, make or pay any dividend or other distribution in cash, stock or property in respect of its Equity Interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any of its Equity Interests, provided that (i) the Public Partnership and Private Partnership shall be permitted to make distributions required by Section 4.12 and (ii) Subsidiaries of Private Partnership shall be permitted to make distributions to Private Partnership;

                  (e) other than in the ordinary course of its business transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its or their material property or assets, tangible or intangible, or incur, modify, cancel or waive any material indebtedness or other liability or obligation;

                  (f) make, authorize or commit for any capital expenditures other than in the ordinary course of business of their respective businesses, as the case may be, or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, provided that the investment restrictions contained in this clause (f) shall not apply to investments committed to as of the date hereof and Previously Disclosed or made in the ordinary course of business;

                  (g) terminate, establish, adopt, enter into, or make any new grants or awards, under any Compensation and Benefit Plan or amend or otherwise modify any Compensation and Benefit Plan in a manner that would increase the benefits provided thereunder to any Executive Officer or, other than in the ordinary course of business consistent with prior practice, any other person;

                  (h) amend, supplement or restate its or any of its Subsidiaries' Constituent Documents, as the case may be, or enter into any Written Consents which in effect amend, supplement or restate such Constituent Documents;

                  (i) implement or adopt any change in any respect of its accounting practices, policies or principles other than as may be required by GAAP;

                  (j) enter into or renew or terminate any Seller Material Contract with any other Seller or any Affiliate or Subsidiary of any Seller, or make any amendment or modification to any such agreement if such entry, renewal, termination, amendment or modification would have a Material Adverse Effect on Public Partnership or Private Partnership;

                  (k) take any action that might reasonably be expected to be or to result in "an addition of a substantial new line of business" with respect to Public Partnership (within the meaning of Section 7704(g)(2) of the Code) or that might reasonably be expected to cause Public Partnership to cease to be an "electing 1987 partnership" under that section;

                  (l) settle any claim, action or proceeding involving any liability for money damages in excess of $1,500,000 or any material restrictions upon any of its operations;

                  (m) except as and to the extent required, after consultation with outside legal counsel, in the exercise of the fiduciary obligations of the Sellers, in the case of any Investment Company, request that any action be taken by any of the Investment Company Boards, other than as contemplated by this Agreement and other than routine actions taken in the ordinary course of business that would not materially adversely affect such Seller or Investment Company;

                  (n) voluntarily divest itself of management of any Client or any assets under management other than in the ordinary course of business;

                  (o) accelerate the billing or other realizations of advisory fees payable by Clients to Private Partnership or any of its Subsidiaries or delay the payment of liabilities beyond the ordinary course of business;

                  (p) except as required by Applicable Law, increase the compensation of any Executive Officer or, other than in the ordinary course of business consistent with prior practice, any other current or former employee, managing director, officer, director or consultant of the General Partner, Public Partnership, Private Partnership or their respective Subsidiaries, or enter into, adopt, amend or commit to enter into, adopt or amend any employment, consulting, severance, change of control or incentive pay agreement with or for the benefit of any Executive Officer or, other than in the ordinary course of business consistent with prior practice, any other current or former employee, managing director, officer, director or consultant of any such Person;

                  (q) take any action or fail to take any action that would or could reasonably be expected to result in any of the representations or warranties set forth in Section 3.03 of the Agreement being or becoming untrue (subject to the standard set forth in Section 3.02); or

                  (r) authorize or enter into an agreement to do any of the foregoing.

         4.02 Acquisition Proposals. Each of the Sellers agrees that it will not and will cause each of its Subsidiaries, if any, and its and any such Subsidiaries' respective executive officers and directors not to, and each such Seller agrees to direct its and any such Subsidiaries' employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to initiate or solicit directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders, members or unitholders) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any Equity Interests in, any Seller or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or directly or indirectly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Section 4.02 shall prevent any Seller or its managing member, general partner or management board from (A) in the case of Public Partnership or its management board or representatives, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or providing any other legally required disclosure to the partners of Private Partnership and Public Partnership; (B) providing information to, or engaging in any negotiations or discussions with, any Person who has made an unsolicited bona fide written Acquisition Proposal (i) if the board of directors of the General Partner, determines, in good faith after consultation with outside legal counsel, that providing such information and engaging in such discussions or negotiations is required to comply with its fiduciary duties under Applicable Law and (ii) if, prior to furnishing any non-public information to any such party, Private Partnership and/or Public Partnership, as applicable, shall have entered into a confidentiality agreement on customary terms as advised by outside legal counsel; or (C) recommending such an Acquisition Proposal to the members, partners or unitholders of such Seller and withdrawing the prior recommendation of this Agreement, if and only to the extent that, in each such case referred to in clause (B) or (C) above, the board of directors of the General Partner, determines, in good faith after consultation with outside legal counsel, that taking such action is required to comply with its fiduciary duties under Applicable Law (any such Acquisition Proposal, a "Superior Proposal"). Each Seller agrees that it will notify Buyer Parent and Buyer promptly (within twenty-four hours of receipt) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Buyer Parent and Buyer reasonably informed on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each such Seller shall, and shall cause each Subsidiary and each of such Sellers' and Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Buyer Parent and Buyer with respect to any of the foregoing.

         4.03 Retention and Other Compensation Related Matters. Prior to the Closing, Private Partnership shall implement an employee retention plan containing terms and provisions set forth on Exhibit A hereto. Buyer Parent agrees that it shall cause Private Partnership Surviving Partnership to honor the terms of such retention plan following the Closing and that it shall, or shall cause Private Partnership Surviving Partnership to, make available the funds that are necessary to make the payments under such retention plan.

         4.04 Filings, Other Actions; Notification.

                  (a) Each of the Sellers and Buyer shall cooperate with each other and shall cause their respective Subsidiaries to use their respective reasonable best efforts to, and propose to the Sponsored Investment Companies that they take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under the Transaction Documents and Applicable Law to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and any Authority in order to consummate the Transactions. Subject to Applicable Laws relating to the exchange of information, Buyer Parent, Buyer, Private Partnership, Public Partnership and General Partner shall, to the extent practicable, consult the other on and obtain consent with respect to all the information relating to Buyer Parent, Buyer or the Sellers, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any Authority or third party in connection with the Transactions and the parties hereto shall cooperate in such efforts. In exercising the foregoing right, Buyer Parent, Buyer and the Sellers shall act reasonably and as promptly as reasonably practicable.

                  (b) Buyer Parent, Buyer and each of the Sellers shall, upon request by another Party, cooperate with and furnish to such Party all information concerning itself, its Subsidiaries, general partners, members, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application required to be made by or on behalf of any of Buyer Parent, Buyer, the Sellers, or any of their respective Subsidiaries to any Authority in connection with the Transactions.

                  (c) To the extent that the rights of any Seller or any Subsidiary thereof under any agreement, including any Advisory Agreement, may not be assigned by operation of law or the terms of the applicable agreement without the consent or approval of another party thereto or terminates upon any such assignment, each of the Sellers shall use its reasonable efforts to obtain, and to cause its Subsidiaries, if any, to obtain, any such consent in accordance with this Section 4.04(c) and Section 4.06. Without limiting the generality of the foregoing, Private Partnership and each of General Partner and Public Partnership, as general partners of Private Partnership, as promptly as practicable shall
         (i) use, and use its reasonable best efforts to cause each Registered Investment Company to use, its reasonable best efforts to obtain, or cause to be obtained, the approval of the Investment Company Boards and the shareholders of such Registered Investment Company, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of a new Advisory Agreement for such Registered Investment Company with the applicable Subsidiary of Private Partnership serving as adviser or subadviser to such Registered Investment Company, such agreement containing terms (other than fee rates) that are not materially less favorable to such Subsidiary than terms contained in the Advisory Agreement existing on the date hereof and becoming effective upon the Closing, (ii) use its reasonable best efforts to cause each Registered Investment Company to prepare, file with and cause to be cleared by the SEC and all other Authorities having jurisdiction thereover, as promptly as practicable after the date hereof, all proxy solicitation materials required to be distributed to shareholders of the Registered Investment Companies with respect to the actions recommended for shareholder approval by the Investment Company Boards and (iii) use its reasonable best efforts to cause each Registered Investment Company to mail such proxy solicitation materials to such shareholders promptly after clearance by the SEC and cause to be submitted to a meeting of shareholders of such Registered Investment Company as soon as practicable after such mailing the proposals described in clause
         (ii) above, all such consents and such proxy solicitation, to be in form and substance reasonably satisfactory to Buyer and in compliance with Section 3.03(o).

         Each of (i) the proxy solicitation materials to be distributed to the shareholders of each Registered Investment Company in connection with the approvals described in Section 4.04 of this Agreement and (ii) the materials provided or to be provided to the applicable Investment Company Boards in connection with the approvals required in connection with this Agreement have provided or will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of all Applicable Law (including Section 14 of the Exchange Act and Sections 15, 20 and 36(b) of the Investment Company Act) in all material respects (except to the extent that information supplied by or on behalf of Buyer Parent or its Subsidiaries was incomplete) and such materials and information (except to the extent supplied by or on behalf of Buyer Parent or its Subsidiaries) will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be) any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading in any material respect, and will not omit to state any fact necessary in order to make the statements therein not false or misleading in any material respect or (with respect to information included in proxy statements) necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading in any material respect.

         4.05 Investment Company Matters.

                  (a) Buyer Parent and the Buyer acknowledge that each of the Sellers has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Each of Buyer Parent and the Buyer shall not take, and each of them shall use reasonable best efforts to cause its Affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly and indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement and the Transactions, and each of them shall not fail to take, and, after the Closing, shall use reasonable best efforts to cause each Affiliate of the Buyer Parent to not fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement and the Transactions. In that regard, each of Buyer Parent and the Buyer shall conduct its business and shall, subject to the applicable fiduciary duties to the Sponsored Registered Investment Companies, use its reasonable best efforts to cause each of its Affiliates to conduct its business so as to assure that, insofar as within the control of Buyer Parent, the Buyer or their respective Affiliates:

                           (i) for a period of three years after the
                  Closing, at least 75% of the members of the Investment Company Boards of each Sponsored Registered Investment Company are not (A) "interested persons" of the investment adviser of such Sponsored Registered Investment Company after the Closing, or (B) "interested persons" of the present investment manager of such Sponsored Registered Investment Company; and

                           (ii) for a period of two years after the
                  Closing, there shall not be imposed on any Sponsored Registered Investment Company an "unfair burden" as a result of the Transactions, or any terms, conditions or understandings applicable thereto;

         provided, however, that if Buyer Parent, Buyer or any of their Affiliates shall have obtained an order from the SEC exempting it from the provisions of Section 15(f), while still maintaining the "safe harbor" provided by Section 15(f), then this covenant shall be deemed to be modified to the extent necessary to permit Buyer Parent, Buyer and their Affiliates to act in a manner consistent with such SEC exemptive order.

                  (b) For a period of three years from the Closing, neither Buyer Parent nor Buyer shall, and Buyer Parent and Buyer shall use reasonable best efforts to cause their respective Affiliates not to, voluntarily engage in any transaction that would constitute an "assignment" of any Advisory Agreement with any Sponsored Registered Investment Company currently managed by any Private Partnership or its Subsidiaries to which Buyer Parent, the Buyer or any such Affiliate is a party, without first obtaining a covenant in all material respects the same as that contained in this Section 4.05. Notwithstanding anything to the contrary contained herein, the covenants of the Parties contained in this
         Section 4.05 are intended only for the benefit of the Parties and holders of their respective Equity Interests immediately prior to the Closing and for no other Person.

                  (c) The terms used in quotations in this Section 4.05 shall have the meanings set forth in Sections 2(a)(4), 2(a)(19) and 15(f) of the Investment Company Act.

         4.06 Advisory Agreements. If consent to the assignment or deemed assignment of an Advisory Agreement with Clients of Private Partnership or its Subsidiaries (other than Clients that are Registered Investment Companies) as a result of the Transactions is required by Applicable Law or by such Clients' Advisory Agreement, as soon as reasonably practicable following the date hereof, Private Partnership shall, and shall cause each of its Subsidiaries to, send a notice (the "Notice") informing such Clients of the Transactions, requesting written consent to the assignment of such Client's Advisory Agreement and informing such Client: (a) of the intention to complete the Transactions, which will result in a deemed assignment of such Advisory Agreement; (b) of Private Partnership's or its Subsidiaries' intention to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Client after the Closing; and (c) that the consent of such Client will be deemed to have been granted if such client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Notice without termination. Buyer agrees that consent for any Advisory Agreement with a Client (other than Clients that are Registered Investment Companies) to the assignment or deemed assignment resulting from the Transactions shall be deemed given for all purposes hereunder (i) if no consent is required under Applicable Law or the respective Advisory Agreement, (ii) upon receipt of the written consent requested in the Notice or (iii) if such consent is required under Applicable Law or the respective Advisory Agreement, and if the written consent requested in any Notice is not received within forty-five (45) days of mailing the Notice to a Client, to the extent permissible under Applicable Law and the applicable Advisory Agreement (provided, that such Client shall not have affirmatively stated to any of the Sellers or any of their Affiliates that it does not so consent or terminated its respective Advisory Agreement prior to the Closing) (the "Negative Consent Procedure"). Buyer shall be provided a reasonable opportunity to review all such consent materials to be used by Private Partnership and such Subsidiaries prior to distribution. Private Partnership and such Subsidiaries shall make available to Buyer copies of any and all substantive correspondence between them and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 4.06. Prior to the Private Partnership Effective Time, neither Buyer Parent, nor Buyer, nor any of their respective Affiliates shall contact, in writing or otherwise, any Client or any other Person who acts as an adviser to or "gatekeeper" for any Client without the prior written approval of General Partner.

         4.07 Taxation.

                  (a) From and after the Closing Date, all Tax examinations, audits and contests relating to periods or partial periods ending prior to or on the Closing Date relating to Private Partnership or any of its Subsidiaries (other than the Corporate Subsidiaries) or Public Partnership (such entities, the "Acquired Entities"), shall be controlled by Seller Parent; provided, however, that if any settlement of any such examination, audit or contest would materially and adversely impact a Tax return or Tax position of Buyer or any of its Subsidiaries with respect to a period or partial period beginning on or after the Closing Date, Seller Parent shall not enter into such settlement without the consent of Buyer which shall not be unreasonably withheld.

                  (b) Public Partnership and Private Partnership will prepare and file, or cause to be prepared and filed, all Tax Returns that include the business and operations of the Acquired Entities for any period or partial period ending prior to or on the Closing Date, subject to prior approval by Seller Parent.

                  (c) Each of the Acquired Entities (other than the Corporate Subsidiaries and any Subsidiary of Private Partnership that is a disregarded entity for United States federal income Tax purposes) shall make an election, or, if an election has previously been made, continue such election in effect, under
         Section 754 of the Code and any comparable provision of any other Tax law for the year in which the Closing occurs.

         4.08 Access; Information.

                  (a) Each of General Partner, Public Partnership and Private Partnership agrees that upon reasonable notice and subject to Applicable Laws relating to the exchange of information, it shall afford or cause its Subsidiaries to afford Buyer Parent, Buyer and the officers, employees, counsel, financial advisors, auditors, accountants and other authorized representatives of Buyer Parent and Buyer (collectively, the "Buyer Representatives"), such access throughout the period prior to the Closing to the books, records (including, without limitation, any Tax Returns and work papers of independent auditors), offices, properties and personnel of such Person, its Subsidiaries and any Sponsored Investment Company and to such other information as Buyer may reasonably request and, during such period, it shall promptly furnish or make available to Buyer Parent and Buyer and, at the request of Buyer Parent or Buyer, to any Buyer Representatives (i) a copy of each report, schedule and other document filed by it or its Subsidiaries pursuant to the requirements of federal or state securities laws, and (ii) all other financial and operating data and other information concerning the business, properties, assets and personnel of it and its Subsidiaries as Buyer Representative may reasonably request. Promptly following the date hereof, General Partner shall use its reasonable best efforts to provide its calculation of the Base Revenue Run-Rate, together with supporting details, to Buyer Parent.

                  (b) The provisions of the confidentiality agreement, dated as of May 12, 2000, among Public Partnership, Private Partnership, Seller Parent and Buyer Parent shall survive the execution of this Agreement and shall apply with respect to all information made available to Buyer Representatives pursuant to this Section 4.08.

         4.09 Publicity. The Parties hereby confirm that they have consented to the initial press releases announcing the execution of this Agreement to be released jointly by Public Partnership, Private Partnership and Buyer Parent and separately by Seller Parent. No Party hereto will issue, and each Party will use reasonable best efforts to cause its Affiliates not to issue, any additional press release or otherwise make any additional public announcement with respect to the Transactions without the prior consent of the other Parties, such consent not to be unreasonably withheld or delayed, except as and to the extent that such Party or any of its Affiliates determines in good faith that it is so obligated by Applicable Law, in which case such Party shall consult, to the extent practicable, with the other Parties prior to issuing such press release or making such public announcement.

         4.10 Takeover Statutes. If any Takeover Statute is or may become applicable to any of the Transactions, each of the Sellers and their respective boards of directors, general partners, managing members or managing boards, as applicable, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents, and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

         4.11 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Sellers shall, and shall cause each of its Subsidiaries, if any, to, and shall use its reasonable best efforts to cause each of the Sponsored Investment Companies to, and each of Buyer Parent and Buyer shall take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Laws, so as to fulfill all conditions and obligations on its part to be performed or fulfilled under the Transaction Documents, to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, and shall cooperate fully with each of the other Parties to that end.

         4.12 Pre-Closing Distributions. Public Partnership and Private Partnership shall distribute prior to the Closing the excess of (i) 80% of their respective operating cash flow with respect to the period beginning January 1, 2000 and ending on the Closing Date over (ii) the amount of their operating cash flow distributed between January 1, 2000 and the date of execution of this Agreement.

         4.13 Expenses. Each Party will bear all expenses incurred by it in connection with this Agreement and the Transactions; provided, however, that (i) Buyer shall bear 50% of the expenses incurred by Private Partnership and its Subsidiaries in connection with the solicitation of shareholders of Registered Investment Companies contemplated by Section 4.04(c) and (ii) Public Partnership and Buyer shall each bear 50% of the expenses incurred by Public Partnership in connection with the solicitation of Public Partnership Unitholders, as contemplated by Section 4.16.

         4.14 Subsidiary Action. To the extent that action on the part of a Subsidiary of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement, then each such obligation shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such necessary action.

         4.15 Unitholder Approval. Each of the Sellers shall take, in accordance with Applicable Law and each of their and Public Partnership's and Private Partnership's Constituent Documents, all action necessary to:

                  (a) convene appropriate meetings of Public Partnership Unitholders to consider and vote upon the approval and adoption of this Agreement, the Public Partnership Merger, and any other matters required to be approved by Public Partnership

         Unitholders for consummation of the Public Partnership Merger (including any adjournment or postponement thereof, the "Public Partnership Unitholders Meeting") as promptly as practicable after the Proxy Statement is cleared by the SEC; and

                  (b) obtain written consents of Private Partnership Unitholders to approve the adoption of this Agreement, the Private Partnership Merger, and any other matters required to be approved by Private Partnership Unitholders for consummation of the Private Partnership Merger as promptly as practicable after the date hereof.

General Partner, as general partner of Public Partnership and of Private Partnership, shall recommend (unless General Partner determines, in good faith after consultation with outside legal counsel, that it must not make such recommendation and/or must withdraw any prior recommendation in connection with the Public Partnership Merger, if it is to comply with its fiduciary duties under Applicable Law), and Public Partnership and Private Partnership shall take all reasonable, lawful action to solicit, such approval by Public Partnership Unitholders and by Private Partnership Unitholders.

         4.16 Proxy Statement. (a) Each of the Sellers shall cooperate with Public Partnership to, and Public Partnership shall, prepare a proxy statement to be filed by Public Partnership with the SEC in connection with the Public Partnership Merger (including all other proxy solicitation materials of Public Partnership, the "Proxy Statement"). Each of the Parties agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Proxy Statement; and, promptly after clearance by the SEC, Public Partnership shall mail the Proxy Statement to the Public Partnership Unitholders.

                  (b) Each of the Parties agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Public Partnership Unitholders and at the time of the Public Partnership Unitholders Meeting, contain any statement, which, at such times and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. Each of the Parties further agrees that if it shall become aware prior to the Closing of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties and to take the necessary steps to amend or supplement the Proxy Statement. All documents that Public Partnership is responsible for filing with the SEC in connection with the Public Partnership Merger will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act.

                  (c) Buyer shall have the right to review in advance and to approve all the information relating to Buyer and any of its Affiliates proposed to appear in the Proxy Statement or any amendment or supplement thereto submitted to the SEC in connection with the Transactions contemplated by this Agreement. In exercising the foregoing right, Buyer shall act reasonably and as promptly as practicable.

         4.17 Indemnification; Directors' and Officers' Insurance.

                  (a) Buyer agrees that from the Closing, and for a period of six (6) years thereafter, Buyer shall continue the benefits of any provision of any partnership, limited liability company or indemnification agreement pursuant to which any Seller, its Affiliates or any of their directors, officers, members, partners or other controlling persons is or may be entitled to exculpation or indemnification; and Buyer shall cause Public Partnership Surviving Partnership and Private Partnership Surviving Partnership to honor any such provision and to pay any amounts to which such Seller or any of such other Persons would properly be entitled thereunder; provided, however, that Seller Parent, General Partner and any other Subsidiary of Seller Parent (other than Public Partnership, Private Partnership and their Subsidiaries) and the directors and officers of Seller Parent and persons serving as directors or officers at the request of Seller Parent as of the date hereof shall not be entitled to be exculpated or indemnified pursuant to any such provision for claims, damages or costs to the extent resulting from any fact or circumstance that, between the date hereof and the Closing, constituted a breach by the Sellers of any representations or warranties contained in this Agreement.

                  (b) Buyer acknowledges that Public Partnership Surviving Partnership and Private Partnership Surviving Partnership intend to maintain directors' and officers' liability insurance policy with a financially sound carrier with terms, conditions, limits and deductions (or retentions) at least as favorable as carried as of the date of this Agreement for partners, members, managing members, directors and officers of Private Partnership and Public Partnership and for directors and officers of General Partner for claims arising from wrongful acts prior to the Closing and Buyer agrees that, for a period of six (6) years following the Closing, Buyer shall not take any affirmative action which causes the termination or cancellation of such insurance coverage unless Buyer shall replace such insurance coverage with comparable insurance coverage; provided, however, that Public Partnership Surviving Partnership and Private Partnership Surviving Partnership, considered in the aggregate, shall in no event be required to expend pursuant to this Section 4.17(b) more than an amount per year equal to 150% of the current premiums paid by Public Partnership and Private Partnership (such premiums having been Previously Disclosed), considered in the aggregate, for such insurance.

         4.18 Financial Obligations of Buyer Parent. CDC Finance agrees to cause Buyer Parent and Buyer to fullfill all of its financial obligations under this Agreement.

         4.19 Further Assurances. As of and following the Closing, consistent with the terms and conditions hereof, Buyer shall, and each of the Sellers shall and shall cause each of their respective Subsidiaries to, and shall use reasonable best efforts to cause its Affiliates (including for this purpose any Sponsored Investment Company) to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a Party may reasonably require in order to carry out any of the transactions contemplated by the Transaction Documents or for a Party to obtain the benefits contemplated by any of the Transaction Documents. Following the Closing Date, the Parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by Applicable Law with respect to the Transactions.


                                 ARTICLE V

                                 CONDITIONS

         5.01 Conditions to Each Party's Obligation to Effect the
Transactions. The respective obligation of each Party to effect the Transactions is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Governmental and Regulatory Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) the Commission of the European Union shall have approved the transaction contemplated by this Agreement under Regulation (EEC) No. 4064/89 of the Council of the European Union.

                  (b) Partnership Unitholder Approval. This Agreement and the Transactions shall have been duly approved by the affirmative vote of Public Partnership Unitholders and the affirmative vote or written consent of Private Partnership Unitholders to the extent required by Section 17-211 of the DE Partnership Law, other Applicable Laws and the Constituent Documents of Public Partnership and Private Partnership.

                  (c) No Injunction. No court or other Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions (collectively, an "Order").

         5.02 Conditions to Obligations of Buyer. The obligations of Buyer and Buyer Parent to effect the Transactions are also subject to the satisfaction, or waiver by Buyer at or prior to the Closing, of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of each of the Sellers set forth in Section 3.03, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Buyer shall have received a certificate of an executive officer of General Partner to such effect; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Section 3.03(d)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to the standard set forth in Section 3.02 or to any qualification as to materiality, Material Adverse Effect, substantiality or other words of qualification set forth in such representations or warranties, will have a Material Adverse Effect on Private Partnership, Public Partnership and their Subsidiaries, taken as a whole, or on Private Partnership Surviving Partnership, Public Partnership Surviving Partnership and their Subsidiaries, taken as a whole.

                  (b) Performance of Obligations of the Sellers. Each of the Sellers shall have performed in all material respects the obligations required to be performed by it under this Agreement and the other Transaction Documents at or prior to the Closing, and Buyer shall have received a certificate of an executive officer of General Partner to such effect.

                  (c) Compliance with Section 15(f) of the Investment Company Act. (i) At least seventy-five percent (75%) of the members of the Investment Company Boards of each Sponsored Registered Investment Company which has approved a new investment advisory contract shall not be "interested persons" (as such term is defined in the Investment Company Act) of that Subsidiary of Private Partnership Surviving Partnership that will act as investment adviser to such Investment Companies following the Closing, of Private Partnership or of any Affiliate of Private Partnership that was the investment adviser of any such Investment Company immediately preceding the Closing; and (ii) the requirements of Section 15(f)(1)(B) of the Investment Company Act shall have been complied with in that no "unfair burden" shall have been imposed on any of the Sponsored Registered Investment Companies as a result of this Agreement, the transactions contemplated hereunder, new Investment Company Advisory Agreements or otherwise.

                  (d) Continued Employment. At least 50% of the group Previously Disclosed shall have entered into an employment agreement, substantially in the form set forth on Schedule 5.02(d), with Buyer that is in full force and effect; and Buyer shall not be aware of any basis that would reasonably be expected to cause employment agreements with fewer than 50% of such group to be in full force and effect.

                  (e) Employment Agreements. Other than due to the death or disability of the employee party thereto, the employment agreements attached as Schedule 5.02(e), between Buyer and the individuals Previously Disclosed relating to the terms of employment of such individuals by Buyer shall be in full force and effect and Buyer shall not be aware of any basis that would reasonably be expected to cause any of such agreements to no longer be in full force and effect.

                  (f) Revenue Run-Rate. The Closing Revenue Run-Rate shall not be less than 80% of the Base Revenue Run-Rate.

                  (g) Third Party Consents. The Sellers shall have received all consents or approvals as may be necessary to be obtained from any third party in connection with the consummation of the Transactions (other than consents in respect of Advisory Agreements), unless the failure to obtain such consents or approvals, individually or in the aggregate, would not have a Material Adverse Effect on Public Partnership, Private Partnership and their Subsidiaries taken as a whole.

         5.03 Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Transactions is also subject to the satisfaction, or waiver by General Partner at or prior to the Closing, of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Buyer and Buyer Parent set forth in Section 3.04, subject to the standard set forth in Section 3.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and General Partner shall have received a certificate of an executive officer of Buyer to such effect.

                  (b) Performance of Obligations of Buyer. Each of Buyer, Buyer Parent, Public Partnership Merger Sub and Private Partnership Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement and the Transaction Documents at or prior to the Closing, and an officer of the General Partner shall have received a certificate of an executive officer of Buyer to such effect.

                                 ARTICLE VI

                                TERMINATION

         6.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to Closing by mutual written consent of Buyer and General Partner.

         6.02 Termination by Either Buyer or the Sellers. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by (i) Buyer or by (ii) General Partner if (a) the Transactions shall not have been consummated by December 31, 2000 (the "Termination Date"), whether such date is before or after the date of approval by the Public Partnership Unitholders or the Private Partnership Unitholders, (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable, or (c) this Agreement shall fail to receive the requisite vote for adoption by the Public Partnership Unitholders at the Public Partnership Unitholders Meeting or any adjournment or postponement thereof or shall fail to receive the requisite written consents for adoption by the Private Partnership Unitholders in accordance with the materials provided by General Partner to the Private Partnership Unitholders for the purposes of obtaining such written consent (or, if a meeting of the Private Partnership Unitholders is held to obtain such consent, if this Agreement shall fail to receive the requisite vote for adoption by the Private Partnership Unitholders at such meeting of any adjournment or postponement thereof); provided that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately and substantially contributed to the occurrence of the failure of the Transactions to be consummated.

         6.03 Termination by Buyer. This Agreement may be terminated by written notice provided by Buyer and the Transactions may be abandoned at any time prior to the Closing, whether before or after the approval by the Public Partnership Unitholders or Private Partnership Unitholders referred to in Section 5.01(b), if (i) General Partner shall have (A) failed to recommend or shall have withdrawn or adversely modified its approval or recommendation of this Agreement, (B) failed to reconfirm its recommendation of this Agreement or the Public Partnership Merger within five business days after a written request by Buyer to do so, (C) recommended to Public Partnership Unitholders or Private Partnership Unitholders an Acquisition Proposal or (D) a tender offer or exchange offer for 15% or more of the outstanding Public Partnership Units is commenced, and the General Partnership fails to recommend against acceptance of such tender offer or exchange offer by the Public Partnership Unitholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Public Partnership Unitholders) within the time period required pursuant to Rule 14e-2 of the Exchange Act, or (ii) there has been a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement that (x) would entitle Buyer to assert that the conditions to its obligations hereunder set forth in Section 5.02(a) or (b) have not been satisfied and (y) is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to the Party committing such breach.

         6.04 Termination by General Partner. This Agreement may be terminated by the written consent of General Partner and the Transactions may be abandoned:

                  (a) at any time prior to the approval of the Private Partnership Unitholders if (i) after receiving a bona fide Superior Proposal, the board of directors of General Partner determines, in good faith and after consulting with outside legal counsel, that taking such action is required to comply with its fiduciary duties under Applicable Law, (ii) the board of directors of General Partner notifies Buyer Parent and Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Buyer does not make, within five business days of receipt of the General Partner's written notification of its intention, an offer that the board of directors of General Partner determines, in good faith after consultation with its advisors, is at least as favorable, from a financial point of view, to the members, partners or unitholders, as the case may be, as the Superior Proposal and (iv) simultaneously with such termination such Seller pays or causes Private Partnership to pay to Buyer in immediately available funds the Termination Fee described in Section 6.06; or

                  (b) if at any time prior to the Closing there has been a breach by Buyer of any covenant, representation, warranty or agreement contained in this Agreement that (x) would entitle General Partner to assert that the conditions to its obligations hereunder set forth in Section 5.03(a) or (b) have not been satisfied and (y) is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the General Partner.

         6.05 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article VI, this Agreement (other than as set forth in Sections 6.06 and 7.01) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, controlling persons, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any wilful breach of this Agreement.

         6.06 Termination Fee.

                  (a) Upon the occurrence of a Fee Triggering Event, Private Partnership agrees to pay Buyer, and Buyer shall be entitled to payment of, a fee of $66.5 million (the "Termination Fee"). Except as provided in Section 6.04(a). Such payment shall be made to Buyer in immediately available funds within three business days after the occurrence of the Fee Triggering Event.

                  (b) The term "Fee Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

                           (i) this Agreement is terminated by the General
                  Partner pursuant to Section 6.04(a); or

                           (ii) this Agreement is terminated by Buyer
                  pursuant to Section 6.02(c) or 6.03(i) and, within 12 months after such termination, a Seller either (A) enters into a binding agreement with any Person providing for a transaction implementing an Acquisition Proposal or (B) consummates an Acquisition Proposal.

                  (c) General Partner shall notify Buyer promptly in writing of the occurrence of any Fee Triggering Event.

                  (d) The payment by the Public Partnership or Private Partnership of the Termination Fee required to be made by this
         Section 6.06 shall constitute liquidated damages for any breach by any of the Sellers (other than a willful breach by any of the Sellers) of this Agreement although a breach is not necessary for any payment to be required to be made under this Section 6.06.

                  (e) Each of the Sellers acknowledges that the agreements contained in this Section 6.06 are an integral part of the Transactions and that, without these agreements, neither Buyer nor any of its Subsidiaries would have entered into this Agreement or any of the other Transaction Documents; accordingly, if Private Partnership fails to promptly pay the amount due pursuant to this
         Section 6.06, and, in order to obtain such payment, Buyer or any of its Subsidiaries commences a suit which results in a judgment against the Sellers for the Termination Fee, the Private Partnership shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.


                                ARTICLE VII

                         MISCELLANEOUS AND GENERAL

         7.01 Survival. Each of the covenants of the Sellers and Buyer set forth in Sections 4.03, 4.05, 4.07, 4.08(b), 4.13, 4.14 (but only with respect to actions to be taken after Closing), 4.17 and 4.18 (but only with respect to actions to be taken after Closing) shall survive the consummation of the Transactions until the satisfaction of such covenants in accordance with each of their terms. Each of the representations and warranties of the Sellers and Buyer set forth in Sections 3.03 and 3.04, respectively, shall survive only until the Closing. Sections 3.03(n),

3.04(e), 4.09, 4.13, 6.05, 6.06, 7.01, 7.03, 7.04, 7.05, 7.06, 7.08 and
7.10 shall survive the termination of this Agreement. All other covenants and agreements in this Agreement shall not survive the termination of this Agreement.

         7.02 Waiver; Amendment. Prior to the Closing, any provision of this Agreement may be (i) waived by the Party benefitted by the provision,
(ii) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement or (iii) amended or modified by an agreement in writing among Buyer Parent, Buyer, General Partner, Public Partnership and Private Partnership and executed in the same manner as this Agreement, provided, that no such amendment or modification pursuant to clause (iii) shall (A) in the case of any such amendment or modification proposed after the Public Partnership Unitholders shall have approved this Agreement and the Public Partnership Merger at the Public Partnership Unitholders Meeting, alter or change the amount or kind of consideration to be received by Public Partnership Unitholders and holders of Private Partnership Units pursuant to this Agreement without such Party's consent, (B) reasonably be expected to materially impede or delay the consummation of any of the Transactions or (C) constitute a waiver of any provision of this Agreement other than in accordance with clause (i) of this Section 7.02.

         7.03 Governing Law and Venue; Waiver of Jury Trial.

                  (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such state (except to the extent mandatory provisions of U.S. federal law or the DE Partnership Law are applicable).

                  (b) Each Party (i) consents to submit itself to the personal jurisdiction of any federal court or New York State court located in the State and City of New York in the event any dispute arises out of or relates to the Transaction Documents or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens and (iii) agrees that it will not bring any action arising out of or relating to the Transaction Documents or any of the Transactions in any court other than a federal court or New York State court sitting in the State and City of New York.

                  (c) Each Party acknowledges and agrees that any controversy which may arise under the Transaction Documents or the Transaction is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the Transaction Documents or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver,
         (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into the Transaction Documents to which it is a Party by, among other things, the mutual waivers and certifications in this Section 7.03.

         7.04 Waiver of Sovereign Immunity. To the extent that Buyer Parent, Buyer, Public Partnership Surviving Partnership or Private Partnership Surviving Partnership has any sovereign immunity under the laws of France or any other country or in accordance with any international treaty to which the French Republic is a signatory or from which France is a non-signatory beneficiary, each of Buyer Parent, Buyer, Public Partnership Surviving Partnership or Private Partnership Surviving Partnership hereby waives the defense of sovereign immunity for all purposes, including, without limitation, defenses with respect to the commencement of litigation, court proceedings relating thereto, any pre-or post-award attachment, any pre-or post judgment attachment, or execution of any award or judgment.

         7.05 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile:

                  if to CDC Finance:

                  CDC Finance
                  56 Rue de Lille
                  Paris 75007 FRANCE
                  Attention:   Isabelle Bouillot
                  Facsimile:   33-1-40-49-7439
                  Telephone:   33-1-40-49-5450

                  with a copy to:

                  Adam D. Chinn, Esq.
                  Wachtell, Lipton, Rosen and Katz
                  51 W. 52nd Street
                  New York, New York  10019
                  Facsimile:   (212) 403-2000
                  Telephone:   (212) 403-1000

                  if to Buyer, Buyer Parent, Public Partnership
                  Merger Sub or Private Partnership Merger Sub:

                  CDC Asset Management
                  Immeuble Atlantique Montparnasse

                  7 Place des Cinq Martyrs du Lycee Buffon
                  BP 541, 75725 Paris Cedex 15 FRANCE
                  Attention:   Louise Laidi
                  Facsimile:   33-1-42-79-5320
                  Telephone:   33-1-42-79-5617

                  with a copy to:

                  Adam D. Chinn, Esq.
                  Wachtell, Lipton, Rosen and Katz
                  51 W. 52nd Street
                  New York, New York  10019
                  Facsimile:   (212) 403-2000
                  Telephone:   (212) 403-1000

                  if to Private Partnership or Public Partnership:

                  Nvest, L.P.
                  399 Boylston Street
                  Boston, Massachusetts 02116
                  Attention:   Jeffrey D. Plunkett
                  Facsimile:   (617) 578-1082
                  Telephone:   (617) 578-1925
                  with a copy to:

                  Ralph Arditi, Esq.
                  Skadden, Arps, Slate, Meagher
                    & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Facsimile:   (212) 735-2000
                  Telephone:   (212) 735-3000

                  if to General Partner prior to Closing:

                  Nvest Corporation
                  399 Boylston Street
                  Boston, Massachusetts 02116
                  Attention:   Jeffrey D. Plunkett
                  Facsimile:   (617) 578-1082
                  Telephone:   (617) 578-1925

                  with a copy to:

                  Ralph Arditi, Esq.
                  Skadden, Arps, Slate, Meagher
                    & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Facsimile:   (212) 735-2000
                  Telephone:   (212) 735-3000

                  if to General Partner after the Closing:

                  c/o Metropolitan Life Insurance Company
                  One Madison Avenue
                  New York, New York 10010
                  Attention:   Gary Beller
                  Facsimile:   (212) 679-4523
                  Telephone:   (212) 578-5899

                  with a copy to:

                  Ralph Arditi, Esq.
                  Skadden, Arps, Slate, Meagher
                    & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Facsimile:   (212) 735-2000
                  Telephone:   (212) 735-3000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         7.06 Entire Understanding; Third Party Beneficiaries. This Agreement and each of the other Transaction Documents represent the entire understanding of the Parties with reference to the Transactions and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Seller Parent shall be a third-party beneficiary with respect to Sections 4.07 and 4.09 of this Agreement.

         7.07 Obligations of Buyer. Whenever this Agreement requires a Subsidiary of Buyer Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer Parent to cause such Subsidiary to take such action.

         7.08 Transfer Taxes. All transfer (including real estate transfer), transfer gains, documentary, sales, use, stamp, registration and other such Taxes (including penalties and interest) incurred in connection with the Transactions, other than such Taxes that are the primary obligation of the partners of Public Partnership or Private Partnership under Applicable Law, shall be paid by Buyer when due.

         7.09 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

         7.10 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except with the consent of all of the Parties.

         7.11 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         7.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

                                CDC FINANCE


                                By:
                                     ---------------------------------------
                                     Name:  Isabelle Bouillot
                                     Title: Chief Executive Officer


                                CDC ASSET MANAGEMENT


                                By:
                                     ---------------------------------------
                                     Name:  Daniel Roy
                                     Title: President and Directoire


                                CDCAM NORTH AMERICA CORPORATION


                                By:
                                     ---------------------------------------
                                     Name:  Christian Fersing
                                     Title: Chief Executive Officer


                                CDCAM PARTNERSHIP, L.P.


                                By:  CDCAM North America, LLC, its general
                                     partner


                                     By:
                                        -------------------------------------
                                        Name:  Mireille Chetioui
                                        Title: Vice President


                                CDCAM PARTNERSHIP II, L.P.


                                By:  CDCAM North America, LLC, its general
                                     partner


                                     By:
                                         ------------------------------------
                                         Name:  Louise Laidi
                                         Title: Vice President

                                NVEST CORPORATION


                                By:
                                     ----------------------------------------
                                     Name:  Peter S. Voss
                                     Title: Chairman & Chief Executive Officer


                                NVEST, L.P.


                                By:  Nvest Corporation, its general partner


                                     By:
                                         -----------------------------------
                                         Name:  Peter S. Voss
                                         Title: Chairman & Chief Executive
                                                Officer


                                NVEST COMPANIES, L.P.


                                By:  Nvest Corporation, its managing general
                                     partner


                                     By:
                                          ----------------------------------
                                          Name:  Peter S. Voss
                                          Title: Chairman & Chief Executive
                                                 Officer

                                 APPENDIX B

             OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

            [Credit Suisse First Boston Corporation Letterhead]


Board of Directors
Nvest Corporation
      as General Partner of Nvest, L.P.
      as Managing General Partner of Nvest Companies, L.P.
399 Boylston Street
Boston, Massachusetts  02116



June 15, 2000

Dear Sirs and Mesdames:

You have asked us to advise you with respect to the fairness to the unitholders of Nvest Companies, L.P. (the "Company") and Nvest L.P. ("Nvest" and together with the Company, the "Companies") from a financial point of view of the consideration to be received by such unitholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 16, 2000 (the "Merger Agreement"), by and among CDC Finance, CDC Asset Management, CDCAM North America Corporation (the "Acquiror"), CDCAM Partnership, L.P. (the "Public Partnership Merger Sub"), CDCAM Partnership II, L.P. (the "Private Partnership Merger Sub"), Nvest Corporation, Nvest and the Company. The Merger Agreement provides for the mergers (the "Mergers") of the Public Partnership Merger Sub with and into Nvest and the Private Partnership Merger Sub with and into the Company, pursuant to which Nvest and the Company will each become a wholly owned subsidiary of the Acquiror, each outstanding unit of partnership interest of the Company will be converted into the right to receive $40 in cash, as may be adjusted pursuant to the terms of the Merger Agreement, and each outstanding unit of partnership interest of Nvest will be converted into the right to receive $40 in cash, as may be adjusted pursuant to the terms of the Merger Agreement.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Companies, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Companies and have met with management of the Company and Nvest to discuss the business and prospects of the Company and Nvest.

We have also considered certain financial and stock market data of the Company and Nvest, and we have compared those data with similar data for other publicly held companies in businesses similar to the Companies and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Companies' management as to the future financial performance of the Company and Nvest. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Nvest, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or Nvest.

We have acted as financial advisor to the Company and Nvest in connection with the Mergers and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Mergers.

Nvest Corporation, the general partner of Nvest, L.P. and the managing general partner of Nvest Companies, L.P., is an indirect subsidiary of Metropolitan Life Insurance Company ("Metropolitan Life"), in turn a subsidiary of MetLife, Inc. Metropolitan Life owns approximately 1% of the outstanding common stock of our parent, Credit Suisse Group. One of its officers and directors is a director of Credit Suisse Group. An officer of Metropolitan Life is a member of the Investment Committee of Credit Suisse First Boston International Equity Partners, L.P. Credit Suisse Group owns approximately 4% of the outstanding common stock of MetLife, Inc. We from time to time provide investment banking services and engage in transactions with MetLife, Inc. and its subsidiaries and receive customary fees for such services. During the past year, among other transactions, we acted as financial advisor to Metropolitan Life on a number of M&A assignments and as a financial advisor, managing underwriter and joint book-runner in the demutualization of Metropolitan Life and the related initial public offering of MetLife, Inc.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Nvest, MetLife, Inc., the Acquiror and its affiliates for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Nvest Corporation in connection with its consideration of the Mergers and does not constitute a recommendation to any unitholder of the Company or of Nvest as to how such unitholder should vote on the proposed Mergers.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the unitholders of the Company and of Nvest in the Mergers is fair to such unitholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION


By:   ____________________________

                                   PROXY
                                NVEST, L.P.
                            399 BOYLSTON STREET
                        BOSTON, MASSACHUSETTS 02116

                                   PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          OF NVEST CORPORATION, THE GENERAL PARTNER OF NVEST, L.P.
                   FOR THE SPECIAL MEETING OF UNITHOLDERS
                            ON SEPTEMBER 9, 2000

      The undersigned unitholder of Nvest, L.P. hereby appoints Peter S. Voss and Jeffrey D. Plunkett, or either of them, with full power of substitution, the proxy of the undersigned, to vote all units of Nvest, L.P. that the undersigned is entitled, in any capacity, to vote at the Special Meeting of Unitholders to be held on , 2000 and any and all adjournments or postponements thereof (the "Special Meeting"), with all powers the undersigned would possess if personally present, as follows:

      1. To approve the acquisition of Nvest, L.P. by CDC Asset Management pursuant to the Agreement and Plan of Merger, dated as of June 16, 2000 (the "Merger Agreement"), between Nvest Corporation, Nvest, L.P., Nvest Companies, L.P., CDC Finance, CDC Asset Management, CDCAM North America Corporation, CDCAM Partnership, L.P. and CDCAM Partnership II, L.P. through the merger of CDCAM Partnership, L.P. with and into Nvest, L.P., with Nvest, L.P. surviving (the "Nvest, L.P. Merger").

                              [  ] FOR      [  ]  AGAINST   [  ]  ABSTAIN



      2. To instruct Nvest Corporation to vote Nvest, L.P.'s interest in Nvest Companies, L.P. in favor of the merger of CDCAM Partnership II, L.P. with and into Nvest Companies, L.P. pursuant to the Merger Agreement (the "Nvest Companies, L.P. Merger").

                              [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN







(FACE OF PROXY CARD)
 ------------------


      This proxy, if properly executed and returned, will be voted in accordance with the instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE NVEST, L.P. MERGER AND VOTED TO INSTRUCT NVEST CORPORATION TO VOTE NVEST, L.P.'S INTEREST IN NVEST COMPANIES, L.P. FOR APPROVAL OF THE NVEST COMPANIES, L.P. MERGER.

      THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT DATED _________, 2000, RELATING TO THE SPECIAL MEETING.

      PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE whether or not you expect to attend the Special Meeting. You may nevertheless vote in person if you do attend.


                                  Date
                                      --------------------

                                  ------------------------
                                        Signature(s)


Note: Please sign this proxy exactly as name appears hereon. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporate officers or others signing in a representative capacity should indicate the capacity in which they are signing.



(REVERSE OF PROXY CARD)